      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           WINK COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                           7372                          94-3212322
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                          1001 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 337-2950
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MARY AGNES WILDEROTTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           WINK COMMUNICATIONS, INC.
                          1001 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 337-2950
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

          ARTHUR F. SCHNEIDERMAN, ESQ.                         CARY K. HYDEN, ESQ.
            HERBERT P. FOCKLER, ESQ.                           R. SCOTT SHEAN, ESQ.
                BETSEY SUE, ESQ.                                 LATHAM & WATKINS
        WILSON SONSINI GOODRICH & ROSATI                650 TOWN CENTER DRIVE, SUITE 2000
            PROFESSIONAL CORPORATION                       COSTA MESA, CALIFORNIA 92626
               650 PAGE MILL ROAD                                 (714) 540-1235
          PALO ALTO, CALIFORNIA 94304
                 (650) 493-9300

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
---------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED                              OFFERING PRICE                 REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..................           $60,000,000                       $16,680
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION -- JUNE 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
             , 1999

                               [INSERT WINK LOGO]

                           WINK COMMUNICATIONS, INC.

                                      SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

WINK COMMUNICATIONS:

- We provide a complete end-to-end system for low-cost electronic commerce on television.

- Wink Communications, Inc.
  1001 Marina Village Parkway
  Alameda, California 94501
  (510) 337-2950

PROPOSED SYMBOL & MARKET:

- WINK/Nasdaq National Market
THE OFFERING:

- We are offering           shares of our common stock and existing stockholders
  are offering           shares.

- The underwriters have an option to purchase an additional           shares
  from Wink to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

- We intend to use the proceeds from this offering for working capital and other general corporate purposes.

- Closing:           , 1999.

---------------------------------------------------------------------------------------------
                                                      Per Share           Total
---------------------------------------------------------------------------------------------
Public offering price (Estimated):                    $                   $
Underwriting fees:
Proceeds to Wink:
Proceeds to the selling stockholders:
---------------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                      DEUTSCHE BANC ALEX. BROWN
                                                BEAR, STEARNS & CO. INC.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                       [INSIDE COVER PAGES -- GATE-FOLD]

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    3
Risk Factors..........................    8
Forward-Looking Statements............   18
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Selected Consolidated Financial
  Data................................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24

                                        PAGE
Business..............................   34
Management............................   46
Certain Transactions..................   56
Principal and Selling Stockholders....   61
Description of Capital Stock..........   64
Shares Eligible for Future Sale.......   67
Underwriting..........................   69
Legal Matters.........................   71
Experts...............................   71
Additional Information................   71
Index to Consolidated Financial
  Statements..........................  F-1

                           -------------------------

     Wink is a registered trademark of Wink Communications, Inc. Wink Communications, the Wink Communications, Inc. logo, the stylized "i" logo, Wink Engine, Wink Broadcast Server, Wink Response Server, Wink Server Studio, Wink Response Network and Wink Enhanced Broadcasting are trademarks of Wink Communications, Inc. All other trade names and trademarks appearing in this prospectus are the property of their respective owners. As used in this prospectus and unless otherwise indicated, "Wink," "Wink Communications," the "Company," "we," "us" and "our" refer to Wink Communications, Inc. and its subsidiaries, collectively.

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of Wink have not changed since the date of this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                              WINK COMMUNICATIONS

     Wink Communications provides a complete end-to-end system for low-cost electronic commerce on television. Our system, Wink Enhanced Broadcasting, allows advertisers, merchants and broadcast and cable networks to create interactive enhancements to traditional television advertisements and programs. With a click of their remote control during an enhanced program or advertisement, viewers can purchase merchandise, or request product samples, coupons or catalogues. Similarly, viewers can use Wink to access program-related information, such as news, sports and weather, participate in votes and polls, and play along with gameshows. Our business plan is to derive the primary portion of our future revenues from transaction fees charged to advertisers and merchants for each purchase order or other request for information.

     Our immediate goal is to maximize the presence of Wink Enhanced Broadcasting in television households. To this end, we have established relationships with, and licensed our technology to, over 40 key participants from many segments of the television industry. In addition, we have agreed to share a portion of our transaction fees to provide incentives for industry participants to adopt and transmit Wink Enhanced Broadcasting. We currently have agreements with:

     - most of the major broadcast and cable networks, including NBC, CBS, ABC, The Weather Channel, CNBC, TBS, TNT, CourtTV, E!, Showtime, HBO, Lifetime, Nickelodeon/Nick-at-Nite, VH-1 and TNN;

     - five of the six largest cable operators in the United States, including AT&T/TCI, Time Warner Cable, Comcast Cable Communications, Cox Communications and Charter Communications;

     - the largest direct broadcast satellite operator in the United States, DirecTV;

     - the leading software company in the world, Microsoft Corporation;

     - several of the leading set-top box and television manufacturers, including General Instrument, Scientific Atlanta, Pioneer, Toshiba, Matsushita and Thomson Consumer Electronics; and

     - several national advertisers, including AT&T, Procter & Gamble, J. Walter Thompson USA, Inc. on behalf of Ford Motor Company, The Goodyear Tire & Rubber Company, Charles Schwab, Levi Strauss, The Clorox Company, Universal Pictures, General Electric and Wells Fargo.

     A number of key strategic and financial investors have invested in Wink, including set-top box and television manufacturers, such as General Instrument, Scientific Atlanta and Toshiba, as well as GE Capital and Vulcan Ventures (controlled by Paul Allen). In addition, in May 1999, Microsoft agreed to purchase 2,500,000 shares of our convertible preferred stock and to collaborate with us to develop, market and distribute Wink Enhanced Broadcasting on Microsoft's television platforms.

     We began the roll-out of our service in the United States in June 1998, and we currently serve viewers in select cable markets in California, Connecticut, Florida, Illinois, Missouri and Tennessee. In addition, Wink Enhanced Broadcasting has been offered by Wink licensees in Japan since October 1996.

MARKET OPPORTUNITY

     Television is one of the most pervasive communications media in society today. According to Nielsen Media Research, there were approximately 99 million television households in the United States in August 1998. Veronis Suhler & Associates, a television industry market research consultant, estimates that the average person in the United States watched approximately 1,600 hours of television (approximately 4.3 hours per day) in 1998. With recent advances in technology, new televisions and advanced analog and digital set-top boxes can provide a platform for interactive television. According to Paul Kagan Associates, a leading cable industry research firm, in 1998 there were approximately 30 million cable set-top boxes in use, of which approximately eight million were advanced analog or digital cable set-top boxes. By 2002, Paul Kagan Associates expects that the number of advanced analog and digital cable set-top boxes in use will increase to approximately 33 million.

     Television advertising is considered to be one of the most effective methods of building brand recognition and general consumer awareness of products and services. According to Veronis Suhler & Associates, the total amount spent on television advertising in the United States in 1998 was approximately $49 billion. Despite the fact that traditional television broadcasting, cable and direct broadcast satellite television systems do not provide an integrated means for viewers to respond to programs and advertisements, the Direct Marketing Association estimates approximately $91 billion of goods and services were purchased through direct response television programming and advertising in 1998. The Direct Marketing Association predicts this amount will grow to approximately $127 billion in 2002. In addition, we believe that electronic commerce conducted through television viewing devices will benefit from the rapid growth in internet online shopping, as consumers become more accustomed to purchasing goods and services electronically. We believe that an opportunity exists for a simple, immediate, inexpensive and automated method of responding to direct response advertising on television.

THE WINK EXPERIENCE

     The Wink service is free to viewers and easy-to-use which we believe will encourage broad and frequent usage. Viewers can receive Wink Enhanced Broadcasting through Wink-enabled televisions and new and existing advanced analog and digital set-top boxes. Many existing set-top boxes already installed in consumers' homes can be activated through a remote cable download to receive Wink Enhanced Broadcasting. To access a Wink enhancement, a television viewer simply clicks the remote control when the Wink icon appears on the screen. For example, with a few clicks of the remote control, Wink allows viewers to:

     - access additional information (graphics and text) about a specific news story from CNN Headline News;

     - respond to an offer for telecommunications services from AT&T;

     - access the local weather forecast instantly from The Weather Channel or find weather forecasts for other cities;

     - obtain coupons and product samples from Procter & Gamble or a new car brochure from Ford;

     - access real-time game scores on-demand or search for statistics relating to a specific sporting event while watching ESPN;

     - subscribe to HBO or Showtime upon seeing an advertisement; or

     - enter a virtual shopping mall which offers products for sale through dedicated interactive channels.

BUSINESS STRATEGY

     Our objective is to capitalize on the pervasiveness and popularity of television to create a mass market medium for sales lead generation and electronic commerce. Our strategy to achieve this objective consists of the following key elements:

     - increase the presence of Wink Enhanced Broadcasting in television households by promoting the deployment of Wink-enabled set-top boxes and television sets and the launch of the Wink service through these devices;

     - promote usage by offering viewers an easy-to-use, entertaining and informative interactive television experience;

     - expand the availability of Wink-enhanced direct response offers by working with our broadcast and cable network partners to enlist advertisers to add Wink enhancements to their television advertisements;

     - benefit multiple participants in the television industry by offering new opportunities for generating revenue and cost savings while preserving traditional revenue streams and customer relationships;

     - leverage relationships to encourage television industry participants to adopt Wink Enhanced Broadcasting; and

     - promote the Wink icon and the Wink brand to attract viewers.

     Our success will depend upon the broad acceptance of the concept of enhanced broadcasting by industry participants. Many of our agreements with industry participants do not contain firm commitments or may be subject to further negotiations. Because of the complex interrelationships among industry participants, failure to adopt Wink Enhanced Broadcasting by a significant industry participant or group of participants could impair our business and deter or preclude adoption by other industry participants.

     Wink was incorporated in California in October 1994 and will be reincorporated in Delaware prior to the closing of this offering. Our principal executive office is located at 1001 Marina Village Parkway, Alameda, California 94501 and our telephone number is (510) 337-2950.

                                  THE OFFERING

Common stock offered by:

     Wink...........................             shares
     Selling stockholders...........             shares
                       ---------------------------------------------------------
          Total.....................             shares

Common stock to be outstanding after
this offering.......................             shares

Use of proceeds.....................     For working capital and other general
                                         corporate purposes, including expansion
                                         of our sales and marketing efforts, our
                                         research and development activities and
                                         our viewer response system, the Wink
                                         Response Network. We will not receive
                                         any proceeds from the shares sold by
                                         the selling stockholders. See "Use of
                                         Proceeds."

Proposed Nasdaq National Market
symbol..............................     WINK

     The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of March 31, 1999 and excludes (i) 3,127,190 shares of common stock issuable upon exercise of outstanding options at March 31, 1999, (ii) 3,000,000 shares reserved for future issuance under our employee stock plans as of the date of this offering, and (iii) an aggregate of 2,180,700 shares of common stock subject to outstanding warrants at March 31, 1999, of which warrants to purchase 1,192,500 shares are expected to remain outstanding after this offering. The remaining warrants will expire if not exercised prior to the completion of this offering. Subsequent to March 31, 1999 and through April 30, 1999, additional options to purchase 51,000 shares were granted, outstanding options to purchase 1,000 shares were exercised, and additional warrants to purchase 500,000 shares were issued. Also excludes 2,875,000 shares of convertible preferred stock which investors have agreed to purchase prior to the date of this offering, subject to closing conditions. See "Capitalization," "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

     Generally, unless otherwise indicated, all information in this prospectus:

        - gives effect to the conversion of all of our currently outstanding preferred stock to common stock upon the closing of the offering;

        - gives effect to our reincorporation in Delaware, which will be completed prior to the date of the closing of this offering; and

        - assumes no exercise of the underwriters' over-allotment option.

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA

     The following table summarizes the consolidated financial data for our business. You should read the data set forth below together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes included elsewhere in this prospectus.

                                                                                   THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                MARCH 31,
                                          --------------------------------------   -------------------
                                           1995      1996      1997       1998       1998       1999
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues................................  $   100   $   348   $   619   $    517   $   141    $   339
Operating expenses(a)...................    2,320     6,484    10,275     15,212     2,976      6,051
Loss from operations....................   (2,220)   (6,136)   (9,656)   (14,695)   (2,835)    (5,712)
Net loss................................   (2,148)   (5,884)   (9,166)   (14,036)   (2,656)    (5,497)
                                          =======   =======   =======   ========   =======    =======
Net loss per share(b):
  Basic and diluted.....................  $ (0.37)  $ (0.91)  $ (1.25)  $  (1.57)  $ (0.33)   $ (0.55)
                                          =======   =======   =======   ========   =======    =======
  Weighted average shares...............    5,860     6,432     7,337      8,954     8,031      9,906
Pro forma net loss per share(b):
  Basic and diluted.....................                                $  (0.92)             $ (0.31)
                                                                        ========              =======
  Weighted average shares...............                                  15,198               17,712

                                                                  AT MARCH 31, 1999
                                                              -------------------------
                                                                           PRO FORMA
                                                              ACTUAL     AS ADJUSTED(C)
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $17,289       $
Working capital.............................................   13,932
Total assets................................................   19,735
Long-term obligations, less current portion.................      255           255
Total stockholders' equity..................................   15,786

---------------
(a) Operating expenses include non-cash charges for stock compensation and warrant amortization totaling $283,000, $4,000, $455,000, $1,256,000,
    $530,000 and $2,056,000 for the years ended December 31, 1995, 1996, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, respectively. See Notes 7, 8 and 9 of Notes to Consolidated Financial Statements.

(b) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the computation of historical and pro forma basic and diluted net loss per share and weighted average shares outstanding. Share information for all periods presented has been retroactively adjusted to reflect a 10-for-1 split of common stock and preferred stock in July 1995.

(c) As adjusted to reflect the sale of shares of common stock offered hereby, at
    an assumed initial public offering price of $    per share and the
    application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Underwriting."

                           -------------------------

                                  RISK FACTORS

     You should carefully consider the risks described below before buying shares in this offering.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

     Wink was incorporated in October 1994. Wink Enhanced Broadcasting was launched in Japan in October 1996 and in the United States in June 1998. Accordingly, we have a limited operating history, which makes the prediction of future results difficult. We have incurred significant net losses since inception and, at March 31, 1999, had an accumulated deficit of $36.8 million. To date, we have recognized minimal revenue and our ability to generate revenue is subject to substantial uncertainty. In addition, we currently intend to incur substantial operating expenses to fund additional technological development, sales, marketing, transaction processing and general activities. For example, we intend to spend approximately $20 to $25 million in the year ended December 31, 1999 on such expenses. As a result, we expect to incur substantial operating and net losses for the foreseeable future.

     Our prospects must be considered in light of the risks frequently encountered by companies in an early stage of development, particularly companies in new and evolving markets such as interactive television. Achieving and sustaining profitability will require:

     - widespread adoption of Wink Enhanced Broadcasting by multiple industry participants;

     - continued improvements to our technology and operations;

     - full implementation of the transaction processing systems in the Wink Response Network;

     - timely responses to competitive developments;

     - the attraction, retention and motivation of qualified employees; and

     - the firm establishment of the Wink brand.

If we fail to successfully meet any of these challenges, our financial performance may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

OUR FUTURE FINANCIAL RESULTS ARE SUBJECT TO UNCERTAINTY

     Our ability to forecast revenues is limited because of our brief operating history and the emerging nature of the market in which we compete. Currently, we derive revenue from license fees and engineering fees. In the future, however, we anticipate that our revenues will depend substantially on the level of viewer response activity which, in turn, is related to the amount of Wink-enhanced advertising and programming available. Our experience with viewer responses is extremely limited. Accordingly, our future revenue prospects, particularly those derived from viewer response activities, are subject to a high degree of uncertainty. Our expense levels are based largely on our operating plans and estimates of future revenue, and are to a large extent fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. As a result, a shortfall in actual revenues as compared to estimated revenues could have an immediate material adverse effect on our financial performance.

WE NEED TELEVISION VIEWERS TO ADOPT WINK ENHANCED BROADCASTING

     Our success will depend heavily upon broad acceptance of Wink Enhanced Broadcasting by television viewers. Viewers may not react favorably to Wink Enhanced Broadcasting for the following reasons:

     - they may feel that responding to Wink-enhanced programming and advertising is too complex or interferes with viewing television;

     - they may not be willing to incur the potential additional expense necessary to use Wink Enhanced Broadcasting to the extent other industry participants, such as set-top box manufacturers or cable operators, choose to charge viewers for the addition of Wink capabilities;

     - they may be concerned about security or privacy issues relating to the transmission of their personal information through an electronic medium; or

     - they may be unwilling or unable to respond to Wink advertising enhancements during the 30 second duration of a typical advertisement.

If significant numbers of viewers do not request information or purchase goods and services in response to Wink-enhanced programming and advertising, advertisers and merchants are likely to terminate their use of Wink-enhanced advertising or never adopt Wink Enhanced Broadcasting. Accordingly, a lack of response to Wink-enhanced programming and advertising by viewers would have a material adverse effect on our business, operating results and financial condition.

WE NEED ADVERTISERS AND MERCHANTS TO USE WINK-ENHANCED ADVERTISING BROADLY

     We intend to derive the primary portion of our revenues from fees paid to us by advertisers and merchants. If advertisers and merchants do not adopt Wink Enhanced Broadcasting and do not use it widely to market or sell their products, our business, operating results and financial condition will suffer.

     In addition, our business plan is premised upon receiving transaction fees from advertisers and merchants for each information request or purchase order made through Wink Enhanced Broadcasting. If advertisers and merchants are unwilling to pay for Wink-enhanced advertisements on a fee-per-transaction basis or are unwilling to pay our rates, we will not be able to achieve our business plan and, as a result, our business may suffer. Currently, we have no commitments for advertisements that provide for a fee-per-transaction.

     Under our "Charter Advertiser" program, our charter advertisers have agreed to use only reasonable efforts to add Wink enhancements to a specified number of their advertisements through various dates in 1999. We do not currently have any commitments for advertising beyond 1999. If we are unable to successfully negotiate favorable agreements with our charter advertisers and additional advertisers for periods beyond 1999, our business will suffer.

WE NEED CABLE AND DIRECT BROADCAST SATELLITE SYSTEM OPERATORS TO ACCEPT WINK ENHANCED BROADCASTING

     Our success will heavily depend on broad acceptance of Wink Enhanced Broadcasting by cable and direct broadcast satellite system operators. These operators typically have numerous potential new services to offer their subscribers and limited resources with which to implement these services. Accordingly, unless the operators view Wink Enhanced Broadcasting as sufficiently attractive relative to available alternative services, they may choose not to implement Wink Enhanced Broadcasting. Also, because many older model Wink-capable set-top boxes have insufficient memory capacity to include Wink enhancements without limiting the operation of existing or contemplated services, operators may be unwilling to offer the Wink services for these set-top boxes.

     Our agreements with cable system operators are limited and generally set forth only a framework and pricing for the operators' local cable systems to adopt Wink Enhanced Broadcasting, should they choose to do so. In many cases, actual deployment of Wink Enhanced Broadcasting may be subject to additional negotiation and agreement with each local system. As a result, we cannot predict with any certainty whether Wink Enhanced Broadcasting will be deployed in any new markets or, if deployed, the timing of the deployment.

     Similarly, our agreement with DirecTV does not require DirecTV to make Wink Enhanced Broadcasting available on all models of set-top boxes, or to any particular number of households or set-top boxes during the term of the agreement. In addition, to deploy Wink Enhanced Broadcasting through DirecTV, we must enter into separate agreements with the manufacturers of DirecTV-compatible set-top boxes. Although we have reached an agreement with the leading manufacturer of DirecTV compatible set-top boxes, we may not be able to negotiate agreements with other manufacturers on favorable terms, or at all.

     Wink Enhanced Broadcasting responses and purchase requests by cable subscribers may only be returned to cable operators if the cable operators deploy systems that enable transmission on a two-way basis. Cable system operators are under no obligation to deploy systems on a two-way basis. If cable system operators are unable or unwilling to deploy systems on a two-way basis, our business will suffer.

WE NEED BROADCAST AND CABLE NETWORKS TO OFFER WINK-ENHANCED PROGRAMMING

     Our viability will heavily depend on the willingness of broadcast and cable networks to adopt Wink Enhanced Broadcasting because Wink enhancements are only available to viewers of networks that have adopted Wink Enhanced Broadcasting. In addition, we rely on these networks to market Wink enhancements to their viewers. If the networks are unable or unwilling to market Wink Enhanced Broadcasting, our business will suffer.

     Currently, we have license agreements with 12 cable networks and three broadcast networks. These agreements generally commit the networks to use only reasonable efforts to air a specified amount of Wink-enhanced programming and do not require a Wink programming enhancement to be available at all times during this programming. In addition, NBC's commitment to air Wink-enhanced programming has expired, although NBC continues to air such programming. Moreover, our agreements allow the networks to select the programming to be enhanced at their discretion, and do not require the networks to employ enhanced broadcasting for all types of programming. Our agreements with networks are short-term (generally one to eight years) and generally can be terminated after one year. Some networks can also terminate their agreements with us early upon the occurrence of certain events, including our failure to achieve specific performance requirements. The termination of one or more of these agreements, or our failure to enter into a significant number of new agreements and to increase programming commitments substantially, may materially adversely affect our business.

WE NEED SET-TOP BOX AND TELEVISION MANUFACTURERS TO INCORPORATE OUR SOFTWARE INTO THEIR PRODUCTS

     Wink programming enhancements can only be viewed with an advanced analog or digital set-top box or television that has been activated with Wink software, either at the factory or through the download of software. Therefore, our viability will depend heavily on the wide-spread availability and use of advanced analog and digital set-top boxes and Wink-enabled televisions. Currently, in the United States, there are only a limited number of Wink-enabled televisions and Wink-enabled set-top boxes deployed.

     We have licensed Wink technology to General Instrument, Scientific Atlanta and Pioneer for incorporation into their digital and advanced analog cable set-top boxes and to Thomson Consumer Electronics for incorporation into their DirecTV-compatible set-top boxes. We are currently in negotiations to enter into license agreements with other manufacturers of DirecTV-compatible set-top boxes. We may not be able to enter into such agreements. In addition, our existing and future agreements with cable and DirecTV-compatible set-top box manufacturers may not result in the production, marketing, distribution or sale of a significant number of Wink-enabled set-top boxes. Moreover, any of these agreements may be terminated. If one or more of these manufacturers does not incorporate Wink technology into its products on a timely basis, or at all, our programming enhancements will not be accessible to a significant number of cable and DirecTV subscribers.

     We have entered into agreements with two television manufacturers regarding the incorporation of our technology into a limited number of their televisions for distribution in Japan and one television manufacturer regarding the incorporation of our technology into a limited number of televisions for distribution in the United States. However, these agreements generally do not contain firm commitments by the manufacturer to include Wink technology in any of their products.

WE HAVE COMMITTED TO PROVIDE MINIMUM REVENUES AND DEVELOPMENT FUNDS

     We have entered into agreements with Microsoft, cable and direct broadcast satellite system operators and other market participants to share with these entities a portion of revenues, if any, we generate from viewer responses to Wink Enhanced Broadcasting. For certain cable and direct broadcast satellite system operators, we have provided a minimum revenue guarantee if the operator meets a minimum volume threshold for Wink Engines deployed. These guarantees range from $2 to $5 per year per Wink-enabled home. In addition, we have made minimum revenue guarantees to Microsoft ranging from $2 to $4 per year per Wink-enabled device in which Microsoft controls the operating system, application environment and content and data services, in exchange for certain rights to process viewer responses to enhanced television offers. If Wink Enhanced Broadcasting fails to generate sufficient revenue to meet the guaranteed amount per Wink subscriber, we are required to pay the difference between the guaranteed amount and the amount actually earned by the operator or Microsoft. These liabilities may be substantial. See Notes 6 and 9 of Notes to Consolidated Financial Statements.

     We have also agreed to provide marketing and technical development funds to a number of cable and direct broadcast satellite system operators, contingent upon the commercial launch of Wink Enhanced Broadcasting. See Note 6 of Notes to Consolidated Financial Statements.

WE NEED CREATORS OF PROGRAMMING AND ADVERTISING TO CREATE HIGH-QUALITY CONTENT

     We believe that our future success depends, in part, on the development and integration of high-quality Wink Enhanced Broadcasting content. This development and integration depends, in part, on our ability to motivate advertisers, merchants, broadcast and cable networks and cable system operators to create and support content that viewers find useful and compelling. We believe that our primary means of motivating these industry participants is to develop a Wink Enhanced Broadcasting viewer base sufficiently large to justify investments in the development of such content. If we are not successful in developing this viewer base or otherwise motivating creators of programming and advertising, our business may suffer. See "Business -- Strategy."

WE ARE HEAVILY DEPENDENT ON THE EFFECTIVE AND RELIABLE PERFORMANCE OF OUR WINK RESPONSE NETWORK

     An essential part of our strategy is the generation of high volumes of commercial transaction traffic through the Wink Response Network in conjunction with related systems at broadcast and cable networks, cable and direct broadcast satellite system operators, advertisers and merchants. Consequently, the effective and reliable performance of the Wink Response Network systems and infrastructure is vital to our ability to:

     - attract and retain strategic partners;

     - initiate viewer response transactions;

     - increase the number of response transactions among television viewers;
       and

     - maintain satisfactory levels of customer service.

     The Wink Response Network has been developed and is currently being used to track viewer usage of Wink Enhanced Broadcasting. We have recently begun capturing and routing transaction responses on a very limited basis. We have no experience routing large numbers of transactions. Inability to successfully implement the required transaction-processing systems and associated infrastructure for the Wink Response Network by us or our strategic partners, or the subsequent occurrence of significant system interruptions or errors would materially adversely affect our business. We may also be required to change or upgrade the Wink Response Network in order to respond to changes in the information systems used by advertisers, merchants, networks or cable or direct broadcast satellite system operators. We may not be able to accurately predict the timing or rate of volume increases, if any, or be able to effectively implement system changes, expansion and upgrades in a timely manner.

     In addition, the ability to successfully process and route transactions depends largely on reliable and efficient operation of a complex network of computers and communications systems. The Wink Response Network is operated and maintained by General Electric Information Services ("GEIS") at a data center located in Rockville, Maryland and with a back-up center in Brookpark, Ohio. Although GEIS takes protective measures, it is still possible that damage, disruption or destruction could occur from fires, natural disasters, power losses, telecommunication failures, computer viruses, break-ins or other problems. In addition, disruption of data communications with other market participants could cause significant interruptions in transaction-processing and response-routing services. Furthermore, transmission of Wink Enhanced Broadcasting responses and purchase requests for cable subscribers is dependent on the deployment of enhanced store-and-forward or other return-path technology by cable system operators. Although our commercial success will be affected by the successful and timely completion of these infrastructure upgrades, cable system operators are under no obligation to us to undertake these deployments. Many of these upgrades may be subject to change, delay or cancellation. Each of the foregoing factors could materially adversely affect our business. See "Business -- Components of Wink Enhanced Broadcasting."

OUR QUARTERLY OPERATING RESULTS MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     In addition, our future quarterly operating results may fluctuate significantly due to a number of other factors, many of which are outside our control, including:

     - the amount of transaction-processing activity through the Wink Response Network;

     - pricing changes in the marketplace;

     - the timing and success of infrastructure upgrades necessary to support deployment by industry participants;

     - the impact of competitors' activities;

     - the timing of the change, if any, in the basis of our relationships with advertisers and merchants from a fixed flat fee arrangement to a fee-per-transaction arrangement;

     - seasonality of transaction processing activity, such as potentially reduced summertime activity when television viewing declines;

     - the ability to manage rapid growth and deployment, including hiring, training and retaining an adequate number of qualified personnel;

     - the effect of stock-based incentives provided to various industry participants; and

     - general economic conditions.

Due to the foregoing factors, it is possible that our operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of our common stock would likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY

     We face competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than Wink and which may be in a better position to compete in our industry. Current and potential competitors in one or more aspects of our business include television and other system software companies, interactive television system providers and multimedia authoring tool providers. We also face competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers.

     A number of companies are developing system software for the general interactive television market, including At Home Corporation, Intel Corporation, Liberate Technologies, Sun Microsystems, OpenTV, Inc. and Canal Plus. OpenTV and Canal Plus already offer products with features similar to Wink Enhanced Broadcasting for digital television. Intel and Liberate Technologies have developed technology that enables interactivity over analog or digital broadcasts. Many of these competitors have the support of, or relationships with, industry participants with which we also have relationships, which could adversely affect the extent of support these market participants give to Wink Enhanced Broadcasting. In addition, Microsoft, which has recently agreed to purchase 2,500,000 shares of our convertible preferred stock, subject to closing conditions, and to collaborate with us to develop, market and distribute Wink Enhanced Broadcasting on Microsoft television platforms, has been active in a variety of aspects of the interactive television market.

     There also are a number of interactive system providers that have developed proprietary software and hardware for adding interactivity to existing television technologies, including Gemstar International Group Limited, Worldgate Communications, Inc., Source Media and ACTV Inc. In addition, one or more of these entities might choose to pursue hardware-independent, cross-platform opportunities directly competitive with Wink Enhanced Broadcasting. If we are not able to compete successfully against current or future competitors, our business, operating results and financial condition will be materially adversely affected.

WE NEED TO ADAPT TO TECHNOLOGICAL CHANGE

     The interactive television field is still emerging. It may never be adopted or may be adopted with standards that are not compatible with the Wink Enhanced Broadcasting technology. The emerging nature of interactive television will require that we continually improve the performance, features and reliability of Wink Enhanced Broadcasting, particularly in response to competitive offerings. We may not be successful in responding quickly, cost-effectively and adequately to these developments. The introduction of new technologies or standards for enhanced broadcasting could render Wink Enhanced Broadcasting obsolete or unmarketable. In addition, the widespread adoption of new television technologies or standards, cable-based or otherwise, could require us to make substantial expenditures to modify or adapt our technology, products, services, network or business model. If we fail to adequately adapt to technological change, our business will suffer.

     Recently, several formal and informal industry groups have proposed competing standards for the language in which interactive programming and advertising should be written. While we may support other proposed standards in the future, we became an Early Adopter of the Advanced Television Enhancement Forum's ("ATVEF") proposal for an HTML based standard for enhanced television in the Summer of 1998. In conjunction with our agreement with Microsoft, we have accelerated the development of an ATVEF-compatible version of the Wink Broadcast Server and a means of capturing and generating Wink response packets from broadcast ATVEF-compatible applications. If we fail to adapt our products to the ATVEF standard or other widely-accepted new industry standards, our business will suffer.

WE NEED TO MANAGE OUR GROWTH

     Our development activities and operations have expanded rapidly since mid-1997, and significant further expansion will be necessary to meet our growing demands and to take advantage of market opportunities. Expansion has placed and will continue to place substantial strain on our managerial, operational and financial resources and systems. Some of our key personnel have been with Wink for less than two years, and additional key personnel may join the organization in the future. To manage our growth, we must successfully implement, improve and effectively utilize our operational and financial systems while aggressively expanding our workforce. We must also maintain and strengthen the breadth and depth of current strategic relationships while rapidly developing new relationships. Our existing or anticipated operational and financial systems may not be sufficient to support our growth, and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If potential growth is not adequately managed, our business will suffer.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our future success and performance is substantially dependent on the continued services and performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could materially adversely affect our business. We do not have long-term employment agreements with any of our key personnel. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly qualified technical, managerial, sales, marketing and customer service personnel. Competition for such personnel is intense.

WE ARE DEPENDENT ON SIGNAL TRANSMISSION

     We are dependent on broadcast and cable networks for the transmission of Wink programming enhancements to viewers along with the related television programming. Such enhancements are embedded within television signals transmitted by broadcast and cable networks, satellite program services and over-the-air broadcast television stations. Cable and direct broadcast satellite system operators who choose not to offer Wink Enhanced Broadcasting could attempt to remove the portion of the television signal containing the Wink enhancements or choose video programming transmission technology that does not preserve the Wink enhancements, thus preventing their subscribers with Wink-enabled television sets or set-top boxes from receiving these enhancements. Any increased costs or delays associated with finding alternative means to distribute our products and services to the potentially large number of customers who could be affected by such actions could materially adversely affect our business.

WE MAY BE EXPOSED TO INTELLECTUAL PROPERTY RELATED RISKS

     Our ability to compete is dependent in part upon our internally developed, proprietary intellectual property. We rely on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect our rights in our technology. We typically enter into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, and typically control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of our products is difficult. The steps we take may not prevent misappropriation of our technology or such agreements may not be enforceable. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could materially adversely affect our business.

     On August 6, 1998, John L. Berman, an individual, filed suit against us in the U.S. District Court in the Northern District of California, alleging that we infringed his patents for an interactive television graphics interface and for a method and apparatus for applying overlay images. If we fail to defend these allegations successfully, our business and financial performance may be adversely affected.

     In the future, we may receive other notices of claims of infringement of other parties' proprietary rights or claims for indemnification resulting from infringement claims. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and a diversion of resources with respect to the defense of any claims brought, which could materially adversely affect our operating results and financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products, which could materially adversely affect our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, a license under such circumstances may not be available on reasonable terms, if at all.

WE MAY BE EXPOSED TO YEAR 2000 COMPLIANCE RISKS

     During the next year, many electronic devices, systems and applications may not recognize calendar dates beginning in the Year 2000. This problem could force these devices, systems and applications to fail or create erroneous results. To address this problem, we have examined our internal systems and software and believe our internal systems are Year 2000 compliant. We are currently testing the Year 2000 compliance of our external software and hardware providers and third party network providers. If we or any of these providers fail to remedy any Year 2000 issues, or if viewers are unable to access or respond to Wink Enhanced Broadcasting due to Year 2000 problems of any television industry participants, we could experience a material loss of revenues that could materially adversely affect our business, results of operations and financial conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE FACE CERTAIN SECURITY RISKS

     A significant barrier to communications and commerce through Wink Enhanced Broadcasting is the need for secure transmission of confidential information, such as credit card numbers, over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. We intend to rely on third parties for call center operators and data center processing under confidentiality agreements, and we have no direct control over the confidentiality or security practices of these parties. Negligent or hostile actions by third parties or other events or developments may result in a compromise or breach of our current or future systems designed to protect customer transaction data. Any such compromise of security could materially adversely affect our reputation, business, operating results and financial condition and expose us to a risk of loss or litigation and potential liability. Moreover, concerns over the security of communications and commerce through enhanced broadcasting may inhibit the growth of enhanced broadcasting, especially as a means of conducting commercial transactions.

GOVERNMENT REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS

     The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Federal, state and local governmental agencies continue to oversee and adopt legislation and regulation over these industries, which may affect our business, market participants with which we have relationships or the acceptance of Wink Enhanced Broadcasting in general. Existing regulations were substantially affected by the passage of The Telecommunications Act of 1996. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that we will encounter. In addition, future legislation or regulatory requirements regarding privacy issues could be enacted to require notification to users that captured data may be used by marketing entities to target product promotion and advertising to that user. Any of these developments may materially adversely affect our business.

OWNERSHIP OF OUR STOCK IS CONCENTRATED

     Upon completion of this offering, the current directors, executive officers and principal stockholders of Wink and their affiliates will beneficially own
approximately      % of the outstanding common stock of Wink, based on shares
outstanding as of              , 1999. If the underwriters' over-allotment
option is exercised in full, these persons will own   %, based on shares
outstanding as of              , 1999. As a result of their ownership, the
directors, executive officers and principal stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Wink. See "Principal and Selling Stockholders" and "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     After this offering, we will have outstanding                shares of
common stock, based upon shares outstanding as of                , 1999. Of
these, the           shares sold in this offering will be freely tradeable. The
remaining                shares of common stock outstanding after this offering
will be available for sale, taking into account certain lock-up arrangements with the underwriters, in the public market as follows:

NUMBER OF SHARES                       DATE OF AVAILABILITY
       0           , 1999 (date of this prospectus)
       0           , 1999 (90 days after the date of this prospectus)
                   , 1999 (180 days after the date of this prospectus)
                   at various times thereafter upon the expiration of one-year holding periods

If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market, the market price of our common stock could fall. See "Shares Eligible for Future Sale" and "Underwriting."

OUR SECURITIES HAVE NO PRIOR MARKET

     Before this offering, there has not been a public market for our common stock. The initial public offering price will be determined by negotiations between Wink and the representatives of the underwriters. The trading market price of our common stock may decline below the initial public offering price. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS

     The majority of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. Our management may spend most of the proceeds from this offering in ways with which the stockholders may not agree. We cannot assure that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

OUR CHARTER DOCUMENTS CONTAIN CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of our charter documents, including the elimination of stockholders' ability to take actions by written consent and limitations on stockholders' ability to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing a change in control or management, which could adversely affect the market price of our common stock. In addition, our Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to fix the designations, rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Wink, thereby delaying, deferring or preventing a change in control of Wink. Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could materially adversely affect the market value of our common stock. See "Description of Capital
Stock -- Antitakeover Effects of Delaware Law and Certain Provisions of Wink's Certificate of Incorporation and Bylaws."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements regarding whether and the extent to which Wink Enhanced Broadcasting will be adopted by industry participants, and plans for the introduction of new products and services. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of advanced analog and digital set-top box use, increases in spending on direct response television advertising and the growth of electronic commerce. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described under the caption "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds we will receive from our sale of           shares of
common stock offered hereby are estimated to be approximately $     million.
This is based on an assumed initial public offering price of $     per share and
after deducting underwriting fees and expenses payable by us, which are
estimated at $          . We will receive additional net proceeds of up to
$          if the underwriters exercise their over-allotment option. We will not receive any proceeds from the sale of shares by the selling stockholders.

     We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including expansion of our sales and marketing efforts, research and development activities, and our viewer response network, the Wink Response Network. If necessary, we may also use a portion of the net proceeds of this offering to fund revenue guarantees to industry participants. The amounts actually expended by us for these purposes will depend upon a number of factors, including future revenue growth, the amount of cash generated by our operations and the progress of our efforts to establish Wink Enhanced Broadcasting as a television standard. We may also use a portion of the proceeds to acquire or invest in businesses, products or technologies that are complementary to Wink's, although there are no current commitments regarding any such acquisitions or investments.

     Pending such uses, we intend to invest the net proceeds from this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We do not currently anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain any future earnings for use in the expansion of our business and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our actual and pro forma as adjusted capitalization as of March 31, 1999. Our pro forma as adjusted capitalization gives effect to:

     - the conversion of all outstanding shares of preferred stock into 7,806,000 shares of common stock and certain amendments to our certificate of incorporation to be effected prior to the offering;

     - the issuance and sale of        shares of common stock offered by us in
       this offering; and

     - the application of the estimated net proceeds from the sale of our common
       stock based on an assumed initial public offering price of        per
       share and after deducting estimated underwriting fees and other offering expenses.

                                                                  AT MARCH 31, 1999
                                                              --------------------------
                                                                             PRO FORMA
                                                               ACTUAL       AS ADJUSTED
                                                                (DOLLARS IN THOUSANDS)
Cash, cash equivalent and short-term investments............  $ 17,289
                                                              ========       ========
Capital lease obligations, less current portion.............  $    255       $    255
                                                              --------       --------
Stockholders' equity
  Convertible preferred stock, $0.001 par value: issuable in series; 8,001,250 shares authorized actual, 5,000,000
     pro forma as adjusted; 7,806,000 shares issued and
     outstanding actual, none pro forma as adjusted(a)......         8             --
  Common stock, $0.001 par value: 30,000,000 shares
     authorized actual, 100,000,000 pro forma as adjusted;
     10,595,259 shares issued and outstanding actual,
               pro forma as adjusted(a)(b)..................        11
  Additional paid-in capital................................    53,972
  Stockholder notes receivable..............................    (1,046)        (1,046)
  Unearned compensation.....................................      (403)          (403)
  Accumulated deficit.......................................   (36,756)       (36,756)
                                                              --------       --------
          Total stockholders' equity........................    15,786
                                                              --------       --------
          Total capitalization..............................  $ 16,041       $
                                                              ========       ========

---------------
(a) Excludes 2,875,000 shares of convertible preferred stock which investors have agreed to purchase, subject to closing conditions, prior to the date of this offering.

(b) Excludes (i) 3,127,190 shares of common stock issuable upon exercise of outstanding options at March 31, 1999, at a weighted average exercise price of $3.86 per share, (ii) 3,000,000 shares reserved for future issuance under our employee stock plans as of the date of this offering, and (iii) an aggregate of 2,180,700 shares of common stock subject to outstanding warrants at March 31, 1999, at a weighted average exercise price of $8.08 per share, of which warrants to purchase 1,192,500 shares of common stock are expected to remain outstanding after the offering. Warrants to purchase the remaining 988,200 shares of common stock, at a weighted average exercise price of $7.24 per share, will expire if not exercised prior to the completion of the offering. Subsequent to March 31, 1999 and through April 30, 1999, options to purchase 1,000 shares of common stock were exercised at a weighted average exercise price of $0.40 per share. In addition, during this period, we granted additional options to purchase an aggregate of 51,000 shares of common stock under our 1994 Stock Plan at a weighted average exercise price of $8.00 per share and additional warrants to purchase 500,000 shares at an exercise price of $12.00 per share. See "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

     As of March 31, 1999, our pro forma net tangible book value was $15,786,000, or $0.86 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities divided by the pro forma number of shares of common stock outstanding after giving effect to the conversion of all outstanding preferred stock into 7,806,000 shares of common stock upon the completion of this offering. After giving effect to the issuance and sale of the shares of common stock offered in this offering at an assumed initial public offering price of
$     per share (after deducting estimated underwriting fees and other offering expenses payable by us), our adjusted pro forma net tangible book value as of
March 31, 1999, would have been $     or $     per share. This represents an
immediate increase in the pro forma net tangible book value of $     per share
to existing stockholders and an immediate dilution of $     per share to new
investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share before the
     offering...............................................    $0.86
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
                                                                -----
Adjusted pro forma net tangible book value per share after
  the offering
                                                                         -----
Dilution per share to new investors.........................             $
                                                                         =====

     The following table summarizes, as of March 31, 1999, the difference between the existing stockholders and the purchasers of shares of common stock
in this offering (at an assumed initial public offering price of $     per
share) with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price paid per share.

                                                                                        AVERAGE
                                                                                         PRICE
                                         SHARES PURCHASED       TOTAL CONSIDERATION    PER SHARE
                                       ---------------------    -------------------    ---------
                                         NUMBER      PERCENT    AMOUNT     PERCENT
Existing stockholders..............                        %    $                %      $
New investors......................
                                       ----------     -----     ------      -----
          Total....................                   100.0%    $           100.0%
                                       ==========     =====     ======      =====

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 1999 or of certain warrants that will remain outstanding after this offering. As of March 31, 1999, (i) 3,127,190 shares of common stock were issuable upon exercise of outstanding options at a weighted average exercise price of $3.86 per share and (ii) an aggregate of 2,180,700 shares of common stock were issuable upon exercise of warrants at a weighted average exercise price of $8.08 per share, of which warrants to purchase 1,192,500 shares of common stock are expected to remain outstanding after this offering. The warrants to purchase the remaining 988,200 shares of common stock, at a weighted average exercise price of $7.24 per share, will expire if not exercised prior to the completion of this offering. In addition, we have reserved 3,000,000 additional shares for future issuance under our employee stock plans as of the date of this offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

     Subsequent to March 31, 1999 and through April 30, 1999, options to purchase 1,000 shares of common stock were exercised at a weighted average exercise price of $0.40 per share. In addition, during this period, we granted additional options to purchase an aggregate of 51,000 shares of common stock under our 1994 Stock Plan at a weighted average exercise price of $8.00 per share and additional warrants to purchase 500,000 shares at an exercise price of $12.00 per share. In addition, in May and June 1999, new investors agreed to purchase 2,875,000 shares of convertible preferred stock prior to the date of this offering, subject to closing conditions. See "Management -- Employee Benefit Plans" and Notes 2, 7, 8 and 9 of Notes to Consolidated Financial Statements.

     Also, the second table on this page does not give effect to sales of shares by the selling stockholders. Sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to
shares, or      % of the shares outstanding, and will increase the number of
shares held by new investors to           shares, or      % of the shares
outstanding.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and notes thereto and other financial information included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from, and are qualified by reference to, our audited Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from October 7, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited Consolidated Financial Statements, which are not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from unaudited Consolidated Financial Statements included in this prospectus, which have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of such information. Historical results are not necessarily indicative of results for any future period.

                                        OCTOBER 7,
                                           1994
                                       (INCEPTION)
                                         THROUGH                                                 THREE MONTHS
                                       DECEMBER 31,          YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                       ------------   --------------------------------------   -----------------
                                           1994        1995      1996      1997       1998      1998      1999
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Licenses -- related parties........     $   --      $    --   $    --   $   384   $    174   $    40   $    71
  Licenses -- third parties..........         --           --        --        --        224         2        89
  Services -- related parties........         --          100       155       148         --        --       179
  Services -- third parties..........         --           --       193        87        119        99        --
                                          ------      -------   -------   -------   --------   -------   -------
         Total revenues..............         --          100       348       619        517       141       339
                                          ------      -------   -------   -------   --------   -------   -------
Costs and expenses:
  Cost of services -- related
    parties..........................         --           98       323       162         --        --        90
  Cost of services -- third
    parties..........................         --           --       235       376        513        70        --
  Research and development...........          4          786     2,595     4,313      6,345     1,256     1,931
  Sales and marketing................         10          689     2,263     3,198      4,732       788     1,127
  General and administrative.........         11          464     1,064     1,771      2,366       332       847
  Stock-based costs and
    expenses(a)......................         --          283         4       455      1,256       530     2,056
                                          ------      -------   -------   -------   --------   -------   -------
         Total costs and expenses....         25        2,320     6,484    10,275     15,212     2,976     6,051
                                          ------      -------   -------   -------   --------   -------   -------
Loss from operations.................        (25)      (2,220)   (6,136)   (9,656)   (14,695)   (2,835)   (5,712)
Interest and other income............         --           72       279       684        813       219       242
Interest expense.....................         --           --       (27)     (194)      (154)      (40)      (27)
                                          ------      -------   -------   -------   --------   -------   -------
Net loss.............................     $  (25)     $(2,148)  $(5,884)  $(9,166)  $(14,036)  $(2,656)  $(5,497)
                                          ======      =======   =======   =======   ========   =======   =======
Net loss per share(b):
  Basic and diluted..................     $(0.01)     $ (0.37)  $ (0.91)  $ (1.25)  $  (1.57)  $ (0.33)  $ (0.55)
                                          ======      =======   =======   =======   ========   =======   =======
  Weighted average shares............      5,100        5,860     6,432     7,337      8,954     8,031     9,906
Pro forma net loss per share(b):
  Basic and diluted..................                                               $  (0.92)            $ (0.31)
                                                                                    ========             =======
  Weighted average shares............                                                 15,198              17,712

                                                                  AT DECEMBER 31,                 AT MARCH 31,
                                                     ------------------------------------------   ------------
                                                     1994    1995     1996     1997      1998
                                                                   (IN THOUSANDS)                     1999
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $184   $2,909   $4,157   $ 8,530   $16,892     $14,294
Short-term investments.............................    --       --       --     5,452     4,441       2,995
Working capital....................................   (83)   2,218    2,886    11,367    17,443      13,932
Total assets.......................................   260    3,317    5,642    15,629    23,920      19,735
Long-term obligations, less current portion........    --       --    1,114       767       365         255
Stockholders' equity (deficit).....................    (9)   2,530    3,135    11,925    19,125      15,786

---------------
(a) Stock-based costs and expenses include non-cash charges for stock compensation and warrant amortization. See Notes 7, 8 and 9 of Notes to Consolidated Financial Statements.

(b) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the computation of historical and pro forma basic and diluted net loss per share and weighted average shares outstanding. Share information for all periods presented has been retroactively adjusted to reflect a 10-for-1 split of common stock and preferred stock in July 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, our Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements relating to future events and our future financial performance, each of which involves risks and uncertainties. These events and our actual results could differ materially from those described in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     Wink Communications provides a complete end-to-end system for low-cost electronic commerce on television. Wink Enhanced Broadcasting allows advertisers, merchants and broadcast and cable networks to create interactive enhancements to traditional television advertisements and programs. With a click of their remote control during an enhanced program or advertisement, viewers can purchase merchandise or request product samples, coupons or catalogues. Similarly, viewers can use Wink to access program-related information, such as news, sports and weather, participate in votes and polls, and play along with game shows. Our business plan is to derive the primary portion of our future revenues from transaction fees charged to advertisers and merchants for each purchase order or other request for information.

     Wink Communications was founded in 1994 and our activities to date have consisted of:

     - developing and adapting our technology for operation in televisions and advanced analog and digital set-top boxes;

     - licensing our Wink Studio authoring tool software to major broadcast and cable networks, third-party developers and advertisers to enable them to develop Wink Enhanced Broadcasting;

     - licensing our Wink Server software to broadcast and cable networks and cable system operators to incorporate Wink enhancements into their television programming;

     - developing the Wink Response Network for collecting and managing responses to Wink Enhanced Broadcasting;

     - marketing the concept of Wink Enhanced Broadcasting and establishing the Wink brand; and

     - establishing relationships with and licensing our technology to key television industry participants.

     We began the roll-out of our service in the United States in June 1998, and we currently serve viewers in select cable markets in California, Connecticut, Florida, Illinois, Missouri and Tennessee. In addition, Wink Enhanced Broadcasting has been offered by Wink licensees in Japan since October 1996.

     Revenues. Through March 31, 1999, our revenues were derived from license fees relating to the Wink Engine and Wink Studio software, non-recurring engineering fees under agreements to port the Wink Engine software to various televisions and set-top boxes and service fees relating to software installation and post-installation customer support. We recognize software license revenues relating to the Wink Engine on a "sell-through" basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. License fees from Wink Studio software are recognized ratably over the term of the subscription license agreement. Non-recurring engineering fees are recognized using the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services are recognized as services are provided, and post-installation customer support fees are recognized ratably over the term of the support agreement. Fees received in advance of revenue recognition are included on the balance sheet as deferred revenue.

     Our business plan is to derive the primary portion of our future revenues from the Wink Response Network by charging transaction fees to advertisers and merchants for each information request or purchase order obtained from viewers who respond to Wink Enhanced Broadcasting. We may also derive revenue in the future from sales of products by Wink through our dedicated interactive channels. As a result, we do not expect that non-recurring engineering services will represent a significant component of future revenues. The Wink Response Network has been developed and was activated on a limited basis in the second half of 1998. However, no transaction fee revenue has been recognized to date. All advertising agreements in place as of May 1999 provide for a flat fee to be paid to Wink without any per transaction fees. These fees are recognized ratably over the life of the agreement.

     We have entered into agreements with Microsoft, cable and direct broadcast satellite system operators and other market participants to share with these entities a portion of revenues, if any, we generate from viewer responses to Wink Enhanced Broadcasting. For Microsoft and certain cable and direct broadcast satellite system operators, we have provided a minimum revenue guarantee. Any amounts payable to third parties in future periods resulting from revenue sharing or revenue guarantees will be included in cost of services. See Notes 6 and 9 of Notes to Consolidated Financial Statements.

     We expect that, in future periods, revenues may also be derived from the Wink Broadcast Server and Wink Server Studio applications. These applications are being offered to customers under monthly license fee arrangements with terms ranging from one to five years, with periodic fee increases based upon changes in the Consumer Price Index and other events. Revenues derived from such arrangements will be recognized ratably over the term of the subscription license agreement.

     We have incurred net losses since inception and, at March 31, 1999, had an accumulated deficit of approximately $36.8 million. We may never achieve favorable operating results or profitability. See "Risk Factors -- We have a history of losses and expect future losses." In addition, our future quarterly operating results may fluctuate significantly due to a number of factors, many of which are outside of our control. See "Risk Factors -- Our quarterly operating results may be subject to significant fluctuations" and "Risk
Factors -- Our future financial results are subject to uncertainty."

     Cost of Services. Cost of services is composed primarily of direct engineering labor and materials associated with our arrangements to provide non-recurring engineering services. In future periods, cost of services is also expected to include costs of providing installation services, the portion of transaction fees shared with third parties, cost of merchandise sold directly by Wink through dedicated interactive channels and the costs of operating the Wink Response Network, including processing and telecommunication costs.

     Research and Development. Research and development expense includes costs associated with our engineering and operations departments, including personnel costs, allocated facilities-related expenses and payments to third-party consultants. We expect research and development expense to increase in the future as additional personnel are hired to support anticipated growth.

     Sales and Marketing. Sales and marketing expense includes salaries, consulting fees, travel-related costs, advertising expenses and allocated facilities-related expenses associated with our cable sales, consumer marketing and content departments. In future periods, sales and marketing expense is expected to increase significantly and to include costs incurred by our customer service center to register and respond to inquiries from Wink television viewers, costs of marketing materials, commercial spots and training for the launch of Wink Enhanced Broadcasting in new cable systems, as well as costs of sales performance incentives to various consumer electronics retailers to encourage them to register their customers as Wink users.

     General and Administrative. General and administrative expense includes administrative and executive personnel costs, allocated facilities-related expenses and other administrative costs. We expect general and administrative expense to increase in the future as additional personnel are hired to support anticipated growth.

     Stock-Based Costs and Expenses. Stock-based costs and expenses include compensation charges associated with the amortization of unearned compensation related to certain stock option grants, sales of restricted stock to employees and warrants granted for services rendered to Wink.

RESULTS OF OPERATIONS

     Since inception, we have been engaged primarily in the development and licensing of Wink Enhanced Broadcasting. Accordingly, our historical results of operations are not indicative of and should not be relied upon as an indicator of future performance.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

     REVENUES

     Total revenues increased 140% to $339,000 for the three months ended March 31, 1999, compared to $141,000 for the three months ended March 31, 1998. The increase was related primarily to a $179,000 increase in non-recurring engineering revenue from a related party. These increases were partially offset by a decrease in installation and training revenue. During the first three months of 1999, transactions with Toshiba accounted for 73% of our total revenues.

     COSTS AND EXPENSES

     Total costs and expenses increased 103% to $6.1 million for the three months ended March 31, 1999, compared to $3.0 million for the three months ended March 31, 1998. The increase was primarily a result of increased stock-based costs and expenses and additional operating costs associated with the development, testing and deployment of Wink Engine software, the Wink Broadcast Server software and the Wink Response Network, as well as sales and marketing expenses. We believe that costs and expenses will continue to increase as we expand our operations and sales and marketing efforts.

     Cost of Services. Cost of services increased 29% to $90,000 for the three months ended March 31, 1999 from $70,000 for the three months ended March 31, 1998, reflecting the recognition of non-recurring engineering expenses related to the performance of such services.

     Research and Development. Research and development expense increased 54% to $1.9 million for the three months ended March 31, 1999 from $1.3 million for the three months ended March 31, 1998, as additional engineering and operations personnel costs were incurred to support increased product deployment activities.

     Sales and Marketing. Sales and marketing expense increased 43% to $1.1 million for the three months ended March 31, 1999 from $788,000 for the three months ended March 31, 1998. The increase was primarily due to increased personnel costs in 1999.

     General and Administrative. General and administrative expense increased 155% to $847,000 for the three months ended March 31, 1999 from $332,000 for the three months ended March 31, 1998. The increase was primarily related to the hiring of administrative and executive personnel to support anticipated future growth and to $82,000 of costs in the three months ended March 31, 1999 associated with our planned initial public offering that was postponed at the beginning of 1999.

     Stock-based Costs and Expenses. Stock-based costs and expenses increased 288% to $2.1 million for the three months ended March 31, 1999 from $530,000 for the three months ended March 31, 1998. The increase was primarily due to the 1999 issuance of warrants to purchase common stock to a broadcast company and to an affiliate of another broadcast company. Unearned compensation at March 31, 1999 totaled $403,000, which will be amortized in future periods over the vesting periods of certain restricted stock and stock options.

     During the three months ended March 31, 1999, we granted fully exercisable warrants to purchase 325,000 shares of common stock at $12.00 per share, subject to adjustment, as incentive for signing definitive software licensing agreements. The fair value of these warrants on the measurement date totaled $1,980,000 and was recognized as a stock-based cost and expense as there were no remaining performance obligations on behalf of the holders and no significant license revenues are expected to be derived from the agreements.

     In May 1999, we granted to Microsoft a fully exercisable warrant to purchase 500,000 shares of common stock at $12.00 per share, subject to adjustment, in connection with the signing of a 10 year definitive software distribution agreement. The fair value of this warrant on the measurement date totaled $4,050,000 and will be recognized as a stock-based cost and expense over the expected useful life of the underlying software.

     Interest and Other Income, Net of Interest Expense. Net interest and other income increased 20% to $215,000 for the three months ended March 31, 1999 from $179,000 for the three months ended March 31, 1998. The increase was due to increases in the average cash and investment balances as well as lower interest expense associated with borrowings under the Company's lease financing facility.

     Income Taxes. We have not generated taxable income since inception and, as a result, the provision for income taxes consists solely of the California minimum franchise tax of approximately $1,000 per year, which is included in general and administrative expenses. At March 31, 1999, we had federal and state net operating loss carryforwards of approximately $30.5 million available to reduce future taxable income. Due to a cumulative change of our ownership of greater than 50% in June 1997, the amount of loss carryforwards that can be utilized to reduce our future taxable income for federal and state income tax purposes will be limited to approximately $6.7 million per year. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

     Net Loss. We have incurred net losses since our inception. The net loss increased 107% to $5.5 million for the three months ended March 31, 1999 from $2.7 million for the three months ended March 31, 1998. The increase in net loss was due primarily to significant increases in stock-based costs and expenses from warrant grants and increases in operating expenses as a result of our efforts to expand business activities, partially offset by a small increase in revenue over the same period.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     REVENUES

     Total revenues were $517,000, $619,000 and $348,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease of 16% from the year ended December 31, 1997 to the year ended December 31, 1998 was related primarily to a decline in non-recurring engineering fees from related parties, as certain development agreements were completed in 1997, and to a decline in royalties from Wink Engine software from related parties, resulting from lower shipments of Wink-enabled television sets. These decreases were partially offset by an increase in software license fees with third parties totaling $224,000. During 1998, transactions with Toshiba, Pioneer and a subsidiary of Thomson Multimedia S.A. each accounted for at least 10% of our total revenues. The increase of 78% from the year ended December 31, 1996 to the year ended December 31, 1997 was related primarily to Wink Engine royalties earned on shipments by Toshiba of Wink-enabled televisions, partially offset by a decline in non-recurring engineering fees, as certain development agreements neared completion. During 1997, transactions with Toshiba, Scientific-Atlanta and General Instrument each accounted for at least 10% of our total revenues. Revenues in 1996 were derived primarily from three development agreements with Scientific-Atlanta, Pioneer and Matsushita to port the Wink Engine software to their respective set-top boxes or televisions. During 1996, transactions with Scientific-Atlanta, Matsushita, Pioneer and General Instrument each accounted for at least 10% of our total revenues.

     COSTS AND EXPENSES

     Total costs and expenses were $15.2 million, $10.3 million and $6.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increases of 48% from the year ended December 31, 1997 to the year ended December 31, 1998, and 58% from the year ended December 31, 1996 to the year ended December 31, 1997 were primarily a result of additional operating costs associated with the development, testing and deployment of the Wink Engine software, the Wink Broadcast Server software and the Wink Response Network, as well as substantial sales and marketing expenses. We believe that continued expansion of our operations and our sales and marketing efforts is critical to the achievement of our goals. Therefore, we believe that costs and expenses will continue to increase.

     Cost of Services. Cost of services were $513,000, $538,000 and $558,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease of 5% from the year ended December 31, 1997 to the year ended December 31, 1998 was due primarily to the completion of various engineering projects during 1998. The decrease of 4% from the year ended December 31, 1996 to the year ended December 31, 1997 was due primarily to engineering projects initiated by us in 1996 and 1995 that neared completion.

     Changes in gross margins from services revenues realized during the years ended December 31, 1998, 1997 and 1996 were primarily attributed to engineering efforts required to meet the terms of individual non-recurring engineering agreements. Our initial non-recurring engineering agreements were with related parties and these agreements yielded lower gross margins than recognized on subsequent non-recurring engineering agreements with third parties. We do not expect that non-recurring engineering fees will represent a significant component of future revenues.

     Cost over-runs on non-recurring engineering service agreements with related parties and third parties during the years ended December 31, 1998, 1997 and 1996, resulted in costs incurred in excess of revenues recognized. At each reporting period, we record an accrued liability for the total remaining loss on non-recurring engineering services agreements that are expected to result in an overall loss.

     Research and Development. Research and development expenses were $6.3 million, $4.3 million and $2.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase of 47% from the year ended December 31, 1997 to the year ended December 31, 1998 was due primarily to additional engineering and operations personnel costs incurred to support increased product deployment activities. The increase of 66% from the year ended December 31, 1996 to the year ended December 31, 1997 was due primarily to increased personnel costs associated with our expanded operations.

     Sales and Marketing. Sales and marketing expenses were $4.7 million, $3.2 million and $2.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase of 48% from the year ended December 31, 1997 to the year ended December 31, 1998 was primarily a result of resources expended to support the initial deployment of Wink Enhanced Broadcasting in 1998. The increase of 41% from the year ended December 31, 1996 to the year ended December 31, 1997 was primarily a result of increased personnel and travel-related costs.

     General and Administrative. General and administrative expense was $2.4 million, $1.8 million and $1.1 million for the years ended December 31, 1998, 1997, and 1996, respectively. The year-to-year increases of 34% and 66%, respectively, resulted from recognizing $375,000 of costs in 1998 associated with our planned initial public offering that was postponed in the second half of 1998 and the hiring of administrative and executive personnel in 1998 and 1997 to begin to position us to achieve our long-term goals.

     Stock-based Costs and Expenses. During the years ended December 31, 1998, 1997 and 1996, we recognized stock-based costs and expenses totaling $1,256,000, $455,000 and $4,000, respectively. These amounts consist of the amortization of unearned compensation related to certain stock option grants, sales of restricted stock to employees and warrants granted for services rendered to Wink.

     During the years ended December 31, 1998, 1997 and 1996, we recognized unearned compensation totaling $600,000, $700,000 and $0, respectively, with respect to certain stock option grants and sales of restricted stock to employees. Amortization of unearned compensation totaled $615,000, $215,000 and $4,000 during the years ended December 31, 1998, 1997 and 1996, respectively. The remaining unearned compensation at December 31, 1998, totaling $479,000, and unearned compensation recognized subsequent to December 31, 1998 will be amortized in future periods over the respective stock and option vesting periods.

     In June 1997, we granted warrants to purchase an aggregate of 375,000 shares of common stock to a broadcasting company, which is affiliated with one of our stockholders. The broadcasting company has agreed to use reasonable efforts to develop and air Wink-enhanced programming over approximately an 18-month period. A warrant to purchase 75,000 of these shares was exercisable on the grant date and had an estimated fair value of $20,000, which was immediately charged to stock-based costs and expenses. Vesting of a warrant to purchase the remaining 300,000 shares was originally contingent upon specified future performance criteria over an 18-month period. At December 31, 1997, the warrants had an estimated fair value at the prospective vesting date of $726,000, of which $220,000 was recognized as a stock-based cost and expense during 1997. Effective February 1, 1998, the agreement with the broadcasting company was amended to remove all remaining performance vesting criteria, and the warrants became fully exercisable. The $506,000 difference between the February 1, 1998 estimated fair value of $726,000 and the previously recognized expense is included in stock-based costs and expenses over the period in which we received benefits from the broadcaster's services, which was completed during the year ended December 31, 1998.

     In August 1998, as consideration for consulting services, we granted a fully exercisable warrant to purchase common stock to a company which is one of our stockholders. The warrant enables the holder to purchase 25,000 shares of common stock at $8.00 per share and expires in August 2003. The estimated fair value of the warrant totaled $135,000 and is included in stock-based costs and expenses for the year ended December 31, 1998.

     In December 1998, we issued to Vulcan Ventures Incorporated, a stockholder, warrants to purchase up to an aggregate of 250,000 shares of common stock, subject to certain exercisability and performance conditions. Any exercise of the warrants is conditioned upon cable television system operators affiliated with Vulcan deploying set-top boxes containing Wink Engines to at least 200,000 households between January 1, 1999 and December 31, 2001. Vulcan may exercise the warrants on or after February 1, 2001 for a number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed by a Vulcan affiliate during calendar 1999, which box remains deployed for at least one year after deployment. The exercise price for such shares is $12.00 per share. Vulcan may exercise the warrants on or after February 1, 2002 for an additional number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed during calendar 2000, which box remains deployed for at least one year thereafter, less the number of shares which became exercisable in 2001, up to the aggregate maximum of 250,000 shares. The exercise price of such additional shares is $16.00 per share. At December 31, 1998, the lowest aggregate fair value of the warrant totaled $1,218,000. At March 31, 1999, the lowest aggregate fair value of the warrant totaled $1,553,000. This amount will be remeasured at each reporting date until the deployment of Wink-enabled technology to the specified number of cable subscribers is achieved. When and if it becomes probable that the performance criteria will be achieved, we will record the then fair value associated with the units meeting the performance criteria as a charge to stock-based costs and expenses.

     Interest and Other Income, Net of Interest Expense. Net interest and other income was $659,000, $490,000 and $252,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These increases were due to increases in the average cash and investment balances in later years as a result of the receipt of the proceeds from sales of preferred stock, partially offset by an increase in interest expense associated with borrowings under the Company's lease financing facility.

     Income Taxes. We have not generated taxable income since inception and, as a result, the provision for income taxes consists solely of the California minimum franchise tax of approximately $1,000 per year, which is included in general and administrative expenses. At December 31, 1998, we had federal and state net operating loss carryforwards of approximately $27.0 million available to reduce future taxable income. Due to a cumulative change of ownership of greater than 50 percent in June 1997, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited to approximately $6.7 million per year. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

     Net Loss. We have incurred net losses since inception, including net losses of $14.0 million, $9.2 million and $5.9 million for the years ended December 31, 1998, 1997, and 1996, respectively. The year-to-year increases in net losses were due primarily to significant increases in expenses as a result of additional business activities and stock-based costs and expenses. For the year ended December 31, 1997, these increases in expenses were partially offset by a small increase in revenue.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our activities largely through the private sale of equity securities and through proceeds from capital lease financing. At March 31, 1999, our principal source of liquidity was from $17.3 million of cash, cash equivalents and short-term investments.

     Net cash used in operating activities totaled $3.8 million, $10.9 million, $7.0 million and $5.3 million for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively, primarily as a result of our net losses.

     Net cash provided by investing activities totaled $1.2 million for the three months ended March 31, 1999 and was attributable mainly to the net proceeds from short-term investment maturities totaling $1.4 million and partially offset by the acquisition of $275,000 of property and equipment. For the year ended December 31, 1998, net cash used in investing activities was $358,000 and was attributable to the acquisition of $1.4 million of property and equipment, which was partially offset by $1.0 million of net proceeds from short-term investment maturities. Net cash used in investing activities was $5.8 million for the year ended December 31, 1997, attributable primarily to the purchase of short-term investments. Net cash used in investing activities was $1.3 million for the year ended December 31, 1996, attributable to the acquisition of property and equipment.

     Net cash provided by financing activities for the three months ended March 31, 1999 was $7,000, consisting primarily of proceeds from common stock issuances totaling $102,000 and was partially offset by principal payments on lease obligations totaling $95,000. For the years ended December 31, 1998 and 1997, net cash provided by financing activities was $19.6 million and $17.2 million, respectively, consisting primarily of net proceeds from sales of Series C preferred stock and common stock in each year. Net cash provided by financing activities was $7.9 million for the year ended December 31, 1996, due to $6.5 million received as net proceeds from sales of Series B preferred stock and $1.4 million in proceeds from lease financing transactions.

     We have entered into agreements with Microsoft, cable and direct broadcast satellite system operators and other market participants to share with these entities a portion of revenues, if any, we generate from viewer responses to Wink Enhanced Broadcasting. For Microsoft and certain cable and direct broadcast satellite system operators, we have provided a minimum revenue guarantee. If Wink Enhanced Broadcasting fails to generate sufficient revenue to meet the guaranteed amount per Wink subscriber, we are obligated to pay the difference between the guaranteed amount and the amount actually earned. See Notes 6 and 9 of Notes to Consolidated Financial Statements.

     In addition, we have also agreed to provide marketing and technical development funds to certain cable and direct broadcast satellite system operators, contingent upon the commercial launch of Wink Enhanced Broadcasting. See Note 6 to Notes to Consolidated Financial Statements.

     We believe that our existing cash, cash equivalents and short-term investments, together with the net proceeds from this offering, will be sufficient to meet our currently anticipated business requirements, including capital expenditures and strategic operating programs, for at least the next 12 months. Thereafter, if any, we may need to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. We may not be able to raise any such capital on terms acceptable to us, if at all.

YEAR 2000 COMPLIANCE

     Many existing electronic devices, systems and applications use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such devices, systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. We rely on certain devices, systems and applications in operating and monitoring all major aspects of our business, including financial systems (such as general ledger, accounts payable and payroll), customer services, infrastructure, networks and telecommunications equipment. We also rely, directly and indirectly, on external systems of business enterprises, both domestic and international, for accurate exchange of data.

     We have tested our internally developed information technology and non-information technology systems. Based on such testing, we believe that such systems are Year 2000 compliant.

     In addition to our internally developed software, we utilize software and hardware developed by third parties both for our customers and internal information systems. We have initiated Year 2000 tests with such third parties to determine Year 2000 compliance. Based upon initial tests and evaluation of our primary software and hardware providers, we believe that all of these providers are in the process of reviewing and implementing their own Year 2000 issue compliance programs. We will continue to work with these providers to address the Year 2000 issue and seek assurances from them that their products are Year 2000 compliant.

     We have not incurred any significant expenses to date, and we are not aware of any material costs associated with our anticipated Year 2000 efforts. However, if we, our providers of hardware and software or our third party network providers fail to remedy any Year 2000 issues, we could experience a material loss of revenues that could materially adversely affect our business, results of operations and financial condition. Furthermore, even if our products comply with Year 2000 requirements, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues, as companies expend significant resources to correct or patch their current systems to comply with Year 2000 requirements. These expenditures may result in reduced funds available to purchase or deploy products and systems such as those we offer, which could have a materially adversely affect on our business, operating results and financial condition.

     We have not yet developed a comprehensive contingency plan to address the issues which could result from such failure. We are prepared to develop such a contingency plan if our ongoing assessment indicates areas of significant exposure. See "Risk Factors -- We may be exposed to Year 2000 compliance risks."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS 133 for one year, to fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

     In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP 98-4, "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had and the adoption of SoP 98-4 and SoP 98-9 are not expected to have a material impact on our future results of operations, financial position or cash flows.

                                    BUSINESS

     The following discussion of our business contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Wink Communications provides a complete end-to-end system for low-cost electronic commerce on television. Our system, Wink Enhanced Broadcasting, allows advertisers, merchants and broadcast and cable networks to create interactive enhancements to traditional television advertisements and programs. With a click of their remote control during an enhanced program or advertisement, viewers can purchase merchandise or request product samples, coupons or catalogues. Similarly, viewers can use Wink to access program-related information such as news, sports and weather, participate in votes and polls, and play along with various games. Our business plan is to derive the primary portion of our future revenues from transaction fees charged to advertisers and merchants for each purchase order or other requests for information.

     Our immediate goal is to maximize the presence of the Wink Enhanced Broadcasting in television households. To this end, we have established relationships with, and licensed our technology to, over 40 key industry participants from many segments of the television industry. In addition, we have agreed to share a portion of our transaction fees to provide incentives for industry participants to adopt and transmit Wink Enhanced Broadcasting. We currently have agreements with:

     - most of the major broadcast and cable networks, including NBC, CBS, ABC, The Weather Channel, CNBC, TBS, TNT, CourtTV, E!, Showtime, HBO, Lifetime, Nickelodeon/Nick-at-Nite, VH-1 and TNN;

     - five of the six largest cable operators in the United States, including AT&T/TCI, Time Warner Cable, Comcast Cable Communications, Cox Communications and Charter Communications;

     - the largest direct broadcast satellite operator in the United States, DirecTV;

     - the leading software company in the world, Microsoft;

     - several of the leading set-top box and television manufacturers including General Instrument, Scientific Atlanta, Pioneer, Toshiba, Matsushita and Thomson Consumer Electronics; and

     - several national advertisers, including AT&T, Procter & Gamble, J. Walter Thompson USA, Inc. on behalf of Ford Motor Company, The Goodyear Tire & Rubber Company, Charles Schwab, Levi Strauss, The Clorox Company, Universal Pictures, General Electric and Wells Fargo.

     A number of key strategic and financial investors have invested in Wink, including set-top box and television manufacturers, such as General Instrument, Scientific Atlanta and Toshiba, as well as GE Capital and Vulcan Ventures (controlled by Paul Allen). In addition, in May 1999, Microsoft agreed to purchase 2,500,000 shares of our convertible preferred stock, subject to closing conditions, and to collaborate with us to develop, market and distribute Wink Enhanced Broadcasting on Microsoft's television platforms.

     We began the roll-out of our service in the United States in June 1998, and we currently serve viewers in select cable markets in California, Connecticut, Florida, Illinois, Missouri and Tennessee.

In addition, Wink Enhanced Broadcasting has been offered by Wink licensees in Japan since October 1996.

MARKET OPPORTUNITY

     Television is one of the most pervasive communications media in society today. According to Nielsen Media Research, there were approximately 99 million television households in the United States in August 1998. Veronis Suhler & Associates, a television industry market research consultant, estimates that the average person in the United States watched approximately 1,600 hours of television (approximately 4.3 hours per day) in 1998. With recent advances in technology, new televisions and advanced analog and digital set-top boxes can provide a platform for interactive television. According to Paul Kagan Associates, a leading cable industry analysis firm*, in 1998 there were approximately 30 million cable set-top boxes in use, of which approximately eight million were advanced analog or digital cable set-top boxes. By 2002, Paul Kagan Associates expects that the number of advanced analog and digital cable set-top boxes in use will increase to approximately 33 million.

     Television advertising is considered to be one of the most effective methods of building brand recognition and general consumer awareness of products and services. According to Veronis Suhler & Associates, the total amount spent on television advertising in the United States in 1998 was approximately $49 billion. Despite the fact that traditional television broadcasting, cable and direct broadcast satellite television systems do not provide an integrated means for viewers to respond to programs and advertisements, the Direct Marketing Association estimates approximately $91 billion of goods and services were purchased through direct response television programming and advertising in 1998. The Direct Marketing Association predicts this amount will grow to approximately $127 billion in 2002. In addition, we believe that electronic commerce conducted through television viewing devices will benefit from the rapid growth in internet online shopping, as consumers become more accustomed to purchasing goods and services electronically. We believe that an opportunity exists for a simple, immediate, inexpensive and automated method of responding to direct response advertising on television.

     In addition, many advertisers are using television advertisements to generate requests for product information, which in turn serve as sales leads for their products and services. Today, most direct response television purchases and requests for information require a telephone call, which typically cause advertisers to incur a significant cost per transaction. We believe that television viewers, advertisers and merchants will respond favorably to a simple, immediate, inexpensive and automated method for them to participate in television commerce.

THE WINK EXPERIENCE

     The Wink service is free to viewers and easy-to-use which we believe will encourage broad and frequent usage. Viewers can receive Wink Enhanced Broadcasting through Wink-enabled televisions and new and existing advanced analog and digital set-top boxes. Many existing set-top boxes already installed in consumers' homes can be activated through a remote cable download to receive Wink Enhanced Broadcasting. To access a Wink enhancement, a television viewer simply clicks the remote

---------------

* Paul Kagan of Paul Kagan Associates is a holder of 2,500 shares of our stock.

control when the Wink icon appears on the screen. For example, with a few clicks of the remote control, Wink allows viewers to:

     - access additional information (graphics and text) about a specific news story from CNN Headline News;

     - respond to an offer for telecommunications services from AT&T;

     - access the local weather forecast instantly from The Weather Channel or find weather forecasts for other cities;

     - obtain coupons and product samples from Procter & Gamble or a new car brochure from Ford;

     - access real-time game scores on demand or search for statistics relating to a specific sporting event while watching ESPN;

     - subscribe to HBO or Showtime upon seeing an advertisement; or

     - enter a virtual shopping mall which offers products for sale through dedicated interactive channels.

WINK AND THE TELEVISION INDUSTRY

     Wink Enhanced Broadcasting is designed to benefit the following participants in the television industry:

     - Viewers. Wink Enhanced Broadcasting offers viewers an easy-to-use, enhanced television viewing experience. We anticipate that Wink Enhanced Broadcasting will be offered to viewers for free. Wink Enhanced Broadcasting allows viewers to obtain a variety of additional content related to the programming they watch and to request information about or purchase advertised products. The viewer controls access to these broadcast enhancements or electronic commerce opportunities through the viewer's existing remote control.

     - Advertisers and Merchants. Wink Enhanced Broadcasting is designed to allow advertisers and merchants the ability to provide additional information to viewers, generate sales leads, sell products directly to viewers and collect detailed market information. In addition, advertisers and merchants can promote their brands by sponsoring Wink programming enhancements. We believe that the use of Wink Enhanced Broadcasting will provide advertisers and merchants a lower-cost alternative for capturing sales leads and orders than traditional telemarketing methods.

     - Broadcast and Cable Networks. We believe that Wink Enhanced Broadcasting offers networks a new approach to increasing the number of viewers, viewer loyalty and viewer involvement. As a result, the value of network advertising space may be increased, allowing networks to charge advertisers and merchants premiums for airing Wink-enhanced commercials. The Wink enhancements may also provide opportunities for selling additional advertising space. In addition, networks can use Wink Enhanced Broadcasting to offer merchandise to viewers and to promote other programming on their channels. Moreover, information obtained through the Wink Response Network can be used by networks to offer advertisers targeted audience information.

     - Cable and Direct Broadcast Satellite System Operators. Wink Enhanced Broadcasting is designed to offer cable and direct broadcast satellite system operators an expanded menu of services to provide to their subscribers, thus helping to attract new subscribers, maintain current subscribers and encourage all subscribers to upgrade to premium services and purchase pay-per-view programming. In addition, in order to encourage cable and direct broadcast satellite system operators to offer Wink Enhanced Broadcasting, we have offered to share a portion of the revenues generated from subscribers' responses to Wink-enhanced programming, advertising and dedicated interactive channels.

     - Set-top Box and Television Set Manufacturers. Wink Enhanced Broadcasting is designed to offer set-top box and television set manufacturers an opportunity to enhance their products with increased functionality and to extend their product lines at a relatively low incremental cost. We believe Wink Enhanced Broadcasting can assist manufacturers in encouraging consumers and cable system operators to upgrade to higher performance devices. In addition, in order to encourage television manufacturers to incorporate Wink Enhanced Broadcasting into their products, we have offered to share a portion of the revenues generated from responses to Wink-enhanced programming and advertising from users of their devices.

BUSINESS STRATEGY

     Our strategy is to capitalize on the pervasiveness and popularity of television to create a mass market medium for sales lead generation and electronic commerce. Our strategy to achieve this objective includes the following key elements:

     - Increase the Presence of Wink Enhanced Broadcasting in Television Households. We intend to promote deployment of Wink-enabled set-top boxes and televisions and the launch of Wink Enhanced Broadcasting through these devices. We have entered into and will continue to target licensing relationships with leading manufacturers of set-top boxes and television sets. We are working with certain large cable and digital broadcasting satellite system operators to encourage both the downloading of the Wink Engine software to Wink-capable set-top boxes already installed in consumer homes and the deployment of new Wink-capable set-top boxes. We are also working with Microsoft to enable Microsoft television platforms to generate and capture Wink viewer responses.

     - Promote Use by Viewers. We believe that increased development and broadcasting of Wink-enhanced advertising and programming and other on-demand information and entertainment services are critical to attracting viewers to Wink Enhanced Broadcasting. Consequently, we actively encourage the broadcast and cable networks with whom we have strategic relationships to air Wink enhancements that offer viewers an easy-to-use, entertaining and informative interactive television experience. We also intend to actively encourage usage of Wink Enhanced Broadcasting through advertising, direct mail and promotions in collaboration with cable and direct broadcast satellite operators, equipment manufacturers and broadcast and cable networks.

     - Expand Use of Wink-Enhanced Direct Response Offers. We believe that the simplicity and convenience of the Wink transaction response mechanism will encourage viewers to respond to Wink-enhanced advertising and promotions. We intend to work with our broadcast and cable network partners to encourage advertisers to add Wink enhancements to their television advertisements. We believe that the low cost of response collection and the ease with which viewers can respond to Wink-enhanced advertising will encourage advertisers to complement their television advertisements with direct response offers. In addition, we believe that existing direct response television advertisers will utilize Wink to lower their cost of capturing an order. We intend to introduce interactive shopping services featuring a targeted selection of products suitable for electronic commerce via television. To this end, we plan to enter into relationships with merchants to create dedicated interactive channels that offer viewers the ability to request product information, coupons, samples and other offers and to purchase products and services.

     - Benefit Multiple Participants in the Television Industry. We believe that generating economic value for broadcast and cable networks, cable and direct broadcast satellite system operators, set-top box and television manufacturers, advertisers and merchants is critical to the success of Wink Enhanced Broadcasting. Our business model has been designed to deliver new opportunities for generating revenue and cost savings directly to these industry participants. In addition, since Wink enhancements are integrated with existing programming and advertising and are under the control of the broadcast or cable networks, we believe Wink Enhanced Broadcasting will not threaten the existing revenue streams and customer relationships of these industry participants.

     - Leverage Industry Relationships. We have formed strategic relationships with key participants in the television industry. We believe that our relationships with broadcast and cable networks and cable and direct broadcast satellite system operators will assist us in attracting interest from advertisers. Conversely, we believe our relationships with national advertisers reinforce both the broadcast and cable networks' and the cable and direct broadcast satellite operators' interest in launching Wink Enhanced Broadcasting. We also believe our relationships with the three leading cable set-top box manufacturers in North America will encourage cable operators to adopt Wink Enhanced Broadcasting. We intend to seek additional relationships and believe that increasing the breadth and depth of our existing relationships will facilitate these efforts.

     - Promote the Wink Icon and the Wink Brand. We believe that developing and maintaining a strong brand identity is important to our ability to attract viewers and obtain and retain key strategic relationships with industry participants. Our goal is to make the Wink icon and the Wink brand synonymous with interactive enhanced programming and advertising that is appealing to viewers and easy to use. In addition to encouraging content providers, broadcast and cable networks and advertisers to produce compelling Wink-enhanced programming and advertising, we intend to build brand recognition and to increase the visibility of the Wink icon through a variety of marketing and promotional activities, including targeted pre-deployment televised advertising campaigns to generate a high level of initial interest, cooperative promotional programming with cable operators, and advertising campaigns following deployment in selected regions across a variety of media, including through Wink-enhanced programming itself.

STRATEGIC RELATIONSHIPS

     We believe that development of strategic relationships with television industry participants is critical to the acceptance of Wink Enhanced Broadcasting, the promotion of the Wink brand and ultimately the success of our business model. We are currently focused on developing strategic relationships in each sector of the television industry. We have initially targeted larger, established participants in each of the following sectors:

     - Advertisers and Merchants. We encourage advertisers to utilize Wink Enhanced Broadcasting through the advertising sales efforts of our broadcast and cable network partners. To facilitate this process, we established a "Charter Advertiser" program in 1998 under which leading advertisers could obtain a fixed rate quote for all Wink products and services during a charter period ending in the second half of 1999 in exchange for a commitment to air a specific number of Wink-enhanced advertisements. Wink charter advertisers include AT&T, Procter & Gamble,
       J. Walter Thompson USA, Inc. on behalf of Ford Motor Company, The
       Goodyear

       Tire & Rubber Company, Charles Schwab, Levi Strauss, The Clorox Company, Universal Pictures, General Electric and Wells Fargo. We expect to add more advertisers through our own sales efforts and those of our broadcast and cable network partners. We expect that a substantial portion of our future advertising arrangements will not include commitments to air a specific number of Wink-enhanced advertisements, may be short term and cancelable and may involve payment on a fee-per-transaction basis. We also anticipate offering products from one or several merchants for sale through Wink dedicated interactive channels.

     - Broadcast and Cable Networks. We have license agreements with three of the major broadcast networks and 12 cable networks, which collectively offer a variety of programming types, including prime time entertainment, news, sports, weather, movies and music programming. These license agreements generally range in length from one to eight years and provide that the networks will air a specific number of hours of Wink-enhanced programming per week. Wink is the only interactive television company that has announced agreements with three major broadcast networks. The following is a list of networks that are currently airing or have aired Wink-enhanced programming:

                   NETWORK                 TYPES OF PROGRAMMING         TYPICAL ENHANCEMENTS
       ABC                               Entertainment/Sports/Talk Show Facts, Sports, Merchandise
       CNN*                              News/Talk Shows           Show Facts
       CNN Headline News*                News                      News Headlines and Stories
       Court TV                          Trials                    Trial Facts
       ESPN*                             Sports                    Sports Scoreboards
       ESPN2*                            Sports                    Sports Scoreboards
       NBC                               Entertainment/Sports/Talk Show Facts, Sports, Merchandise
       Nickelodeon/Nick-at-Nite          Entertainment             Show Facts, Trivia
       Showtime                          Entertainment             Polls, Show Facts,
                                                                   Subscriptions
       The Nashville Network             Entertainment             Music, News, Trivia
       TBS                               Entertainment             Games, Show Facts, Trivia
       TNT                               Entertainment             Games, Show Facts, Trivia
       The Weather Channel               News                      Weather Forecasts
       CNBC                              Financial News            Financial Market Statistics
       E!                                Entertainment News,       Entertainment News
                                         Variety
       Lifetime                          Entertainment,            Show Facts
                                         Documentary
       VH-1                              Entertainment/Music       CD Purchases, Games

---------------
       * Our agreements with these networks have expired. The networks currently continue to air Wink-enhanced programming. We are currently negotiating renewals of these agreements.

     - Cable and Direct Broadcast Satellite System Operators. We focus on establishing relationships with national cable and direct broadcast satellite system operators and with local cable operators in order to transmit the Wink Enhanced Broadcasting signal to viewers. The cable and direct broadcast satellite system operators with which we have entered into strategic relationships include DirecTV, AT&T/TCI, Time Warner Cable, Comcast Cable Communications, Cox Communications, Charter Communications Inc., Bresnan Communications Company, Century Communications Corp. and InterMedia. Our agreements with cable system operators generally provide a framework and pricing for deployment of Wink Enhanced

       Broadcasting by the operators' local systems, although actual deployments may require us to negotiate and enter into additional agreements with each local operator.

     - Cable and Direct Broadcast Satellite Set-Top Box Manufacturers. We have licensed the Wink software to General Instrument, Pioneer and Scientific-Atlanta, three of the leading U.S. cable set-top box manufacturers. While we intend to license our software to other equipment manufacturers, we believe our relationships with these three companies are critical to our success in the cable business. General Instrument and Scientific-Atlanta have licensed Wink technology for incorporation into certain of their advanced analog and digital set-top boxes, and have each begun shipment of certain Wink-capable advanced analog and digital set-top boxes. In addition, Pioneer has begun shipping Wink-enabled advanced analog cable set-top boxes. The agreement with DirecTV calls for DirecTV to launch Wink enhanced broadcasting to Wink-enabled DirecTV-compatible set-top boxes. Recently, we entered into an agreement with Thomson Consumer Electronics, the largest supplier of DirecTV-compatible set-top boxes, and we are currently negotiating agreements with other manufacturers to incorporate Wink technology into their DirecTV-compatible set-top boxes.

     - Television Manufacturers. We are developing strategic relationships with leading worldwide television manufacturers, including Toshiba and Matsushita. Toshiba recently introduced the first U.S. television models incorporating Wink technology. In addition, Matsushita and Toshiba have incorporated Wink technology software in televisions currently marketed in Japan.

     Strategic Relationship with Microsoft. Our relationship with Microsoft focuses on three areas: development, distribution and marketing.

     - Microsoft's operating system and other software for set-top boxes and televisions that comply with the proposed ATVEF standard for enhanced television will be modified to capture viewer responses for processing by the Wink Response Network. We have agreed to modify all components of Wink Enhanced Broadcasting to support the ATVEF standard and these Microsoft television platforms.

     - Microsoft has agreed to enable its operating system for set-top boxes and televisions to use the Wink Response Network to collect, aggregate and process viewer responses to ATVEF applications delivered as part of video programming and advertising for set-top boxes and televisions. Wink will be the exclusive provider of such services for deployments of such devices where Microsoft exclusively controls the operating system, application environment and content and data services. Microsoft has also agreed to use efforts to make other set-top boxes and televisions which use a Microsoft operating system capable for the Wink Response Network service. Microsoft is not obligated to use the Wink Response Network for responses other than purchases and requests for information, or when viewers respond by connecting directly to an advertiser's website, via e-mail or other similar mechanisms. Wink has agreed to make Microsoft the exclusive licensor of the Wink Engine, except for rights previously granted to other customers and with respect to platforms for which the Wink Engine is already available or under development and with respect to platforms which do not support Microsoft's technology. As part of our agreement with Microsoft, we have agreed to share a portion of the revenues we generate from viewer responses and to provide minimum revenue guarantees. See Notes 6 and 9 of Notes to Consolidated Financial Statements.

     - Microsoft and Wink have agreed to work together to promote the Wink Response Network to current and prospective customers for set-top boxes and televisions which utilize Microsoft software. Microsoft and Wink have also agreed to work together to promote Microsoft's technology for set-top boxes and televisions, and to promote ATVEF-compliant products, services and content.

     Strategic Relationships for Japan. As of March 31, 1999, approximately 150,000 Wink-enabled television sets have been shipped for distribution in Japan under the brand names of Toshiba, Sony, JVC and Panasonic. We utilize Toshiba's broadcast equipment sales team to sell Wink server and authoring tool products to Japanese networks and direct broadcast satellite system operators. We have server development and royalty agreements directly with Toshiba for these products.

     Wink Enhanced Broadcasting service was launched in the fourth quarter of 1996 in collaboration with the Intertext ITVision Promotion Consortium, a consortium that has been formed to establish interactive television in Japan. The Consortium includes companies such as Toshiba, Matsushita, Sony, Pioneer, NTT and Dentsu, Japan's largest advertising agency. Several Japanese broadcasters are currently using Wink technology to enhance their programming up to seven days per week, including TV-Tokyo, TV-Osaka, TV-Aichi and Wowow. Mitsui, Toshiba, Matsushita, NTT, Dentsu, Sony and other companies have established MediaServe, a data center that collects responses from Wink-enabled televisions through the Japanese public phone system. Viewers have used Wink Enhanced Broadcasting to purchase women's apparel and to order groceries and other products. We also have produced and licensed versions of our software localized for Japan. The Wink programming enhancements currently airing in Japan are similar to those being aired in the United States. We do not receive any transaction fee revenue from responses to Wink Enhanced Broadcasting in Japan.

COMPONENTS OF WINK ENHANCED BROADCASTING

     Wink Enhanced Broadcasting provides an end-to-end solution for sending interactive applications along with broadcast video to viewers' televisions. This system is composed of core, proprietary technologies developed by us as well as off-the-shelf electronic commerce and database solutions. Wink Enhanced Broadcasting consists of:

     - the Wink Studio and Wink Server Studio authoring tools that allow networks, advertisers and cable operators to design interactive Wink applications;

     - the Wink Broadcast Server that manages the delivery of those applications;

     - the Wink Client software that enables the generation and capture of viewer responses to Wink applications; and

     - the Wink Response Server and Wink Response Network that are designed to efficiently process viewer responses to applications and forward them to advertisers or merchants.

     The diagram below illustrates the functional components of Wink Enhanced Broadcasting.

[BLOCK FLOW CHART DIAGRAM OF MARKET PARTICIPANTS AND WINK PRODUCTS USED BY EACH
                     AS PART OF WINK ENHANCED BROADCASTING]

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

     WINK STUDIO AND WINK SERVER STUDIO

     Wink Studio is a high-level authoring tool that allows non-technical designers to create interactive programming and advertising applications. Wink Studio is Windows-based and graphically oriented, and enables the creation of simple interactive applications. A designer simply drags objects from an object palette onto forms to create enhancements. More complex applications can be created by fully utilizing the Wink Basic scripting language to control the behavior of objects and forms. The Wink Server Studio is a high-level authoring tool for server modules that provide live data updates to Wink applications. In particular, Wink Server Studio is designed to make it easy to incorporate or transpose data from web sites and databases for broadcast updates.

     WINK BROADCAST SERVER

     The Wink Broadcast Server manages the scheduling and insertion of applications designed with Wink Studio into television programming. The Wink Broadcast Server is designed to integrate with station management equipment such as commercial insertion systems, when available, to enable broadcast and cable networks to automate the delivery of interactive enhancements to programs and advertisements. Local network affiliates and cable operators can also add interactivity on a local level using the Wink Broadcast Server. In the future, we expect to offer the capability to schedule and insert ATVEF applications into television programming through the Wink Broadcast Server.

     WINK CLIENT SOFTWARE

     We expect to offer two versions of the Wink Client software. In ATVEF-enabled set-top boxes and televisions, the Wink Client software will enable the generation of Wink viewer responses to ATVEF applications. In other set top boxes and televisions, the Wink Client software, in this case known as the Wink Engine, displays the Wink applications and enables the generation of viewer responses. Wink Client software can be installed in Wink-capable televisions and most new advanced analog and digital set-top boxes at the factory or downloaded through cable systems, satellite systems or telephone modems into certain of such set-top boxes already installed in a viewer's household.

     WINK RESPONSE SERVER

     The Wink Response Server collects viewer response data, or response packets, which are generated by Wink applications. These response packets are retrieved directly from televisions and satellite set-top boxes through phone dial-up and from cable set-top boxes through cable head-end systems. The Wink Response Server aggregates response packets and delivers them to the Wink Response Network.

     WINK RESPONSE NETWORK

     The Wink Response Network is designed to enable the collection and aggregation of viewer responses, requests for information and purchase orders for transmission to and use by advertisers, merchants, broadcast and cable networks and cable and direct broadcast satellite system operators. The Wink Response Network includes two databases: one database correlates device serial numbers to customer address and billing information, while the second correlates a unique code for each interactive application to routing instruction and product information. When a consumer responds to a Wink application and orders a product, a response packet is generated by the Wink Engine in the set-

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

top box or television. A response packet includes the device serial number, the unique application code and application specific data. These response packets are collected, aggregated, converted into full electronic orders (name, address, and credit information, if appropriate), and delivered to the advertiser or network.

     In the case of set-top boxes, the customer database is maintained by the satellite or cable operator's billing system, and Wink links to this database. The Wink Response Network is operated by General Electric Information Services at a data center located in Rockville, Maryland and with a backup in Brookpark, Ohio. The Wink Response Network was activated in August 1998 following our first launch of Wink Enhanced Broadcasting in Kingsport, Tennessee.

     In addition to aggregating and delivering responses, we can provide industry participants with additional reporting. For example, participating networks are receiving aggregated information regarding all Wink applications that run on their networks. Cable and direct broadcast satellite system operators can obtain information regarding all applications that run on their systems. Advertisers can obtain information regarding how their ads perform across all networks. The Wink Response Network combines custom data processing solutions developed by Wink with off-the-shelf electronic commerce systems to provide a complete end-to-end solution for customers.

EMERGING STANDARDS

     We believe that the most important aspects of our business relate to capturing, aggregating and routing TV-viewer responses to interactive programming and advertising. In contrast, we believe it is less important which protocol or "language" is used to design interactive applications. Recently, several formal and informal industry groups have proposed competing standards for the language in which interactive programming and advertising should be written. While we may support other proposed standards in the future, we became an Early Adopter of ATVEF's proposal for an HTML based standard for enhanced television in the Summer of 1998. In conjunction with our agreement with Microsoft, we have accelerated the development of an ATVEF compatible version of the Wink Broadcast Server, and a means of capturing and generating Wink response packets from broadcast ATVEF compatible applications. ATVEF founders include Microsoft Corporation, Intel Corporation, Liberate Technologies, Sony, DirecTV, Cable Labs, NBC, The Walt Disney Company and Discovery Communications. We are also monitoring the standardization efforts of the Advanced Television Systems Committee.

TECHNICAL SUPPORT AND CUSTOMER SERVICE

     We believe that comprehensive, high-quality support is an essential element of our business approach. We provide users of our software with installation services, training, documentation, technical and network support, and system maintenance for all Wink server and authoring software. Upon request and for an additional fee, we will provide customized technical consulting and support for applications and server module development. We provide telephone technical support for our products 24 hours a day, seven days a week, providing services that include system monitoring, problem resolution and preventive troubleshooting. We are also providing customer service to Wink viewers 24 hours a day, seven days a week, through an agreement with Softbank that provides call-center support. Whenever possible, we seek to connect viewers directly with advertisers and merchants to lower customer service costs.

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

COMPETITION

     We face competition from a number of companies, many of which have significantly greater financial, technical, manufacturing and marketing resources than Wink and may be in a better position to compete in the industry. Current and potential competitors in one or more aspects of our business include television and other system software companies, interactive television system providers and multimedia authoring tool providers. We also face competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers.

     A number of companies are developing system software for the general interactive television market, including At Home Corporation, Intel Corporation, Liberate Technologies, Sun Microsystems, OpenTV and Canal Plus. OpenTV and Canal Plus already offer certain products with features similar to Wink Enhanced Broadcasting. Intel and Liberate Technologies have developed technology that enables interactivity over analog or digital broadcasts. Many of these competitors have the support of, or relationships with, industry participants with which we also have relationships, which could adversely affect the extent of support these market participants give to Wink Enhanced Broadcasting. In addition, Microsoft, which has recently agreed to purchase a substantial equity stake in Wink and to collaborate with us to develop, market and distribute Wink Enhanced Broadcasting on Microsoft television platforms, has been active in a variety of aspects of the interactive television market.

     There also are a number of interactive system providers that have developed proprietary software and hardware for adding interactivity to existing television technologies, including Gemstar International Group Limited, Worldgate Communications, Inc., Source Media and ACTV Inc. In addition, one or more of these entities might choose to pursue hardware-independent, cross-platform opportunities directly competitive with Wink Enhanced Broadcasting. If we are not able to compete successfully against current or future competitors, our business, operating results and financial condition will be materially adversely affected.

INTELLECTUAL PROPERTY

     Our ability to compete is dependent in part upon our internally developed, proprietary intellectual property. We rely on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements to establish and protect our rights in our technology. Others may develop technologies that are similar or superior to our technology. We typically enter into confidentiality or license agreements with our employees, consultants, customers, strategic partners and vendors, and typically control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. Policing unauthorized use of our products is difficult. The steps we take may not prevent misappropriation of our technology or such agreements may not be enforceable. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could materially adversely affect our business.

     On August 6, 1998, John L. Berman, an individual, filed suit against us in the U.S. District Court in the Northern District of California, alleging that we infringed his patents for an interactive television graphics interface and for a method and apparatus for applying overlay images. We believe that the resolution of this matter will not have a material adverse effect on us.

     In the future, we may receive other notices of claims of infringement of other parties' proprietary rights or claims for indemnification resulting from infringement claims. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense of any claims brought, which could materially adversely affect our business. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products, which could materially adversely affect our operating results and financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products, which could materially adversely affect our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, a license under such circumstances may not be available on reasonable terms, if at all.

     The Wink Response Network is designed to collect and utilize data derived from viewer responses to Wink-enhanced programming. This data can be used for several purposes, including product inquiry and order fulfillment, advertising impact research and polling. Although we believe we have a right to use and compile such data, copyright, trade secret or other protection may not be available for such data and information or others may claim rights to it. We are also obligated to keep certain information regarding networks' and cable systems' programming services and system technology confidential.

     We have licensed in the past and expect that we may license in the future elements of our technology and trademarks to third parties in the United States, Japan and other countries. We attempt to ensure that the quality of our brand is maintained by such business partners. However, such partners may take actions that could adversely affect the value of our proprietary rights or the reputation of our technologies.

EMPLOYEES

     As of March 31, 1999, we employed 93 full-time equivalents, excluding temporary personnel and consultants. Of the total number, 49 full-time equivalents were involved in product development, 14 in sales, marketing and customer service, seven in accounting, finance and administration and 23 in operations. We are not subject to any collective bargaining agreements and believe our relationship with our employees is good. See "Risk Factors -- We need to manage growth; We are dependent on key personnel."

FACILITIES

     Our corporate headquarters and executive offices are in Alameda, California, where we lease approximately 38,000 square feet of space. The lease on this facility expires in January 2000. We believe that we will be able to renew this lease or secure sufficient space on reasonable terms upon expiration of this lease.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding our directors, executive officers and other officers and key employees as of May 31, 1999.

                   NAME                      AGE                   POSITION(S)
EXECUTIVE OFFICERS
Mary Agnes Wilderotter.....................  44    Chief Executive Officer, President and
                                                   Director
Brian P. Dougherty.........................  42    Chairman of the Board of Directors and
                                                   Chief Technical Officer
Howard L. Schrott..........................  44    Chief Financial Officer and Senior Vice
                                                   President
Allan C. Thygesen..........................  36    Senior Vice President, Programming and
                                                   Advertising
Timothy V. Travaille.......................  41    Senior Vice President, Operations and
                                                   Deployment
Jeffrey H. Coats(a)........................  41    Director
Bruce W. Dunlevie(b).......................  42    Director
Michael Fuchs(a)...........................  52    Director
F. Philip Handy(b).........................  55    Director
William Schleyer(b)........................  47    Director
Hidetaka Yamamoto(a).......................  55    Director
OTHER OFFICERS AND KEY EMPLOYEES
Dante Carpinito............................  39    Vice President, Business Development
Gregory R. Clark...........................  41    Vice President, Sales
Michael Gannon.............................  44    Vice President, Advertising Sales
Charles McCullough.........................  48    Vice President, Engineering
Patrick Ransil.............................  43    Vice President, Engineering
Reed Spiegel...............................  40    Vice President, Consumer Electronics Sales
Katherine Sullivan.........................  43    Vice President, Marketing
Melinda White..............................  39    Vice President, Cable Sales

---------------
(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

     Mary Agnes Wilderotter has served as President and Chief Executive Officer and a director of Wink since January 1997. From August 1995 to January 1997, Ms. Wilderotter was the Executive Vice President of National Operations and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services, Inc., a provider of wireless communications services in the United States and a wholly owned subsidiary of AT&T Corporation. Prior to her tenure at AT&T Wireless, Ms. Wilderotter was Senior Vice President of McCaw Cellular Communications, Inc. from October 1991 to August 1995 and Regional President of the California/Nevada/Hawaii Region. McCaw became AT&T Wireless upon McCaw's acquisition by AT&T. Prior to joining McCaw, Ms. Wilderotter spent over 12 years in the cable industry. Ms. Wilderotter serves as a director on the boards of Airborne Freight Corporation, Gaylord Entertainment Co., American Tower Corp., The California Chamber of Commerce, California Cable Television Association, California Community College Foundation, and Electric Lightwave. Ms. Wilderotter is also a member of the board of trustees of the College of the Holy Cross. Ms. Wilderotter received a B.A. degree in Economics and Business Administration from the College of the Holy Cross.

     Brian P. Dougherty co-founded Wink in October 1994 and served as Chief Executive Officer of Wink from inception until December 1996. Mr. Dougherty has also served as the Chairman of the Board of Wink since inception. Mr. Dougherty also serves as Chief Technical Officer of Wink Communications. Prior to co-founding Wink Communications, Mr. Dougherty founded Geoworks Corporation, a software developer, in 1983 and served as its Chief Executive Officer from September 1983 until February 1993 and as its Chairman from September 1983 until May 1997. Mr. Dougherty serves as a director of Neomagic and Geoworks. Mr. Dougherty received a B.S. degree in Electrical Engineering/Computer Science from the University of California, Berkeley.

     Howard L. Schrott has served as Senior Vice President and Chief Financial Officer since May 1999. From 1991 to 1999, he was Executive Vice President and Chief Financial Officer of Emmis Communications Corporation, a diversified media company. Prior to joining Emmis, Mr. Schrott was a Vice President in the Communications Lending Group at First Union National Bank, Charlotte, North Carolina. From 1984 to 1989, Mr. Schrott served as Chief Operating and Executive Officer for a group of radio stations. Mr. Schrott also spent two years practicing law in Washington, D.C. and Indianapolis, Indiana, where he concentrated on matters before the Federal Communications Commission and general business matters relating to broadcasting and media. Mr. Schrott received a B.S. degree in Communications and Business from Butler University and a J.D. degree from Indiana University School of Law -- Indianapolis.

     Allan C. Thygesen has served as our Senior Vice President, Programming and Advertising since March 1998, and as Vice President, Content, Tools and Development from July 1996 to March 1998. From November 1994 to July 1996, Mr. Thygesen served as Vice President and General Manager, Consumer Products, of Gold Disk, Inc., a producer and publisher of personal productivity software. From May 1993 to November 1994, Mr. Thygesen was employed by Media Vision Technologies, Inc., a multimedia hardware manufacturer and publisher of CD-ROM entertainment software, most recently as Vice President and General Manager, Multimedia Publishing. Media Vision filed for bankruptcy in March 1994. Earlier, Mr. Thygesen served a variety of management positions in finance, sales, marketing and operations at Pellucid Inc., Everex Systems Inc. and Radiometer A/S. Mr. Thygesen received an MSc degree in Economics from the University of Copenhagen and an M.B.A. degree from the Stanford Graduate School of Business.

     Timothy V. Travaille has served as our Senior Vice President, Operations and Deployments since March 1998 and served as Vice President, Operations and Deployments since March 1997. From March 1994 to March 1997, Mr. Travaille was employed by AT&T Wireless as Vice President, Chief Information Officer. From December 1986 to February 1994, Mr. Travaille was employed by Lamonts Apparel Inc., most recently as Vice President of Information Systems and Merchandise Information Office. Mr. Travaille received B.S. degrees in Accounting and Computer Science and an M.B.A. degree from the University of Washington.

     Jeffrey H. Coats has served as a director of Wink since June 1997. Since April 1996, Mr. Coats has served as Managing Director of GE Capital Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation. From September 1991 to April 1993, Mr. Coats was also a Managing Director of GE Capital Corporate Finance Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation. From February 1994 to April 1996, Mr. Coats served as President of Maverick Capital Equity Partners, LLC, and from May 1993 to January 1994, Mr. Coats was a Managing Director with Veritas Capital, Inc., both of which are investment firms. Mr. Coats is the Chairman of the Board of The Hastings Group, Inc., which filed for bankruptcy in October 1995 and confirmed a plan of liquidation in December 1997. Mr. Coats is a director of Krause's Furniture, Inc., autobytel.com, Inc., Valuevision International, Inc. and The Museum Company, Inc. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.A. in

International Management in Finance from the American Graduate School of International Management.

     Bruce W. Dunlevie has served as a director of Wink since March 1996. In May 1995, Mr. Dunlevie founded Benchmark Capital LLC, a venture capital firm, of which he is currently a Managing Member. From October 1989 to the present, he has served as a General Partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Dunlevie is a director of Genesys Telecommunications Laboratories, Rambus Inc. and several private companies. Mr. Dunlevie received a B.A. degree from Rice University and an M.B.A. degree from the Stanford Graduate School of Business.

     Michael Fuchs has served as a director of Wink since June 1998. Since November 1995, Mr. Fuchs has served as an independent consultant to the cable television industry. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a division of TimeWarner Entertainment Company, L.P., from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a division of Time Warner Inc., from May 1995 to November 1995. Mr. Fuchs is a director of Marvel Entertainment Group, autobytel.com, Inc. and IMAX Corp. In December 1996, Marvel Entertainment Group filed a voluntary petition under Chapter 11 of the Bankruptcy Code and is currently in the process of formulating its plan of reorganization. Mr. Fuchs holds a B.A. degree from Union College and a J.D. degree from the New York University School of Law.

     F. Philip Handy has served as a director of Wink since June 1997. Mr. Handy is a private investor who is currently in partnership with Equity Group Investments. Mr. Handy was Managing Director of EGI Corporate Investments, a diversified management and investment business from June 1997 until December 1998. Previously, he was Partner of Winter Park Capital Company, a private investment firm, from June 1980 until May 1997. Mr. Handy is a director of Anixter International, Inc., Chart House Enterprises, Inc., Transmedia Network, Inc. and Davel Communications. Mr. Handy received an A.B. degree in Economics from Princeton University and an M.B.A. degree from Harvard Business School.

     William T. Schleyer has served as a director of Wink since January 1998. Mr. Schleyer is currently serving as Chairman of the Open Cable Initiative. From October 1997 to June 1998, Mr. Schleyer served as an advisor to US WEST Media Group. From November 1996 to October 1997, Mr. Schleyer served as President and Chief Operating Officer of MediaOne, the broadband services arm of US WEST Media Group. From November 1994 to November 1996, Mr. Schleyer was President and Chief Operating Officer of Continental Cablevision, Inc. before the company's acquisition by U S WEST Media Group in November 1996. Continental became MediaOne in May 1997. Mr. Schleyer serves on the board of directors and executive committee of Cable Television Laboratories, Inc., a research and development consortium of cable system operators. He serves on the board of directors of Rogers Communications, Inc., a Canadian cable operator, and Antec Corporation, a supplier of goods and services to cable and television industries. Mr. Schleyer received a B.S. degree in Mechanical Engineering from Drexel University and an M.B.A. degree from Harvard Business School.

     Hidetaka (Hank) Yamamoto has served as a director of Wink since February 1995. Mr. Yamamoto has been employed by Toshiba Corporation since 1966, most recently as a General Manager of Toshiba's Information and Industrial Systems Company. Mr. Yamamoto received a Bachelor of Economics degree from the University of Tokyo and an M.B.A. degree from the Graduate School of Business at the University of Chicago.

BOARD OF DIRECTORS

     We currently have authorized eight directors. At present, each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. Our Amended and Restated Certificate of Incorporation provides for the establishment of a classified Board of Directors upon the date of this offering. In accordance with the terms of the Amended and Restated Certificate of Incorporation, the Board of Directors will be divided into three classes, the terms of which will expire at different times. Class I consists of Mr. Dougherty and Mr. Dunlevie, who will serve until the annual meeting of stockholders to be held in 2000. Class II consists of Ms. Wilderotter, Mr. Schleyer and Mr. Fuchs, who will serve until the annual meeting of stockholders to be held in 2001. Class III consists of Mr. Coats, Mr. Handy and Mr. Yamamoto, who will serve until the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes such that, as nearly as possible, each class will consist of an equal number of directors.

     Board Committees. The Board of Directors has a Compensation Committee and an Audit Committee.

     The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of Wink and Wink's subsidiary, including, among other things, the audit and control functions, the results and scope of the annual audit and other services provided by our independent accountants and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with our management and our independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent accountants. The current members of the Audit Committee are Mr. Coats, Mr. Fuchs and Mr. Yamamoto.

     The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding all forms of compensation provided to the executive officers and directors of Wink and Wink's subsidiary, including stock compensation and loans. In addition, the Compensation Committee reviews and makes recommendations on bonus and stock compensation arrangements for all of Wink's employees. As part of the foregoing, the Compensation Committee also administers our 1994 Stock Plan, 1999 Stock Plan and 1999 Employee Stock Purchase Plan. The current members of the Compensation Committee are Mr. Schleyer, Mr. Dunlevie and Mr. Handy.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Except for reimbursements received by non-employee directors for expenses incurred in attending board meetings, directors of Wink do not receive cash compensation for their services as directors.

     Under our 1999 Director Option Plan, each new non-employee director who joins Wink after this offering is entitled to receive an option to purchase 40,000 shares of our common stock. In addition, each current and future non-employee director is entitled to receive an additional option to purchase 40,000 shares of common stock four years after the grant of such person's last option, provided that he or she has served on the Board continuously during such period. All options granted under the 1999 Director Option Plan will become exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the 1999 Director Option Plan will be equal to the fair market value of the common stock on the date of grant. See "Management -- Employee Benefit Plans."

     In 1998, we granted options under our 1994 Stock Plan to certain non-employee directors. See "Certain Transactions -- Certain Sales and Option Grants to Executive Officers and Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the Compensation Committee, the Board of Directors determined compensation for executive officers. No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning total compensation received by our Chief Executive Officer and each person who served as an executive officer of Wink during the last fiscal year and whose aggregate salary and bonus for such year exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered to Wink in all capacities during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                        ANNUAL             ---------------------------
                                                     COMPENSATION          RESTRICTED       SECURITIES
                                                 --------------------        STOCK          UNDERLYING
          NAME AND PRINCIPAL POSITION            SALARY($)   BONUS($)      AWARDS(#)        OPTIONS(#)
Mary Agnes Wilderotter.........................  $208,333    $25,000(a)    25,000(a)(b)      100,000(a)
  President and Chief Executive                                                               21,000
  Officer
Brian P. Dougherty.............................    90,000     50,000(a)          --               --
  Chairman of the Board and                                   50,000(c)
  Chief Technical Officer
Allan C. Thygesen..............................   123,750     35,000(a)(d)       --           50,000(a)
  Senior Vice President,                                     135,900(c)
  Programming and Advertising
Timothy V. Travaille...........................   124,583     30,000(a)(d)       --           50,000(a)
  Senior Vice President,                                      70,000
  Operations and Deployment                                   71,900(c)
Paritosh K. Choksi(e)..........................   175,000     20,000(c)          --               --
  Former Chief Financial Officer

---------------
(a) Indicates bonuses, restricted stock awards and option grants, as applicable, paid or granted in 1998 with respect to fiscal 1997.

(b) See "Certain Transactions -- Sales and Option Grants to Executive Officers and Directors" for additional information regarding Ms. Wilderotter's restricted stock award.

(c) Indicates bonuses paid or granted in 1999 with respect to fiscal 1998.

(d) Represents dollar value of stock bonuses issued in lieu of cash bonuses. Such shares had a fair market value of $4.00 per share as of the date of issuance, as determined by the Board of Directors, and were fully vested when issued.

(e) Mr. Choksi resigned in January 1999.

OPTION GRANTS IN 1998

     The following table sets forth, as to the Named Executive Officers who have reportable information, information concerning stock options granted during the year ended December 31, 1998.

                                                                                                    POTENTIAL
                                                                                                   REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                        INDIVIDUAL GRANTS                        ANNUAL RATES OF
                                      ------------------------------------------------------       STOCK PRICE
                                       SECURITIES      PERCENT OF                               APPRECIATION FOR
                                       UNDERLYING     TOTAL OPTIONS   EXERCISE                   OPTION TERM(D)
                                         OPTIONS        IN FISCAL     PRICE PER   EXPIRATION   -------------------
                NAME                  GRANTED(#)(A)    YEAR(%)(B)     SHARE($)     DATE(C)      5%($)      10%($)
Mary Agnes Wilderotter..............     100,000(e)        9.2%         $4.00      1/15/08     $251,558   $637,497
                                          21,000(f)        1.9%          8.00      9/24/08      105,654    267,749
Allan C. Thygesen...................      50,000           4.6%          6.00      3/27/08      188,668    478,123
Timothy V. Travaille................      50,000           4.6%          6.00      3/27/08      188,668    478,123

---------------
(a) Except as otherwise set forth below, the options in this table are incentive stock options or nonqualified stock options granted under the 1994 Stock Plan and have exercise prices equal to the fair market value of our common stock on the date of grant, as determined by the Board of Directors on the date of grant. All such options have ten-year terms and vest over a period of four years at a rate of 1/4 of the shares after the first year (except for Ms. Wilderotter's options) and 1/48 of the shares per month thereafter. In determining the fair market value of the common stock, the Board of Directors considered various factors, including Wink's financial condition and business prospects, its operating results, the absence of a market for the common stock and the risks normally associated with technology companies.

(b) We granted options to purchase 1,092,231 shares of common stock to employees and consultants in 1998.

(c) The options in this table may terminate before their expiration upon the termination of optionee's status as an employee or consultant or upon the optionee's disability or death.

(d) Under rules promulgated by the Securities and Exchange Commission, the amounts in these two columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10% increases over the exercise price, which equalled the fair market value on date of grant. The 5% and 10% assumed annual rates of appreciation are specified in Commission rules and do not represent our estimate or projection of future stock price growth. We do not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on stock option exercises depend on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, which factors are not reflected in this table.

(e) Such option vests at a rate of 1/48 per month, with accelerated vesting in the event of certain corporate transactions. See "Certain
    Transactions -- Employment Offer Letters and Severance Arrangements."

(f) Such option was fully vested as of the date of grant.

AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES

     The following table sets forth, as to the Named Executive Officers who have reportable information, information concerning stock option activity during the last fiscal year and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1998. Also reported are values for "in-the-money" options, which values represent the positive spread, if any, between the respective exercise prices of each outstanding stock option and the fair market value of the common stock as of December 31, 1998 ($8.00 per share).

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT                   IN-THE-MONEY
                                   SHARES                      DECEMBER 31, 1998                OPTIONS($)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Mary Agnes Wilderotter.........      --          --         43,917          77,083       $ 91,668       $308,332
Allan C. Thygesen..............      --          --         76,250         113,750        570,000        570,000
Timothy V. Travaille...........      --          --         43,750         106,250        315,000        505,000

EMPLOYEE BENEFIT PLANS

     1999 Stock Plan. Our 1999 Stock Plan was approved by the Board of Directors in June 1999 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. The 1999 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. A total of 2,500,000 shares of common stock are currently reserved for issuance pursuant to the 1999 Plan. The amount reserved under the 1999 Plan will automatically increase at the end of each fiscal year by the lesser of (i) 1,000,000 shares, (ii) 4% of outstanding shares on such date or (iii) a lesser amount determined by the Board.

     The 1999 Plan may be administered by the Board of Directors or a committee of the Board, which committee must, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase rights, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Plan.

     Options and stock purchase rights granted under the 1999 Plan are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1999 Plan must generally be exercised within three months after the end of optionee's status as an employee or consultant of Wink, or within twelve months after such termination by reason of death or disability, but in no event later than the expiration of the option's ten year term. Options generally vest over a four-year period at a rate of 1/4 of the shares subject to the option after the first year and 1/48 of the shares per month thereafter. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into at the time a stock purchase right is exercised grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1999 Plan is determined by the administrator, but, with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted to such person must equal at least 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1999 Plan may not exceed ten years.

     The 1999 Plan provides that in the event of a merger of Wink with or into another corporation, a sale of substantially all of our assets or a like transaction involving Wink, each option or right will be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, all unexercised options or stock purchase rights will terminate upon the consummation of such transaction.

     1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in June 1999 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the Purchase Plan. The amount reserved under the Purchase Plan will be increased automatically at the end of each fiscal year in the amount of the lesser of (i) 75,000 shares, (ii) 0.3% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period, which commences on the date on which the Securities and Exchange Commission declares the registration statement for this offering effective and ends on the last trading day on or before January 31, 2000.

     Employees are eligible to participate in the Purchase Plan if they are employed by Wink or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, although any employee who would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock may not participate in the Purchase Plan. The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation," up to a maximum aggregate deduction of $21,250 for all offering periods ending within any calendar year. Compensation is defined as the participant's gross earnings, commissions, payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation, but in each case only to the extent such compensation is paid in cash.

     Amounts deducted and accumulated under the Purchase Plan are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period (or, in the case of the offering period commencing on the date of this offering, the price to public of the shares offered in this offering) or end of the offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Wink.

     Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of Wink with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase shares under the Purchase Plan during the offering period then in progress may be assumed or substituted for by the successor corporation. If the successor corporation refuses such assumption or substitution, the offering period then in progress will be shortened and a new purchase date will be set at or prior to the closing of such transaction after which time the Purchase Plan will terminate. Otherwise, the Purchase Plan will terminate in 2009. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

     1999 Director Option Plan. All non-employee directors are entitled to participate in the 1999 Director Option Plan. The Director Plan was adopted by the Board of Directors in June 1999 and will be submitted to the stockholders for their approval prior to the date of this offering, to become effective on the date of this offering. The Director Plan has a term of ten years, unless terminated sooner by the Board of Directors. A total of 250,000 shares of common stock have been reserved for issuance under the Director Plan.

     The Director Plan provides for the automatic grant of a nonstatutory option to purchase 40,000 shares of common stock to each new non-employee director who becomes a director after the date of this offering on the date such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 40,000 shares on the fourth anniversary of the date of grant of his or her last option if he or she has served on the Board continuously during such period. Each option granted under the Director Plan will have a term of ten years, and will vest as to 25% of the shares subject to the option on each anniversary of the date of grant. The exercise price of each option granted under the Director Plan will be 100% of the fair market value per share of the common stock on the date of grant. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of Wink, or within twelve months after such termination by reason of death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during such lifetime of the optionee, only by such optionee.

     The Director Plan provides that in the event of a merger of Wink with or into another corporation, a sale of substantially all of our assets or a like transaction involving Wink, each option or right will be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the Administrator will provide for each optionee to have the right to exercise the option as to all of the currently vested stock, plus 50% of shares as to which such options would not otherwise be exercisable for a period of 15 days from the date of such notice, and all unexercised options will terminate upon the expiration of such period.

     1994 Stock Plan. Our 1994 Stock Plan provides for the grant to employees of incentive stock options, and for the grant to employees, consultants and directors of nonstatutory stock options. As of March 31, 1999, options to purchase an aggregate of 3,127,190 shares of common stock were outstanding under the 1994 Plan, with a weighted average exercise price of $3.86. Subsequent to March 31, 1999 and through April 30, 1999, the Board of Directors granted options to purchase an additional 51,000 shares of common stock under the 1994 Plan. The Board of Directors has determined that no further options will be granted under the 1994 Plan after the completion of this offering. Terms of options issued under the 1994 Plan are substantially similar to those described for the 1999 Plan. The 1994 Plan provides that in the event of a merger of Wink with or into another corporation, or a sale of substantially all of our assets, each outstanding option or stock purchase right will be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the option or stock purchase right, the option or stock purchase right will terminate as of the closing of such transaction.

     401(k) Plan. Our 401(k) Profit Sharing Plan was adopted in 1996. The 401(k) Plan is designed to enable eligible employees to save for retirement and is for the exclusive benefit of eligible employees and their beneficiaries. All employees who have completed six months of service with Wink and have attained the age of 21 are eligible to participate in the 401(k) Plan.

     The 401(k) Plan permits us to make contributions to the Plan which match employees' eligible contributions, subject to a maximum. To date, we have not made any such matching contributions. The trustees under the 401(k) Plan invest the assets of the 401(k) Plan, at the direction of each participating employee, in any of several investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees to the 401(k) Plan, and income earned on Plan contributions, are not taxable to employees until withdrawn, and so that any matching contributions by us will be deductible by us when and if made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the General Corporation Law of Delaware. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Bylaws provide that we shall indemnify our directors and officers, and may indemnify our other employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that requires Wink to, among other things, indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to cover our directors and officers under any Wink liability insurance policies applicable to our directors and officers. We also intend to obtain director and officer insurance.

     At present, there is no pending litigation or proceeding involving any director, officer, employee benefit plan fiduciary, employee or agent of Wink where indemnification will be required or permitted.

                              CERTAIN TRANSACTIONS

     The following sets forth certain transactions between Wink and our directors, executive officers and 5% stockholders and their affiliates. We believe that each of the transactions described below was on terms no less favorable to Wink than could have been obtained from unaffiliated third parties. All future transactions between Wink and any director or executive officer will be subject to approval by a majority of the disinterested members of the Board.

SERIES B, SERIES C AND SERIES D PREFERRED STOCK FINANCINGS

     Between December 21, 1995 and March 29, 1996, we sold an aggregate of 2,233,750 shares of Series B preferred stock at a price of $4.00 per share. Between April 17, 1997 and December 2, 1998, we sold an aggregate of 4,322,250 shares of Series C preferred stock at a price per share of $8.00, and, in connection with such sales, issued warrants to purchase an aggregate of 1,800,000 shares of common stock at exercise prices ranging from $0.80 to $16.00 per share. In May and June 1999, various investors agreed to purchase 2,875,000 shares of Series D preferred stock at $12.00 per share, subject to closing conditions. In connection with one such purchase, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $12.00 per share. The sale of the Series D preferred stock is expected to close prior to the date of this offering. The purchasers of Series B preferred stock, Series C preferred stock, Series D preferred stock and warrants include, among others, the following entities affiliated with directors and holders of more than five percent of our voting securities:

                                               SHARES OF   SHARES OF   SHARES OF   WARRANTS TO
                                               SERIES B    SERIES C    SERIES D      PURCHASE
                                               PREFERRED   PREFERRED   PREFERRED   COMMON STOCK
ENTITIES AFFILIATED WITH DIRECTORS
Venture capital funds affiliated with
  Benchmark Capital Partners, L.P. (Bruce
  Dunlevie)..................................   375,000       93,750                 500,000(a)
Venture capital funds affiliated with
  EGI-Wink Investors, L.L.C. (F. Philip
  Handy).....................................        --      625,000                 125,000(b)
General Electric Capital Corporation (Jeffrey
  Coats).....................................        --      906,250                 550,000(c)
NBC Multimedia, Inc. (Jeffrey Coats).........        --           --                 375,000(c)
Toshiba Corporation (Hidetaka Yamamoto)......     2,500(d)   250,000                      --
OTHER 5% STOCKHOLDERS
General Instrument Corporation...............   600,000      187,500                      --
Vulcan Ventures, Incorporated ...............        --    1,162,500                 250,000(e)
Microsoft Corporation........................                          2,500,000(f)   500,000(g)

---------------
(a) Warrants expire on the closing of this offering, unless previously exercised. Warrant exercise price is $6.00 per share and may be exercised on a "net" basis, whereby, in lieu of paying the exercise price in cash, the holder may instruct us to retain said number of shares that would otherwise be payable on such exercise which have a fair market value at the time of exercise equal to the aggregate exercise price.

(b) Warrants expire on the closing of this offering, unless previously exercised. Warrant exercise price is $0.80 per share. The warrants may be exercised on a "net" basis.

(c) Warrant exercise price is $8.00 per share. The warrants may be exercised on a "net" basis. A warrant to purchase 25,000 shares held by General Electric Capital Corporation expires in August 2003. The other warrants expire in June 2009. Warrants underlying 300,000 shares of common stock were amended in February 1998 to accelerate their exercisability to become fully exercisable.

(d) Shares purchased by Mr. Yamamoto personally.

(e) See the discussion of these warrants under "-- Commercial Relationships and Agreements with Principal Stockholders."

(f) In May 1999, Microsoft agreed to purchase 2,500,000 shares of our convertible preferred stock, subject to closing conditions.

(g) Warrant exercise price is $12.00 per share. The warrant may be exercised on a "net" basis and expires in May 2004.

Simultaneously with the completion of this offering, all shares of preferred stock will be converted into shares of common stock. Holders of preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion thereof. See "Description of Capital
Stock -- Registration Rights of Certain Holders."

COMMERCIAL RELATIONSHIPS AND AGREEMENTS WITH PRINCIPAL STOCKHOLDERS

     In September 1997, we entered into with Toshiba Corporation (i) an Application Server Agreement under which we agreed to develop for and license to Toshiba certain of our proprietary technology, (ii) a Wink Engine License Agreement under which we granted Toshiba a worldwide, non-exclusive, non-transferable right to incorporate the Wink Engine software into certain Toshiba products, (iii) a Wink Online Server for InterText License Agreement under which we granted Toshiba the right to use and distribute Wink's Online Server software. In addition, in October 1997, we entered into with Toshiba America Consumer Products, Inc. ("Toshiba America"), a subsidiary of Toshiba, a Wink Engine License Agreement under which we granted Toshiba America a non-exclusive, non-transferable license to incorporate the Wink Engine software into certain Toshiba America products. In addition, on January 25, 1999, we entered into an Agreement of Development of Demonstration Software, as amended on February 25, 1999, under which we agreed to develop demonstration software for use in certain Toshiba products. From January 1, 1995 to March 31, 1999, Toshiba and Toshiba America paid Wink $576,000 in royalties, non-recurring engineering fees and other payments. Toshiba is a holder of more than 5% of our outstanding common stock. Hidetaka Yamamoto, a director of Wink, is General Manager of Toshiba's ADI Business Group.

     In June 1997, we entered into a contract with NBC Multimedia, Inc. under which we licensed certain software and technology to NBC Multimedia in return for certain programming commitments by NBC Multimedia. Such commitments have since expired, although NBC continues to air Wink-enhanced programming. In addition, Wink has agreed to pay to NBC a portion of the revenues Wink receives relating to responses to Wink-enhanced advertising and programming broadcast through NBC, if any. NBC Multimedia is affiliated with General Electric Capital Corporation which is a holder of more than 5% of our outstanding common stock. Jeffrey Coats, a director of Wink, is the Managing Director of GE Capital Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation, which is affiliated with NBC Multimedia. In June 1997, we issued to NBC Multimedia a warrant to purchase 375,000 shares of common stock.

     In June 1995, we entered into a Development and License Agreement with General Instrument. Under this agreement, as amended, we agreed to develop and license to General Instrument certain of our proprietary technology. From January 1, 1995 to March 31, 1999, General Instrument paid Wink $600,000 in royalties, non-recurring engineering fees and other payments. In connection with this agreement, General Instrument purchased from Wink 550,000 shares of common stock at $0.01 per share (giving effect to a 10-for-1 split of our common stock in June 1995). General Instrument is a holder of more than 5% of our outstanding common stock.

     In June 1998, we entered into a Charter Advertiser Affiliation Agreement with General Electric Capital Corporation, under which certain affiliates of General Electric Capital Corporation receive fixed rate pricing for all Wink products and services during a charter period ending in 1999, in exchange for a commitment by these affiliates to air specified amounts of Wink-enhanced advertising. In August 1998, we issued to General Electric Capital Corporation a warrant to purchase 25,000 shares of common stock in exchange for consulting service under a letter agreement dated September 1998.

     In December 1998, we issued to Vulcan Ventures Incorporated warrants to purchase up to an aggregate of 250,000 shares of common stock, subject to certain performance and exercisability conditions. Any exercise of the warrants is conditioned upon cable television system operators affiliated with Vulcan deploying set-top boxes containing Wink Engines to at least 200,000 households between January 1, 1999 and December 31, 2001. Vulcan may exercise the warrants on or after February 1, 2001 for a number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed by a Vulcan affiliate during calendar 1999, which box remains deployed for at least one year after deployment. The exercise price for such shares is $12.00 per share. Vulcan may exercise the warrants on or after February 1, 2002 for an additional number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed during calendar 2000, which box remains deployed for at least one year thereafter, less the number of shares which became exercisable in 2001, up to the aggregate maximum of 250,000 shares. The exercise price of such additional shares is $16.00 per share. Vulcan Ventures Incorporated is a holder of more than 5% of our outstanding stock.

     In October 1997, we entered into a Cable Affiliation Agreement with Charter Communications Inc. under which Charter licensed certain proprietary technology to enable the delivery of Wink Enhanced Broadcasting to Charter subscribers in select markets. This Agreement was subsequently amended in March 1999 to include revenue guarantees to Charter in exchange for a minimum volume commitment for Wink Engines deployed. See Note 6 to Consolidated Financial Statements. Charter is affiliated with Vulcan Ventures, Incorporated, which is a holder of more than 5% of our common stock.

     In May 1999, we entered into a Stock Purchase Agreement with Microsoft under which Microsoft has agreed to purchase 2,500,000 shares of our convertible preferred stock, subject to closing conditions. We also entered into an agreement with Microsoft pursuant to which Microsoft agreed to collaborate with us to develop, market and distribute Wink Enhanced Broadcasting. Pursuant to this agreement, we have agreed to pay Microsoft a portion of the revenues we receive relating to responses to Wink-enhanced advertising and programming broadcast through Microsoft's television platforms and to provide Microsoft with certain minimum revenue guarantees. In addition, in connection with these agreements, we issued to Microsoft a warrant to purchase 500,000 shares of our common stock. Microsoft has agreed to purchase in excess of 5% of our outstanding common stock. See "Business -- Strategic Relationships -- Strategic Relationship with Microsoft."

CERTAIN SALES AND OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

     On December 2, 1996, we sold 1,310,000 shares of common stock at a price of $0.40 per share to Mary Agnes Wilderotter, our President and Chief Executive Officer and a director of Wink. We have the right to repurchase such shares in the event Ms. Wilderotter's services to us terminate, which right lapses progressively over four years after the date of purchase. Ms. Wilderotter paid for such shares with a full-recourse, ten-year $524,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.4% per annum. The aggregate outstanding principal and
interest at June 30, 1999 was approximately $          .

     On January 15, 1998, the Board of Directors granted Ms. Wilderotter an option to purchase 100,000 shares of common stock at an exercise price of $4.00 per share, as well as the right to purchase 25,000 shares of restricted common stock, at $4.00 per share. We have the right to repurchase such shares in the event Ms. Wilderotter's services to us terminate, which right lapses progressively over four years after the date of purchase. Ms. Wilderotter paid for the 25,000 shares of restricted stock with a full-recourse, ten-year $100,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.4% per annum. The aggregate outstanding principal and interest at June 30,
1999 was approximately $          .

     On January 15, 1998, the Board of Directors granted to each of Jeff Coats,
F. Philip Handy, Bruce Dunlevie and William Schleyer, directors of Wink, options to purchase 40,000 shares of common stock at an exercise price of $4.00 per share. On June 8, 1998, the Board of Directors granted Michael Fuchs, a director of Wink, an option to purchase 40,000 shares of common stock at an exercise price of $6.00 per share. All the options become exercisable over a four-year period at the rate of 25% per year.

     On August 25, 1998, the Board of Directors granted to Mr. Schleyer and Mr. Fuchs stock purchase rights under the 1994 Plan to purchase 62,500 and 298,500 shares of common stock, respectively, at $8.00 per share. Such stock purchase rights were exercised in cash.

     On May 17, 1999, we sold 250,000 shares of common stock at a price of $8.00 per share to Howard L. Schrott, our Senior Vice President and Chief Financial Officer. We have the right to repurchase the shares at cost in the event Mr. Schrott's services to Wink terminate, which right lapses progressively over four years after the date of purchase. Mr. Schrott paid for the shares with a full-recourse, ten-year $2,000,000 promissory note, secured by the purchased shares pursuant to a security agreement entered into on the same date. The note bears interest at a rate of 6.4% per annum. The aggregate outstanding principal
and interest on June 30, 1999 was approximately $       . See "-- Employment
Offer Letters and Severance Arrangements."

EMPLOYMENT OFFER LETTERS AND SEVERANCE ARRANGEMENTS

     In October 1996, we entered into an employment offer letter with Ms. Wilderotter under which, if she is terminated without cause, Ms. Wilderotter will be entitled to severance compensation at a $300,000 annual salary level for one year or until Ms. Wilderotter finds new employment. In addition, in the event Wink is acquired by or merged into another company prior to Ms. Wilderotter's shares fully vesting and Ms. Wilderotter is not employed by the acquiring company in a role acceptable to her, Wink's repurchase right will lapse as to 50% of Ms. Wilderotter's unvested shares.

     In May 1999, we entered into an employment offer letter with Mr. Schrott under which, if he is terminated without cause prior to May 2000, Mr. Schrott will be entitled to six months of severance compensation equivalent to Mr. Schrott's base salary, which salary is $175,000 per year. In addition, in the event Wink is acquired by or merged into another company prior to Mr. Schrott's shares fully vesting, our repurchase right will lapse as to 50% of Mr. Schrott's unvested shares.

     In October 1997, we entered into an employment offer letter with our previous chief financial officer, under which, if he were terminated without cause, he would have been entitled to six months of severance compensation equivalent to his base salary, which salary was $175,000 per year. At approximately the same time, the officer purchased 215,000 shares of common stock at $2.00 per share. Wink retained the right to repurchase such shares at cost upon the officer's termination of employment, which right lapsed progressively over four years from the start of his employment, provided that, if Wink were acquired by or merged into another company prior to his shares fully vesting, the repurchase right would have lapsed as to 50% of the unvested shares. Such arrangement was amended upon the officer's resignation in January 1999 to provide for accelerated vesting of shares during a three-month consulting period ended April 3, 1999, at the end of which Wink repurchased 122,292 shares at cost. The officer also received $87,500 as part of his resignation compensation.

INDEMNIFICATION AGREEMENTS

     We have entered into Indemnification Agreements with each of our executive officers and directors. Such agreements require Wink to indemnify such individuals to the fullest extent permitted by Delaware law. See
"Management -- Limitation of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by: (i) each person or entity who is known by us to own beneficially five percent or more of our outstanding common stock, (ii) each of the Named Executive Officers, (iii) each of our current directors, (iv) all directors and executive officers as a group and (v) each selling stockholder.

                                         SHARES BENEFICIALLY                            SHARES
                                           OWNED PRIOR TO         NUMBER OF       BENEFICIALLY OWNED
                                             OFFERING(A)         SHARES TO BE     AFTER THE OFFERING
                                       -----------------------     SOLD IN      -----------------------
                NAME                     NUMBER     PERCENTAGE     OFFERING       NUMBER     PERCENTAGE
Brian P. Dougherty(b)................   4,312,500      22.6%        100,000      4,212,500
Entities associated with General
  Electric Capital Corporation(c)....   1,856,250       9.5%             --      1,856,250
Jeffrey H. Coats
  120 Long Ridge Road
  Stamford, CT 06927
Entities associated with Benchmark
  Capital Partners, L.P.(d)..........   1,245,417       6.4%             --      1,245,417
Bruce W. Dunlevie
  2480 Sand Hill Road, Suite 200
  Menlo Park, CA 94025
Toshiba Corporation(e)...............   1,502,500       7.9%             --      1,502,500
Hidetaka Yamamoto
  1-1 Shibaura 1-Chome
  Minato-ku
  Tokyo, 105-01 Japan
Vulcan Ventures Incorporated.........   1,412,500       9.5%             --      1,412,500
  110 110th Ave. #550
  Bellevue, WA 98004
Mary Agnes Wilderotter(f)............   1,389,333       7.3%        100,000      1,289,333
General Instrument Corporation.......   1,337,500       7.0%             --      1,337,500
  101 Tournament Drive
  Horsham, PA 19044
Entities associated with EGI-Wink
  Investors L.L.C.(g)................     791,250       4.1%             --        791,250
F. Philip Handy
  Two N. Riverside Plaza
  Chicago, IL 60606
Allan C. Thygesen(h).................     113,333         *              --        113,333
Timothy V. Travaille(i)..............      76,250         *              --         76,250
Paritosh K. Choksi(j)................     215,000       1.1%             --        215,000
Michael Fuchs........................     337,500       1.8%             --        337,500
William Schleyer.....................      79,500         *              --         79,500
All directors and executive officers
  as a group (11 persons)(k).........  11,685,500        56%        200,000     11,485,500
                                       ----------

---------------
 * Represents beneficial ownership of less than 1% of the outstanding shares of common stock at March 31, 1999.

(a) Applicable percentage ownership is based on 18,401,259 shares of common stock and preferred stock (on an as-converted to common stock basis) outstanding as of March 31, 1999, giving effect to the assumed exercise of certain warrants immediately prior to the completion of this offering, and shares of common stock outstanding immediately following the completion of this offering (assuming no exercise of the underwriters' over-allotment option). This number does not include the shares of common stock issuable upon conversion of Series D preferred stock which we have agreed to issue prior to the date of the offering. The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock subject to options or warrants that are currently exercisable, or exercisable within 60 days of March 31, 1999, are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(b) Represents shares held of record in the name of Mr. Dougherty's family trust.

(c) Includes (i) 550,000 shares subject to currently exercisable warrants held by General Electric Capital Corporation and (ii) 375,000 shares subject to a currently exercisable warrant held by NBC Multimedia, Inc. Jeffrey Coats, a director of Wink, is the Managing Director of GE Capital Equity Capital Group, Inc., a wholly owned subsidiary of General Electric Capital Corporation, which is affiliated with NBC Multimedia, Inc., and may be deemed to have voting and investment power with respect to such shares.

(d) Represents (i) 638,622 shares held by Benchmark Capital Partners, L.P., (ii) 80,128 shares held by Benchmark Founders' Fund, L.P., (iii) 441,257 shares subject to a currently exercisable warrant held by Benchmark Capital Partners, L.P. and (iv) 58,743 shares subject to a currently exercisable warrant held by Benchmark Founders' Fund, L.P. Each of the foregoing warrants is expected to be exercised prior to the closing of this offering. Also includes 16,667 shares which Benchmark has the right to acquire upon exercise of currently exercisable options granted by Mary Agnes Wilderotter. Bruce M. Dunlevie, a director of Wink, is a managing member of Benchmark Capital Management Co., L.L.C., which is the general partner of both Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P., and may be deemed to have voting and investment power with respect to such shares.

(e) Includes (i) 1,500,000 shares held by Toshiba Corporation, and (ii) 2,500 shares held by Hidetaka Yamamoto personally. Mr. Yamamoto, a director of Wink, is the General Manager of New Business Development of Toshiba Corporation and may be deemed to have voting and investment power with respect to such shares.

(f) At March 31, 1999, 722,646 shares held by Ms. Wilderotter were vested, and 591,354 shares were unvested and subject to a right of repurchase in favor of Wink, which right lapses over time. Includes 16,667 shares which are subject to the terms of a Loan and Pledge Agreement between Ms. Wilderotter and Benchmark Capital Partners, L.P. and Benchmark Founders' Fund (collectively "Benchmark"), pursuant to which Ms. Wilderotter has an option to require Benchmark to purchase such shares and Benchmark has an option to purchase such shares from Ms. Wilderotter. Also includes 21,000 shares subject to currently exercisable stock options.

(g) Represents (i) 375,000 shares held by WC Investors, L.L.C., (ii) 250,000 shares held by EGI-Wink Investors, L.L.C., (iii) 31,250 shares held by SZ Investments, L.L.C. (iv) 75,000 shares subject to a currently exercisable warrant held by WC Investors, L.L.C. and (v) 50,000 shares subject to a currently exercisable warrant held by EGI-Wink Investors, L.L.C. Each of the foregoing warrants is expected to be exercised prior to the closing of this offering. F. Philip Handy, a director of Wink, is the Managing Director of EGI-Wink Investors, L.L.C. and may be deemed to have voting and investment power with respect to such shares.

(h) Includes 104,583 shares subject to stock options exercisable within 60 days of March 31, 1999.

(i) Includes 68,750 shares subject to stock options exercisable within 60 days of March 31, 1999.

(j)  Includes 122,292 shares which were repurchased by Wink in April 1999.

(k) Includes (i) 259,750 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 1999, and (ii) 1,550,000 shares subject to warrants held by entities affiliated with certain directors of Wink exercisable within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

     As of March 31, 1999, there were 18,401,259 shares of common stock outstanding (treating all preferred stock as if converted to common stock and all warrants which expire on the closing of this offering as exercised) held of
record by approximately 205 stockholders. There will be                shares of
common stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to
the sale of                shares of common stock by Wink hereby. The holders of
common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, subject to any preferences that may be applicable to any outstanding preferred stock. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Wink, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior liquidation rights of any outstanding preferred stock. The common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

     Effective upon the completion of this offering, all of our then outstanding preferred stock will automatically convert into common stock on a one-for-one basis. Accordingly, effective upon the completion of this offering, 5,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. The Board has the authority, without any further vote or action by the stockholders, to issue such shares of preferred stock in one or more series and to fix the price, powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series and the designations of such series. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of Wink without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. We have no current plans to issue any shares of preferred stock.

ANTITAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares for purposes of determining the number of shares outstanding; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Our Amended and Restated Certificate of Incorporation provides that, upon the effective date of this offering, our Board of Directors will be classified into three classes of directors. See "Management -- Board of Directors." In addition, our Bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Board of Directors, Chairman or President may call a special meeting of stockholders.

     These provisions are designed to discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of Wink to first negotiate with us. However, these and other provisions could have the effect of making it more difficult to acquire Wink by means of a tender offer, proxy contest or otherwise or to remove the incumbent officers and directors of Wink.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Upon the completion of this offering, the holders of           shares of
common stock (including shares issuable upon exercise of certain warrants) will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between Wink and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and to include shares of such common stock therein. Holders of registration rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file registration statements on Form S-3 at our expense when such form becomes available for use by Wink. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities included in such registration.

WARRANTS

     Immediately following the closing of this offering, there will be outstanding warrants to purchase an aggregate of 1,692,500 shares of our common stock at a weighted average exercise price of $9.73 per share. Of such warrants, warrants to purchase 17,500 shares expire in September 2002, warrants to purchase 25,000 shares expire in August 2003, warrants to purchase 500,000 shares expire in May 2004, warrants to purchase 250,000 shares expire in January 2005, and warrants to purchase

900,000 shares expire in June 2009. All warrants may be exercised on a "net" basis whereby, in lieu of paying the exercise price in cash, the holder may instruct us to retain a number of shares that has a fair market value at the time of exercise equal to the aggregate exercise price.

     In addition to the foregoing warrants, we also have outstanding warrants to purchase an aggregate of 988,200 shares of common stock, at a weighted average exercise price of $7.24 per share. Such warrants expire on the completion of this offering, and are expected to be exercised prior thereto. Such warrants may be exercised on a "net" basis.

     In December 1998, we issued to Vulcan Ventures Incorporated warrants to purchase up to an aggregate of 250,000 shares of common stock, subject to certain performance and exercisability conditions. Any exercise of the warrants is conditioned upon cable television system operators affiliated with Vulcan deploying set-top boxes containing Wink technology to at least 200,000 households between January 1, 1999 and December 31, 2001. Vulcan may exercise the warrants on or after February 1, 2001 for a number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed by a Vulcan affiliate during calendar 1999, which box remain deployed for at least one year after deployment. The exercise price for such shares is $12.00 per share. Vulcan may exercise the warrants on or after February 1, 2002 for an additional number of shares equal to one-fifth the number of households in which a Wink-enabled set-top box is deployed during calendar 2000, which box remain deployed for at least one year thereafter, less the number of shares which became exercisable in 2001, up to the aggregate maximum of 250,000 shares. The exercise price of such additional shares is $16.00 per share.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services. Its address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94109, and its telephone number at this location is (415) 743-1444.

LISTING

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "WINK."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering, because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering (based on shares outstanding at March 31,
1999), we will have outstanding an aggregate of              shares of common
stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of Wink as that term is defined in Rule 144 under the Securities Act. The remaining 18,401,259 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) shares will be eligible for immediate sale on the date of this prospectus,
(ii) shares will be eligible for sale 90 days after the date of this Prospectus,
(iii) shares will be eligible for sale 180 days after the date of this prospectus, and (iv) shares will be eligible for sale at various times thereafter upon expiration of their respective one-year holding periods.

     All officers and directors and certain stockholders and option and warrant holders of Wink have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain limited exceptions. Donaldson, Lufkin & Jenrette Securities Corporation currently has no plans to release any portion of the securities subject to lock-up agreements, although it may do so, in its discretion, at any time. When determining whether or not to release shares from the lock-up agreements, Donaldson, Lufkin & Jenrette Securities Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then
outstanding (which will equal approximately           shares immediately after
this offering); or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Wink. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Wink at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may be sold immediately upon completion of this offering.

     Any employee or consultant to Wink who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

     We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain limited exceptions.

     Following the offering, we intend to file a registration statement on Form S-8 covering approximately 6,127,190 shares of common stock subject to outstanding options or reserved for issuance under our employee stock plans (based on options outstanding as of March 31, 1999). See "Management -- Employee Benefit Plans." Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with Wink or the contractual restrictions described above.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement
dated                      , 1999, the underwriters named below, who are
represented by Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Banc Alex. Brown Inc. and Bear, Stearns & Co. Inc. have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.

                                                               NUMBER
                                                                 OF
                        UNDERWRITERS                           SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Deutsche Banc Alex. Brown Inc...............................
Bear, Stearns & Co. Inc.....................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of the common stock for quotation on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares of common stock.

     The underwriters propose to initially offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares of common stock to dealers (including the underwriters) at the initial public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $          per share on
sales to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                 NO         FULL
                                                              EXERCISE    EXERCISE
Per share...................................................  $           $
Total.......................................................  $           $

     Wink has granted to the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase up to additional shares of common stock at the initial public offering price less than the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase
commitment. We estimate expenses relating to this offering will be $          .

     The underwriters and Wink have agreed to indemnify each other against liabilities, including liabilities under the Securities Act of 1933.

     Each of Wink and our executive officers, directors and some of our stockholders has agreed that, for a period of 180 days from the date of this prospectus and subject to certain exceptions, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation do either of the following:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during such period and subject to certain exceptions, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and some of our stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     At our request, the underwriters have reserved up to           shares
offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other individuals associated with us and members of their families. Individuals who purchase these reserved shares must hold such shares for a minimum of three months after this offering. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     We intend to apply to list our common stock for quotation on the Nasdaq National Market under the symbol "WINK."

     Other than in the United States, no action has been taken by the underwriters or us that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction in which that would not be permitted or legal.

STABILIZATION

     In connection with this offering, any of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no established market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation among the representatives of the underwriters and Wink. The factors to be considered in determining the initial public offering price include:

     - the history of, and the prospects for, the industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future earnings;

     - the recent market prices of securities of generally comparable companies; and

     - the general conditions of the securities market at the time of this offering.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Wink by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Latham & Watkins, Costa Mesa, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered hereby. Certain members of Wilson Sonsini Goodrich & Rosati and investment partnerships with which they are affiliated beneficially own an aggregate of 8,750 shares of common stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Wink Communications and the common stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the operations of the public reference facilities. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms and the Commission's Web site, which is described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheet..................................  F-3
Consolidated Statement of Operations........................  F-4
Consolidated Statement of Stockholders' Equity..............  F-5
Consolidated Statement of Cash Flows........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wink Communications, Inc. and its Subsidiary

     The Delaware reincorporation described in Note 9 to the consolidated financial statements has not been consummated at June 7, 1999. When it has been consummated, we will be in a position to furnish the following report:

          "In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Wink Communications, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

     PricewaterhouseCoopers LLP
     San Jose, California
     February 23, 1999

                           WINK COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                          PRO FORMA
                                                                                        STOCKHOLDERS'
                                                                                          EQUITY AT
                                                         DECEMBER 31,       MARCH 31,     MARCH 31,
                                                      -------------------   ---------   -------------
                                                        1997       1998       1999          1999
                                                                                   (UNAUDITED)
                                                             (DOLLARS AND SHARES IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $  8,530   $ 16,892   $ 14,294
  Short-term investments............................     5,452      4,441      2,995
  Accounts receivable -- related parties............       128         52         --
  Accounts receivable -- third parties..............        --        187        102
  Prepaid expenses and other current assets.........       194        301        235
                                                      --------   --------   --------
          Total current assets......................    14,304     21,873     17,626
Property and equipment, net.........................     1,103      1,762      1,798
Other assets........................................       222        285        311
                                                      --------   --------   --------
                                                      $ 15,629   $ 23,920   $ 19,735
                                                      ========   ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $    286   $    995   $    818
  Accrued expenses..................................       663      1,243        635
  Deferred revenue -- related parties...............       650        671        688
  Deferred revenue -- third parties.................       991      1,119      1,136
  Current portion of capital lease obligations......       347        402        417
                                                      --------   --------   --------
          Total current liabilities.................     2,937      4,430      3,694
                                                      --------   --------   --------
Capital lease obligations, less current portion.....       767        365        255
                                                      --------   --------   --------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Convertible Preferred Stock, $0.001 par value,
     issuable in series; aggregate liquidation
     amount $45,512; 8,001 shares authorized; 5,675,
     7,806 and 7,806 (unaudited) shares issued and
     outstanding; no shares issued and outstanding
     pro forma (unaudited)..........................         6          8          8      $     --
  Common Stock, $0.001 par value; 30,000 shares
     authorized; 9,816, 10,517 and 10,595
     (unaudited) shares issued and outstanding;
     18,401 shares issued and outstanding pro forma
     (unaudited)....................................        10         11         11            19
  Additional paid-in capital........................    30,610     51,890     53,972        53,972
  Stockholder notes receivable......................      (984)    (1,046)    (1,046)       (1,046)
  Unearned compensation.............................      (494)      (479)      (403)         (403)
  Accumulated deficit...............................   (17,223)   (31,259)   (36,756)      (36,756)
                                                      --------   --------   --------      --------
          Total stockholders' equity................    11,925     19,125     15,786      $ 15,786
                                                      --------   --------   --------      ========
                                                      $ 15,629   $ 23,920   $ 19,735
                                                      ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                  THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,           MARCH 31,
                                                   ----------------------------   -------------------
                                                    1996      1997       1998       1998       1999
                                                                                      (UNAUDITED)
                                                   (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Revenues:
  Licenses -- related parties....................  $    --   $   384   $    174   $    40    $    71
  Licenses -- third parties......................       --        --        224         2         89
  Services -- related parties....................      155       148         --        --        179
  Services -- third parties......................      193        87        119        99         --
                                                   -------   -------   --------   -------    -------
          Total revenues.........................      348       619        517       141        339
                                                   -------   -------   --------   -------    -------
Costs and expenses:
  Cost of services -- related parties............      323       162         --        --         90
  Cost of services -- third parties..............      235       376        513        70         --
  Research and development.......................    2,595     4,313      6,345     1,256      1,931
  Sales and marketing............................    2,263     3,198      4,732       788      1,127
  General and administrative.....................    1,064     1,771      2,366       332        847
  Stock-based costs and expenses.................        4       455      1,256       530      2,056
                                                   -------   -------   --------   -------    -------
          Total costs and expenses...............    6,484    10,275     15,212     2,976      6,051
                                                   -------   -------   --------   -------    -------
Loss from operations.............................   (6,136)   (9,656)   (14,695)   (2,835)    (5,712)
Interest and other income........................      279       684        813       219        242
Interest expense.................................      (27)     (194)      (154)      (40)       (27)
                                                   -------   -------   --------   -------    -------
Net loss.........................................  $(5,884)  $(9,166)  $(14,036)  $(2,656)   $(5,497)
                                                   =======   =======   ========   =======    =======
Net loss per share:
  Basic and diluted..............................  $ (0.91)  $ (1.25)  $  (1.57)  $ (0.33)   $ (0.55)
                                                   =======   =======   ========   =======    =======
  Weighted average shares outstanding............    6,432     7,337      8,954     8,031      9,906
Pro forma net loss per share (unaudited):
  Basic and diluted..............................                      $  (0.92)             $ (0.31)
                                                                       ========              =======
  Weighted average shares outstanding............                        15,198               17,712

The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                     CONVERTIBLE
                                   PREFERRED STOCK    COMMON STOCK     ADDITIONAL   STOCKHOLDER
                                   ---------------   ---------------    PAID-IN        NOTES        UNEARNED
                                   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     RECEIVABLE    COMPENSATION
                                                                 (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1995.....  1,850      $2      8,016    $ 8      $ 4,706       $    --        $ (13)
Issuance of Series B Preferred
  Stock, net.....................  1,634       2         --     --        6,512           (30)          --
Exercise of Common Stock
  options........................     --      --         14     --            1            --           --
Issuance of Common Stock for
  stockholder note...............     --      --      1,310      1          523          (524)          --
Amortization of unearned
  compensation...................     --      --         --     --           --            --            4
Net loss.........................     --      --         --     --           --            --           --
                                   -----      --     ------    ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1996.....  3,484       4      9,340      9       11,742          (554)          (9)
Issuance of Series C Preferred
  Stock, net.....................  2,191       2         --     --       17,436            --           --
Exercise of Common Stock
  options........................     --      --        537      1           64            --           --
Issuance of Common Stock for
  stockholder note...............     --      --        215     --          430          (430)          --
Repurchase of Common Stock.......     --      --       (277)    --           (3)           --           --
Issuance of warrants for
  services.......................     --      --         --     --          240            --           --
Issuance of Common Stock for
  services.......................     --      --          1     --            1            --           --
Unearned compensation............     --      --         --     --          700            --         (700)
Amortization of unearned
  compensation...................     --      --         --     --           --            --          215
Net loss.........................     --      --         --     --           --            --           --
                                   -----      --     ------    ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1997.....  5,675       6      9,816     10       30,610          (984)        (494)
Issuance of Series C Preferred
  Stock, net.....................  2,131       2         --     --       16,732            --           --
Exercise of Common Stock
  options........................     --      --        287     --          207            --           --
Issuance of Common Stock
  for cash.......................     --      --        389      1        3,000            --           --
Issuance of Common Stock
  for stockholder note...........     --      --         25     --          100          (100)          --
Unearned compensation............     --      --         --     --          600            --         (600)
Amortization of unearned
  compensation...................     --      --         --     --           --            --          615
Collection of stockholder note
  receivable.....................     --      --         --     --           --            38           --
Issuance of warrants for
  services.......................     --      --         --     --          641            --           --
Net loss.........................     --      --         --     --           --            --           --
                                   -----      --     ------    ---      -------       -------        -----
BALANCE AT DECEMBER 31, 1998.....  7,806       8     10,517     11       51,890        (1,046)        (479)
Exercise of Common Stock options
  (unaudited)....................     --      --         78     --          102            --           --
Issuance of warrants for services
  (unaudited)....................     --      --         --     --        1,980            --           --
Amortization of unearned
  compensation (unaudited).......     --      --         --     --           --            --           76
Net loss (unaudited).............     --      --         --     --           --            --           --
                                   -----      --     ------    ---      -------       -------        -----
BALANCE AT MARCH 31, 1999
  (UNAUDITED)....................  7,806      $8     10,595    $11      $53,972       $(1,046)       $(403)
                                   =====      ==     ======    ===      =======       =======        =====


                                                     TOTAL
                                   ACCUMULATED   STOCKHOLDERS'
                                     DEFICIT        EQUITY
                                         (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1995.....   $ (2,173)      $  2,530
Issuance of Series B Preferred
  Stock, net.....................         --          6,484
Exercise of Common Stock
  options........................         --              1
Issuance of Common Stock for
  stockholder note...............         --             --
Amortization of unearned
  compensation...................         --              4
Net loss.........................     (5,884)        (5,884)
                                    --------       --------
BALANCE AT DECEMBER 31, 1996.....     (8,057)         3,135
Issuance of Series C Preferred
  Stock, net.....................         --         17,438
Exercise of Common Stock
  options........................         --             65
Issuance of Common Stock for
  stockholder note...............         --             --
Repurchase of Common Stock.......         --             (3)
Issuance of warrants for
  services.......................         --            240
Issuance of Common Stock for
  services.......................         --              1
Unearned compensation............         --             --
Amortization of unearned
  compensation...................         --            215
Net loss.........................     (9,166)        (9,166)
                                    --------       --------
BALANCE AT DECEMBER 31, 1997.....    (17,223)        11,925
Issuance of Series C Preferred
  Stock, net.....................         --         16,734
Exercise of Common Stock
  options........................         --            207
Issuance of Common Stock
  for cash.......................         --          3,001
Issuance of Common Stock
  for stockholder note...........         --             --
Unearned compensation............         --             --
Amortization of unearned
  compensation...................         --            615
Collection of stockholder note
  receivable.....................         --             38
Issuance of warrants for
  services.......................         --            641
Net loss.........................    (14,036)       (14,036)
                                    --------       --------
BALANCE AT DECEMBER 31, 1998.....    (31,259)        19,125
Exercise of Common Stock options
  (unaudited)....................         --            102
Issuance of warrants for services
  (unaudited)....................         --          1,980
Amortization of unearned
  compensation (unaudited).......         --             76
Net loss (unaudited).............     (5,497)        (5,497)
                                    --------       --------
BALANCE AT MARCH 31, 1999
  (UNAUDITED)....................   $(36,756)      $ 15,786
                                    ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                 -----------------------------   -----------------
                                                  1996       1997       1998      1998      1999
                                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
  Net loss.....................................  $(5,884)  $ (9,166)  $(14,036)  $(2,656)  $(5,497)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization...........      360        543        710       157       239
       Stock-based costs and expenses..........        4        455      1,256       530     2,056
       Changes in assets and liabilities:
          Accounts receivable -- related
            parties............................       --        (78)        76        --        52
          Accounts receivable -- third
            parties............................       --         --       (187)     (171)       85
          Prepaid expenses and other current
            assets.............................      (26)      (122)      (107)       (6)       66
          Other assets.........................      (90)      (124)       (63)      (14)      (26)
          Accounts payable.....................       --        208        709       330      (177)
          Accrued expenses.....................      174        430        580      (376)     (608)
          Deferred revenues -- related
            parties............................      (80)        80         21        15        17
          Deferred revenues -- third parties...      213        778        128        77        17
                                                 -------   --------   --------   -------   -------
Net cash used in operating activities..........   (5,329)    (6,996)   (10,913)   (2,114)   (3,776)
                                                 -------   --------   --------   -------   -------
Cash flows from investing activities:
  Purchase of short-term investments...........       --    (20,739)    (8,060)       --    (2,016)
  Proceeds from sale of short-term
     investments...............................       --     15,287      9,071        --     3,462
  Property and equipment purchases.............   (1,321)      (381)    (1,369)     (396)     (275)
                                                 -------   --------   --------   -------   -------
Net cash provided by (used in) investing
  activities...................................   (1,321)    (5,833)      (358)     (396)    1,171
                                                 -------   --------   --------   -------   -------
Cash flows from financing activities:
  Proceeds from Preferred Stock issuances,
     net.......................................    6,484     17,438     16,734     1,990        --
  Proceeds from Common Stock issuances.........        1         65      3,208        37       102
  Proceeds from stockholder note receivable....       --         --         38        --        --
  Proceeds from lease financing transaction....    1,421         --         --        --        --
  Principal payments on capital lease
     obligations...............................       (8)      (298)      (347)      (82)      (95)
  Repurchase of Common Stock...................       --         (3)        --        --        --
                                                 -------   --------   --------   -------   -------
Net cash provided by financing activities......    7,898     17,202     19,633     1,945         7
                                                 -------   --------   --------   -------   -------
Net increase (decrease) in cash and cash
  equivalents..................................    1,248      4,373      8,362      (565)   (2,598)
Cash and cash equivalents at beginning of
  period.......................................    2,909      4,157      8,530     8,530    16,892
                                                 -------   --------   --------   -------   -------
Cash and cash equivalents at end of period.....  $ 4,157   $  8,530   $ 16,892   $ 7,965   $14,294
                                                 =======   ========   ========   =======   =======
Supplemental cash flow information:
  Cash paid for interest.......................  $    27   $    194   $    154   $    40   $    27
                                                 =======   ========   ========   =======   =======
Supplemental noncash activities:
  Common Stock issued for stockholder note.....  $   524   $    430   $    100   $   100   $    --
                                                 =======   ========   ========   =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                           WINK COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Wink Communications, Inc. (the "Company") was incorporated in California on October 7, 1994 and offers an enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising. See Note 9 -- Subsequent Events.

     For periods prior to January 1, 1997, the Company was considered to be in the development stage.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wink Japan, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

     Short-term investments consist of commercial paper obligations with original maturities at date of purchase ranging between three and 12 months. The Company classifies these investments as available-for-sale and records the instruments at amortized cost, which approximates fair value due to the short maturities of such instruments.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, deposits and accounts payable are carried at cost, which approximates fair value because of the short-term nature of those instruments.

PROPERTY AND EQUIPMENT

     Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years. Purchased internal-use

                           WINK COMMUNICATIONS, INC.

software consists primarily of amounts paid to third parties for software applications that support the Wink response network and the Company's computer equipment. Purchased internal-use software is depreciated over its useful life, generally three years.

REVENUE RECOGNITION

     The Company's historical revenues have been derived from license fees relating to royalties earned from the Wink Engine software, license fees relating to Wink Studio software, non-recurring engineering fees under agreements to port the Wink Engine software to various televisions and set-top terminals, and service fees relating to software installation and post-contract customer support. The Company recognizes software license revenues relating to the Wink Engine on a "sell-through" basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. License fees from Wink Studio software are recognized monthly over the term of the subscription agreement, generally one year. Non-recurring engineering fees are recognized using the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services are recognized as services are provided, and post-contract customer support fees are recognized ratably over the term of the support agreement. Fees received in advance of revenue recognition are included in the balance sheet as deferred revenue.

     The Company expects that in future periods, revenues will also be derived from the Wink response network, Wink Server Studio and Wink Broadcast Server. Revenues from the Wink response network will be generated by charging transaction fees to advertisers for each information request or purchase order obtained from viewers or on a fixed fee basis. All advertising agreements in place as of May 1999 provide for a fixed fee to be paid to the Company without any per transaction fees. These fees are recognized ratably over the life of the agreement. Revenues derived from the Wink Server Studio and Wink Broadcast Server software applications will be recognized monthly based upon the applicable subscription fee. These applications are being offered to customers under monthly license fee arrangements with terms ranging from one to five years, with periodic fee increases based upon changes in the Consumer Price Index and other events. The Company's business model allows other television industry participants supporting Wink-enabled programming to benefit economically from Wink Enhanced Broadcasting. In this regard, Wink has entered into a number of agreements with cable system operators and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to Wink Enhanced Broadcasting. To date, no transaction fee revenue has been recognized from the Wink response network. Any amounts payable to third parties in future periods resulting from fee sharing will be included in cost of revenues.

                           WINK COMMUNICATIONS, INC.

SALES TO SIGNIFICANT CUSTOMERS

     During the years ended December 31, 1996, 1997 and 1998, sales to customers comprising 10 percent or more of the Company's total revenues for the periods indicated were as follows:

                                                        YEARS ENDED DECEMBER
                                                                31,
                                                       ----------------------
                      CUSTOMER                         1996     1997     1998
A -- related party...................................   10%       0%       0%
B -- related party...................................   34%      21%       0%
C -- related party...................................    0%      62%      43%
D -- third party.....................................   32%      14%       0%
E -- third party.....................................   24%       0%      40%
F -- third party.....................................    0%       0%      15%

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable, which are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with financial institutions that management believes are credit worthy and by placing its short-term investments in corporate commercial paper issues of various entities. Concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the assessed credit quality of the customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 1997, one related party customer accounted for the entire accounts receivable balance. At December 31, 1998, five customers individually accounted for more than 10% of the entire accounts receivable balance. These five customers, in aggregate, accounted for 76% of the total accounts receivable balance at December 31, 1998. One of these five customers was a related party and accounted for 22% of the total accounts receivable balance at December 31, 1998.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2 ("SFAS No. 2"), "Accounting for Research and Development Costs."

SOFTWARE DEVELOPMENT COSTS

     Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No costs have been capitalized to date, as the effect on the financial statements for all periods presented is immaterial.

                           WINK COMMUNICATIONS, INC.

ADVERTISING COSTS

     Advertising costs are expensed as incurred in accordance with Statement of Position ("SoP") No. 93-7, "Reporting on Advertising Costs." Advertising costs for the years ended December 31, 1996, 1997 and 1998 totaled $210,000, $147,000 and $904,000, respectively. Advertising costs for the three months ended March 31, 1998 and 1999 totaled $43,000 (unaudited) and $111,000 (unaudited), respectively.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the consolidated foreign subsidiary in Japan is its local currency. Accordingly, all assets and liabilities of this entity are translated at the current exchange rates at each balance sheet date. To date, the subsidiary in Japan has not recognized revenues or expenses. In the event that the subsidiary has revenue and expense components in future periods, such amounts will be translated at weighted average exchange rates in effect during the year. Gains and losses resulting from foreign currency translation have not been material to the consolidated financial statements through December 31, 1998 and through March 31, 1999 (unaudited). To the extent these gains or losses are recognized in future periods, such amounts will be recorded directly into a separate component of stockholders' equity and comprehensive income. Foreign currency transaction gains and losses are included in the determination of net income or loss. During the years ended December 31, 1996, 1997 and 1998 and during the three months ended March 31, 1998 (unaudited) and 1999 (unaudited), net foreign currency transaction gains and losses did not have a material impact on the consolidated financial statements.

STOCK-BASED COSTS AND EXPENSES

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the consensus reached by the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services." Costs are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete using the Black-Scholes pricing model.

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are

                           WINK COMMUNICATIONS, INC.

based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of the incremental number of common shares issuable upon conversion of Convertible Preferred Stock (using the if-converted method) and common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive. Net loss per share computations are in accordance with SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98.

     Weighted average potential common shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                         YEAR ENDED    THREE MONTHS ENDED
                                                        DECEMBER 31,       MARCH 31,
                                                        ------------   ------------------
                                                            1998              1999
                                                                          (UNAUDITED)
Convertible Preferred Stock...........................     6,243,808        7,806,000
Common Stock options..................................     2,536,986        2,970,417
Convertible Preferred Stock warrants..................        17,500           17,500
Common Stock warrants.................................     1,588,200        2,000,700
Common Stock subject to repurchase....................     1,118,236          649,742
                                                        ------------      -----------
                                                          11,504,730       13,444,359
                                                        ============      ===========

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding and the pro forma effects of the automatic conversion of the Company's Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of an initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and potential common shares outstanding. Pro forma potential common shares consist of Common Stock subject to repurchase and stock options and warrants (using the treasury stock method). Pro forma potential common shares have been excluded from the computation as their effect is antidilutive.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     Effective upon the closing of an initial public offering, the outstanding shares of Series A, Series B and Series C Convertible Preferred Stock will automatically convert into 1,250,000, 2,233,700 and 4,322,250 shares, respectively, of Common Stock. In addition, warrants to purchase 17,500 shares of Series B Convertible Preferred Stock will convert into warrants to purchase 17,500 shares of Common Stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at March 31, 1999.

                           WINK COMMUNICATIONS, INC.

UNAUDITED INTERIM RESULTS

     The accompanying interim consolidated financial statements at March 31, 1999, and for the three months ended March 31, 1998 and 1999, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ended December 31, 1999.

SEGMENT INFORMATION

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it operates in only one operating segment.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company's comprehensive net loss has not varied materially from the reported net loss.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS 133 for one year, to fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

     In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SoP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP No. 98-4 "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had and the adoption of SoP 98-4

                           WINK COMMUNICATIONS, INC.

and SoP 98-9 are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Company has entered into various agreements with certain holders of the Company's Preferred and Common Stock. These agreements consist primarily of royalties derived from the sale of Wink enabled products and non-recurring engineering services. Revenues and related costs of revenues together with deferred revenues and accounts receivable from these related parties are separately disclosed in the statement of operations and balance sheet.

NOTE 4 -- BALANCE SHEET COMPONENTS

                                                          DECEMBER 31,       MARCH 31,
                                                        -----------------   -----------
                                                         1997      1998        1999
                                                                            (UNAUDITED)
                                                                (IN THOUSANDS)
Property and equipment, net:
  Computer equipment..................................  $1,050    $ 1,521     $ 1,775
  Office furniture and equipment......................     526        575         577
  Leasehold improvements..............................     357        358         358
  Purchased internal-use software.....................     161      1,009       1,028
                                                        ------    -------     -------
                                                         2,094      3,463       3,738
  Less accumulated depreciation and amortization......    (991)    (1,701)     (1,940)
                                                        ------    -------     -------
                                                        $1,103    $ 1,762     $ 1,798
                                                        ======    =======     =======

     Assets acquired under capital lease obligations are included in property and equipment and totaled $1,421, $1,421 and $1,421 (unaudited), with related accumulated depreciation of $674, $1,046 and $1,139 (unaudited) at December 31, 1997 and 1998 and March 31, 1999, respectively.

                                                        DECEMBER 31,     MARCH 31,
                                                       --------------   -----------
                                                       1997     1998       1999
                                                                        (UNAUDITED)
                                                              (IN THOUSANDS)
Accrued expenses:
  Compensation and benefits..........................  $455    $1,083      $553
  Deferred rent......................................   117        72        57
  Other..............................................    91        88        25
                                                       ----    ------      ----
                                                       $663    $1,243      $635
                                                       ====    ======      ====

NOTE 5 -- INCOME TAXES

     No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 (unaudited) and 1999 (unaudited), as the Company has incurred net operating losses and has no carryback potential.

     At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $27,000,000 available to reduce future taxable income. At March 31, 1999, the

                           WINK COMMUNICATIONS, INC.

Company had federal and state net operating loss carryforwards of approximately $30,500,000 (unaudited) available to reduce future taxable income. Such carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50 percent over a three-year period and expire at varying amounts during the period from 2002 through 2013. The Company believes that there was a cumulative change of ownership of greater than 50 percent in June 1997. Accordingly, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited to approximately $6,700,000 per year. Net deferred tax assets are composed of the following:

                                                      DECEMBER 31,         MARCH 31,
                                                   -------------------    -----------
                                                    1997        1998         1999
                                                                          (UNAUDITED)
                                                             (IN THOUSANDS)
Net operating loss carryforwards.................  $ 5,750    $ 10,700      $12,000
Deferred revenues................................      600         700          700
Other............................................      150         100          100
                                                   -------    --------      -------
Gross deferred tax assets........................    6,500      11,500       12,800
Deferred tax asset valuation allowance...........   (6,500)    (11,500)     (12,800)
                                                   -------    --------      -------
Net deferred tax assets..........................  $    --    $     --      $    --
                                                   =======    ========      =======

     Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The valuation allowance increased by $5,000,000 from December 31, 1997 to December 31, 1998. The valuation allowance increased by $1,300,000 (unaudited) from December 31, 1998 to March 31, 1999.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases its main office facilities under a noncancelable operating lease which expires in January 2000. Under the terms of the lease, the Company is required to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under capital lease obligations.

     Future minimum lease payments under noncancelable operating and capital leases are as follows at December 31, 1998:

                        YEAR ENDING                           OPERATING    CAPITAL
                        DECEMBER 31,                           LEASES      LEASES
                                                                 (IN THOUSANDS)
  1999......................................................    $743        $ 490
  2000......................................................      62          387
                                                                ----        -----
                                                                $805          877
                                                                ====
Less amount representing interest...........................                 (110)
                                                                            -----
Present value of capital lease obligations..................                  767
Less current portion........................................                 (402)
                                                                            -----
Long-term portion...........................................                $ 365
                                                                            =====

                           WINK COMMUNICATIONS, INC.

     Rent expense on noncancelable operating leases for the years ended December 31, 1996, 1997 and 1998, totaled $573,000, $694,000 and $714,000, respectively.
Rent expense on noncancelable operating leases for the three months ended March 31, 1998 and 1999, totaled $175,000 (unaudited) and $177,000 (unaudited).

REVENUE SHARING AND OTHER COMMITMENTS

     The Company has entered into a number of agreements with cable operators, direct broadcast satellite operators ("DBS operators") and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to Wink Enhanced Broadcasting. For certain cable and DBS operators, the Company has provided a minimum revenue guarantee if the operator makes a minimum volume commitment for Wink Engines deployed. If these minimum volume requirements are met, and Wink Enhanced Broadcasting fails to generate sufficient revenue to meet the guaranteed amount per Wink subscriber, the Company is obligated to pay the difference between the guaranteed amount and the amount earned by the operator. The Company's agreement with a major DBS operator calls for the Company to guarantee revenue per enabled subscriber household of $2.50 per year for three years, if that operator enables at least 1,000,000 homes during a specific time period. In addition, the potential future liability to cover the minimum revenue guarantees in other agreements with certain cable operators is estimated to be approximately $760,000 at December 31, 1998 and March 31, 1999 (unaudited). Such costs, if and when incurred, shall be recorded as cost of revenues.

     The Company has also agreed to provide marketing and technical development funds to certain cable and digital broadcast satellite operators, contingent upon the commercial launch of Wink enhanced broadcasting. The Company has agreed to provide development funds at the rate of $1.00 per subscriber with a guaranteed minimum of $1,000,000 to a major digital broadcast satellite provider. Additional marketing development funds committed to in contractual agreements with cable operators total approximately $495,000 at December 31, 1998 and March 31, 1999 (unaudited). These costs, if and when incurred, shall be recorded as sales and marketing expense.

     See Note 9 -- Subsequent Events.

LEGAL PROCEEDING

     A patent claim arising in the ordinary course of business, seeking monetary damages and other relief is pending. The amount of liability, if any, from such claim can not be determined with certainty; however, in the opinion of management, the ultimate liability for such claim will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                           WINK COMMUNICATIONS, INC.

NOTE 7 -- STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     Convertible Preferred Stock consists of the following:

                                                  SHARES ISSUED
                                                 AND OUTSTANDING           DECEMBER 31, 1998          MARCH 31, 1999
                                           ---------------------------   ----------------------   ----------------------
                                SHARES     DECEMBER 31,     MARCH 31,     GROSS     LIQUIDATION    GROSS     LIQUIDATION
                              AUTHORIZED   1997    1998       1999       PROCEEDS     AMOUNT      PROCEEDS     AMOUNT
                                                           (UNAUDITED)                                 (UNAUDITED)
                                                                    (IN THOUSANDS)
Series A....................    1,250      1,250   1,250      1,250      $ 2,000      $ 2,000     $ 2,000      $ 2,000
Series B....................    2,251      2,234   2,234      2,234        8,936        8,936       8,936        8,936
Series C....................    4,500      2,191   4,322      4,322       34,576       34,576      34,576       34,576
                                -----      -----   -----      -----      -------      -------     -------      -------
                                8,001      5,675   7,806      7,806      $45,512      $45,512     $45,512      $45,512
                                =====      =====   =====      =====      =======      =======     =======      =======

     CONVERSION

     Each share of Preferred Stock is convertible at the option of the holder at any time into Common Stock at the initial conversion rate of one share of Common Stock for each share of Preferred Stock. The initial conversion rate of each series of Preferred Stock is subject to adjustment as provided in the Certificate of Incorporation. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for each series upon the closing of a firm commitment underwritten initial public offering of the Company's Common Stock at a price per share not less than $8.00 per share and an aggregate offering price to the public of not less than $10,000,000, exclusive of underwriting commissions and offering expenses.

     VOTING

     Each holder of Series A, Series B and Series C Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such holders' shares of Preferred Stock could be converted.

     DIVIDEND

     Holders of Series A, Series B and Series C Preferred Stock are entitled to a noncumulative dividend, when and if declared by the Board of Directors, at the fixed rate of $0.128, $0.32, and $0.64, respectively, per share per annum, prior and in preference to any distribution on the Common Stock.

     LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company (as defined), the holders of the Series A, Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, the amount of $1.60, $4.00 and $8.00, respectively, per share plus an amount equal to all declared but unpaid dividends on such shares.

                           WINK COMMUNICATIONS, INC.

COMMON STOCK

     REPURCHASE RIGHTS

     The Company has the right to repurchase the unvested portion of 3,072,916 shares of Common Stock sold to certain key employees at a weighted average price of $0.40 per share. Under employment arrangements with certain key employees, in the event the Company is acquired by or merged into another company prior to full vesting of the shares subject to repurchase rights, the employees are entitled to have the Company's repurchase right lapse as to 50 percent of the unvested shares. At December 31, 1998, 830,954 shares were subject to repurchase rights of the Company. At March 31, 1999, 590,822 shares (unaudited) were subject to repurchase rights of the Company.

     RESERVED SHARES

     The Company has reserved an adequate number of shares of Common Stock to satisfy the conversion of all Preferred Stock and the exercise of all outstanding options and warrants.

WARRANTS

     In July 1996, the Company granted a fully exercisable warrant to purchase Common Stock to two companies affiliated with a director of the Company in connection with the issuance of Series B Preferred Stock. The warrant enables the holders to purchase 441,257 and 58,743 shares of Common Stock, respectively, at $6.00 per share and expires in July 2001. The warrant had an immaterial fair value on the date of grant.

     In September 1996, the Company granted a fully exercisable warrant to purchase Series B Preferred Stock to a company providing property and equipment lease financing. The warrant enables the holder to purchase 17,500 shares of Series B Preferred Stock at $4.00 per share and expires in September 2002. The warrant and related services had an immaterial fair value on the date of grant.

     In April 1997, the Company granted a fully exercisable warrant to purchase Common Stock to certain holders of Series C Preferred Stock providing business development services. The warrant enables the holders to purchase 75,000 shares of Common Stock at $0.80 per share and expires in April 2007. The warrant and related services had an immaterial fair value on the date of grant.

     In June 1997, the Company granted a fully exercisable warrant to purchase Common Stock in connection with the issuance of Series C Preferred Stock. The warrant enables the holders to purchase 525,000 shares of Common Stock at $8.00 per share and expires in June 2009. The estimated fair value of the warrant totaled $142,000 and is included in additional paid-in capital.

     In June 1997, the Company granted a warrant to purchase Common Stock to a broadcasting company that agreed to use its reasonable best efforts to develop and air Wink-enhanced programming over an approximate 18 month period. The broadcasting company is affiliated with a holder of the Company's Series C Preferred Stock. The warrant enables the holder to purchase 375,000 shares of Common Stock at $8.00 per share and expires in June 2009. On the date of grant, the warrant was exercisable with respect to 75,000 shares (the "fixed shares") and was exercisable with respect to the remaining 300,000 shares (the "variable shares") contingent upon the completion of specified future performance obligations of the broadcasting company. The grant date fair value of the warrant relating to the fixed shares totaled $20,000, which was charged to stock-based costs and expenses. The fair value of the warrant relating to the variable shares on December 31, 1997, totaled $726,000. Of this amount, $220,000 was recognized as stock-based costs and expenses during the year

                           WINK COMMUNICATIONS, INC.

ended December 31, 1997. On February 1, 1998, the Company amended the terms of the warrant to eliminate any future performance obligation of the broadcasting company. The fair value of the warrant relating to the variable shares on the date the performance obligation was eliminated had not changed from the estimated fair value on December 31, 1997. Accordingly, the unamortized value of the warrant totaling $506,000 was recognized as stock-based costs and expenses during the year ended December 31, 1998 over the period in which the Company received benefits from the broadcaster's services.

     In November 1997, the Company granted a fully exercisable warrant to purchase Common Stock to a company providing business development services. The warrant enables the holder to purchase 38,200 shares of Common Stock at $4.00 per share and expires in November 2009. The warrant and related services had an immaterial fair value on the date of grant.

     In January 1998, the Company granted a fully exercisable warrant to purchase Common Stock in connection with the issuance of Series C Preferred Stock. The warrant enables the holder to purchase 50,000 shares of Common Stock at $0.80 per share and expires in January 2008. The estimated fair value of the warrant totaled $226,000 and is included in additional paid-in capital.

     In August 1998, the Company granted a fully exercisable warrant to purchase Common Stock to a holder of Series C Preferred Stock providing consulting services. The warrant enables the holder to purchase 25,000 shares of Common Stock at $8.00 per share and expires in August 2003. The estimated fair value of the warrant totaled $135,000 and is included in stock-based costs and expenses.

     In December 1998, the Company granted a warrant to purchase Common Stock to a cable operator company that is a holder of Series C Preferred Stock as consideration for the future deployment of Wink-enabled technology to at least 200,000 households. The warrant enables the holder to purchase 250,000 shares of Common Stock at either $12.00 or $16.00 per share, contingent upon achieving the deployment criteria and the timing of such achievement. In the event the $12.00 exercise price is earned, the warrant will expire in January 2004. In the event the $16.00 exercise price is earned, the warrant will expire in January 2005. At December 31, 1998, the lowest aggregate fair value of the warrant totaled $1,218,000. At March 31, 1999, the lowest aggregate fair value of the warrant totaled $1,553,000 (unaudited). This amount will be remeasured at each reporting date until the deployment of Wink-enabled technology to the specified number of cable subscribers is achieved. When and if it becomes probable that the performance criteria will be achieved, the Company will record the then fair value associated with the units meeting the performance criteria as a charge to stock-based costs and expenses.

OTHER

     Through December 31, 1998, no dividends on either the Preferred or Common Stock have been declared by the Board of Directors.

     See Note 9 -- Subsequent Events.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

     The 1994 Stock Plan (the "Plan") provides for the issuance of up to 4,500,000 shares of Common Stock in connection with incentive and non-statutory stock option awards granted to

                           WINK COMMUNICATIONS, INC.

employees, directors and consultants to the Company. Stock purchase rights may also be granted under the Plan. Options must be issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years. The Company has certain repurchase rights and rights of first refusal on shares purchased under the Plan.

     During the year ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, the Company recognized unearned compensation totaling $700,000, $600,000, $600,000 (unaudited) and $0 (unaudited), respectively, with respect to certain stock option grants and sales of restricted stock to employees. These expenses are being amortized over the respective four-year vesting periods. Amortization of unearned compensation totaled $215,000, $615,000, $117,000 (unaudited) and $76,000 (unaudited) for the year ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively, and has been recognized as stock-based costs and expenses. See Note 9 -- Subsequent Events.

     Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under the minimum value method prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                                               THREE MONTHS
                                            YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                        --------------------------------    ------------------
                                         1996        1997         1998       1998       1999
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                               (UNAUDITED)
Net loss:
  As reported.........................  $(5,884)    $(9,166)    $(14,036)   $(2,656)   $(5,497)
  Pro forma...........................  $(5,905)    $(9,235)    $(14,342)   $(2,698)   $(5,824)
Basic and diluted net loss per share:
  As reported.........................  $ (0.91)    $ (1.25)    $  (1.57)   $ (0.33)   $ (0.55)
  Pro forma...........................  $ (0.92)    $ (1.26)    $  (1.60)   $ (0.34)   $ (0.59)

     Under SFAS No. 123, the minimum value of each option grant is estimated on the grant date using the minimum value method with the following weighted average assumptions used for grants made:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                  ------------------------      --------------
                                                  1996      1997      1998      1998      1999
                                                                                 (UNAUDITED)
Expected lives, in years........................     5         5         5         5         5
Risk free interest rates........................  6.30%     6.30%     5.00%     6.70%     5.26%
Dividend yield..................................  0.00%     0.00%     0.00%     0.00%     0.00%

                           WINK COMMUNICATIONS, INC.

     The following table summarizes information about stock option transactions under the Plan:

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                     YEAR ENDED DECEMBER 31,                        MARCH 31,
                                    ---------------------------------------------------------   -----------------
                                          1996                1997                1998                1999
                                             WEIGHTED            WEIGHTED            WEIGHTED            WEIGHTED
                                             AVERAGE             AVERAGE             AVERAGE             AVERAGE
                                             EXERCISE            EXERCISE            EXERCISE            EXERCISE
                                    SHARES    PRICE     SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                   (UNAUDITED)
Outstanding at beginning of
  year............................    793     $0.05     1,759     $0.23     2,122     $1.06     2,813     $2.90
Granted...........................    980      0.37     1,099      1.82     1,092      5.66       584      8.00
Exercised.........................    (14)     0.05      (537)     0.13      (287)     0.62       (78)     1.28
Canceled..........................     --        --      (199)     0.44      (114)     2.59      (192)     3.61
                                    -----               -----               -----               -----
Outstanding at end of year........  1,759      0.23     2,122      1.06     2,813      2.90     3,127      3.86
                                    -----               -----               -----               -----
Options vested at year end........    431                 289                 971               1,117
                                    -----               -----               -----               -----
Weighted-average fair value of
  options granted during the
  year............................             0.15                0.67                1.23                1.48

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income (loss) for future years.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                          OPTIONS OUTSTANDING             OPTIONS VESTED
                  ------------------------------------   -----------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED            WEIGHTED
                                 REMAINING    AVERAGE             AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE   NUMBER   EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     VESTED    PRICE
                     (IN THOUSANDS, EXCEPT YEARS AND PER SHARE AMOUNTS)
$ 0.01 - $0.25         372          6.8 year   $ 0.12     236      $ 0.12
  0.40 - $0.80         565          7.9          0.50     287        0.47
  1.00 - $2.00         627          8.4          1.46     220        1.44
  4.00 - $6.00       1,006          9.4          4.92     199        4.01
  8.00                 218          9.6          8.00      21        8.00
 12.00                  25          9.8         12.00       8       12.00
                     -----                                ---
                     2,813         8.55          2.90     971        1.59
                     =====                                ===

                           WINK COMMUNICATIONS, INC.

     The following table summarizes information about stock options outstanding at March 31, 1999 (unaudited):

                          OPTIONS OUTSTANDING                OPTIONS VESTED
                  ------------------------------------   ----------------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE       VESTED       PRICE
$ 0.01 - $0.25         305          6.6 year   $0.12          220       $ 0.12
  0.40 - $0.80         553          7.7         0.50          313         0.47
  1.00 - $2.00         535          8.2         1.43          296         1.30
  4.00 - $6.00         953          9.2         4.88          248         4.27
  8.00                 756          9.4         8.00           25         8.00
 12.00                  25          9.6        12.00           15        12.00
                     -----                                  -----
                     3,127          8.3         3.86        1,117         1.78
                     =====                                  =====

401(K) PLAN

     Effective July 1996, the Company adopted the Wink Communications, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Service Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company made no contributions through December 31, 1998.

NOTE 9 -- SUBSEQUENT EVENTS (UNAUDITED)

DELAWARE REINCORPORATION

     In February 1999, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware to be effective prior to the Company's initial public offering. As a result of the reincorporation, the Company will be authorized to issue 100,000,000 shares of $0.001 par value Common Stock and 5,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

WARRANTS

     In February 1999, the Company granted a fully exercisable warrant to purchase Common Stock to a company affiliated with a broadcasting company as an incentive for signing a definitive software licensing agreement with the broadcasting company. The warrant enables the holder to purchase 200,000 shares of Common Stock at $12.00 per share, subject to adjustment, and expires in February 2004. The exercise price is subject to adjustment in the event that the Company completes a qualified equity financing with a per share issuance price of less than $12.00 per share prior to an initial public offering by the Company. The maximum exercise price is $12.00 per share. The fair value of the warrant on the measurement date totaled $1,220,000 (unaudited) and was recognized as stock-based costs and expenses as there was no remaining performance obligation on behalf of the warrant holder and no significant license revenues are expected to be derived from the agreements.

                           WINK COMMUNICATIONS, INC.

     In March 1999, the Company granted a fully exercisable warrant to purchase Common Stock to a separate broadcasting company as an incentive for signing a definitive software licensing agreement. The warrant enables the holder to purchase 125,000 shares of Common Stock at $12.00 per share, subject to adjustment, and expires in March 2004. The exercise price is subject to adjustment in the event that the Company completes a qualified equity financing with a per share issuance price of less than $12.00 per share prior to an initial public offering by the Company. The maximum exercise price is $12.00 per share. The fair value of the warrant on the measurement date totaled $760,000 (unaudited) and was recognized as stock-based costs and expenses as there was no remaining performance obligation on behalf of the warrant holder and no significant license revenues are expected to be derived from the agreement.

     In May 1999, the Company granted a fully exercisable warrant to purchase Common Stock to Microsoft Corporation in connection with a 10 year definitive software distribution agreement. The warrant enables the holder to purchase 500,000 shares of Common Stock at $12.00 per share, subject to adjustment, and expires in May 2004. The exercise price is subject to adjustment in the event that the Company completes a qualified equity financing with a per share issuance price of less than $12.00 per share prior to an initial public offering by the Company. The maximum exercise price is $12.00 per share. The fair value of the warrant on the measurement date totaled $4,050,000 (unaudited) and will be recognized as stock-based costs and expenses ratably over the expected useful life of the underlying software.

1999 STOCK PLAN

     In June 1999, the 1999 Stock Plan (the "1999 Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval prior to the date of the Company's initial public offering, to become effective on the date of the initial public offering. The 1999 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. A total of 2,500,000 shares of Common Stock have been reserved for issuance pursuant to the 1999 Plan. The amount reserved under the Plan will automatically increase at the end of each year by the lesser of (1) 1,000,000 shares, (2) 4% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors.

1999 EMPLOYEE STOCK PURCHASE PLAN

     In June 1999, the 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval prior to the date of the Company's initial public offering, to become effective on the date of the initial public offering. The Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's compensation, up to a maximum aggregate deduction of $21,250 for all offering periods ending in any calendar year. A total of 250,000 shares of Common Stock have been reserved for issuance pursuant to the Purchase Plan. The amount reserved under the Plan will automatically increase at the end of each year by the lessor of (1) 75,000 shares, (2) 0.3% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors.

1999 DIRECTOR OPTION PLAN

     In June 1999, the 1999 Director Option Plan (the "Director Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval prior to the date of the Company's initial public offering, to become effective on the date of the initial public offering. The

                           WINK COMMUNICATIONS, INC.

Director Plan provides for the automatic grant of a nonstatutory option to purchase 40,000 shares of Common Stock to each new non-employee director who becomes a director after the date of the Company's initial public offering on the date that such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 40,000 shares on the fourth anniversary of the date of grant of his or her last option if he or she served on the Board of Directors continuously during such period. A total of 250,000 shares of Common Stock have been reserved for issuance pursuant to the Director Plan.

CONTRACT TERMINATION AGREEMENT

     In May 1999, the Company and a third party executed an agreement that terminated a development and license agreement dated April 1998. Under this termination agreement, the third party has agreed to pay the Company $1,100,000, which was included in other income in May 1999. The Company has no material remaining obligations under these agreements.

COMMON STOCK

     In May 1999, the Company entered into an employment agreement with a member of the management team. In connection with this employment agreement, the Company sold 250,000 shares of Common Stock at a price of $8.00 per share in exchange for a full-recourse, ten-year $2,000,000 promissory note. The note bears interest at a rate of 6.40% per annum. The Company has the right to repurchase the shares at original issuance cost of $8.00 per share. These repurchase rights lapse progressively over a four-year period. In connection with the sale of these shares, the Company recognized unearned compensation totaling $700,000 (unaudited), which will be amortized over the four-year vesting period.

DISTRIBUTION AGREEMENT

     In May 1999, the Company entered into a 10 year definitive software distribution agreement with Microsoft Corporation (the "distributor") that entitles the distributor to share a portion of revenues, if any, the Company generates from viewer responses to Wink Enhanced Broadcasting. The Company has also provided a minimum revenue guarantee ranging from $2 to $4 per year, per Wink-enabled device. If Wink Enhanced Broadcasting fails to generate sufficient revenue to meet the guaranteed amount per Wink subscriber, the Company is obligated to pay the difference between the guaranteed amount and the amount earned by the distributor. Such costs, if and when incurred, shall be recorded as cost of revenues.

SERIES D CONVERTIBLE PREFERRED STOCK FINANCING

     Through June 3, 1999, the Company signed agreements with two investors for the sale of an aggregate of 2,875,000 shares of Series D Convertible Preferred Stock at $12.00 per share for gross proceeds totaling $34,500,000, subject to closing conditions.

STOCK OPTIONS

     Subsequent to March 31, 1999 and through April 30, 1999, options to purchase 1,000 shares of Common Stock were exercised at a weighted average exercise price of $0.40 per share and the Company granted additional options to purchase an aggregate of 51,000 shares of Common Stock under the 1994 Stock Plan at a weighted average exercise price of $8.00 per share. In connection with the grant of these options, the Company recognized unearned compensation totaling $143,000 (unaudited) during the three months ended June 30, 1999, which will be amortized over the four year vesting period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               , 1999

                               [INSERT WINK LOGO]

                                    SHARES OF COMMON STOCK

                         ------------------------------

                              P R O S P E C T U S
                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE

                           DEUTSCHE BANC ALEX. BROWN
                            BEAR, STEARNS & CO. INC.

--------------------------------------------------------------------------------

Until                , 1999 (25 days after the date of this prospectus), all
dealers that affect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                                TO BE
                                                               PAID BY
                                                              REGISTRANT
SEC registration fee........................................   $
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Printing....................................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Director and officer SEC liability insurance................
Blue sky fees and expenses..................................
Transfer agent and registrar fees...........................
Miscellaneous...............................................
                                                               =======
          Total.............................................   $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article X of Registrant's Amended Restated Certificate of Incorporation (Exhibit 3.3 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.5 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by the DGCL. The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such. The Registrant has entered into Indemnification Agreements (a form of which is provided as Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1 hereto) also provides for cross-indemnification among the Registrant and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1996, the Registrant has sold and issued the following unregistered securities (all numbers reflect a ten-for-one stock split effective July 24, 1995):

     - Between January 1, 1996 and May 31, 1999, the Registrant sold and issued 1,330,447 shares of common stock to a total of 63 employees, five non-employee directors and 10 consultants at purchase prices ranging from $0.01 to $8.00 per share upon exercise of stock options or stock purchase rights, or as stock bonuses, pursuant to the Registrant's 1994 Stock Plan in reliance upon Rule 701 promulgated under the Securities Act or an exemption from registration provided by Section 4(2) of the Securities Act.

     - On June 21, 1995, the Registrant sold and issued 65,800 shares of common stock to Geoworks at a purchase price of $0.05 per share in exchange for the Registrant's use of office facilities and resources. Such sale was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - Between December 21, 1995 and March 29, 1996, the Registrant sold and issued an aggregate of 2,233,750 shares of Series B preferred stock at a purchase price of $4.00 per share to a total of three institutional investors, three corporate investors and 20 individuals affiliated with us or our employees or investors. Such sales were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On July 31, 1996, the Registrant issued a warrant to purchase 441,257 shares of common stock with an exercise price of $6.00 per share to Benchmark Capital Partners, L.P. and a warrant to purchase 58,743 shares of common stock with an exercise price of $6.00 per share to Benchmark Founders' Fund, L.P. Such issuances were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On September 18, 1996, the Registrant issued a warrant to purchase 17,500 shares of Series B preferred stock with an exercise price of $4.00 per share to Venture Lending & Leasing, Inc. as partial consideration for the financing of certain equipment and leasehold improvements. Such issuance was made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On December 2, 1996, the Registrant issued 1,310,000 shares of common stock at a purchase price of $0.40 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - Between April 17, 1997 and December 2, 1998, the Registrant sold and issued an aggregate of 4,322,250 shares of Series C preferred stock at a purchase price of $8.00 per share to a total of nine institutional investors, three corporate investors and 25 individuals affiliated with us or our employees or investors. Such sales were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On April 17, 1997, the Registrant issued a warrant to purchase 75,000 shares of common stock with an exercise price of $0.80 per share to WC Investors, LLC. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On May 27, 1997, the Registrant issued 250 shares of common stock at a purchase price of $1.00 per share, and between July 21, 1997 and September 2, 1997, the Registrant issued an aggregate of 750 shares of common stock at a purchase price of $2.00 per share, to a consultant of the Registrant in exchange for recruiting services rendered. Such sales were made in reliance upon Rule 701 promulgated under the Securities Act.

     - On June 18, 1997, the Registrant issued a warrant to purchase 525,000 shares of common stock with an exercise price of $8.00 per share to GE Capital Corporation and a warrant to purchase 375,000 shares of common stock with an exercise price of $8.00 per share to NBC Multimedia, Inc. Such issuances were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On October 15, 1997, the Registrant issued 96 shares of common stock at a purchase price of $2.00 per share to a consultant of the Registrant in exchange for consulting services rendered. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - On November 3, 1997, the Registrant issued 215,000 shares of common stock at a purchase price of $2.00 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - On November 3, 1997, the Registrant issued a warrant to purchase 38,200 shares of common stock with an exercise price of $4.00 per share to a consultant of the Registrant. The consideration for the issuance of such warrant was $20,000 in cash. Such sale was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On January 6, 1998, the Registrant issued a warrant to purchase 50,000 shares of common stock with an exercise price of $0.80 per share to EGI-Wink Investors. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On February 1, 1998, the Registrant issued 25,000 shares of common stock at a purchase price of $4.00 per share to an officer of the Registrant. Such sale was made in reliance upon Rule 701 promulgated under the Securities Act.

     - On August 27, 1998, the Registrant issued a warrant to purchase 25,000 shares of common stock with an exercise price of $8.00 per share to General Electric Capital Corporation. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On December 2, 1998, the Registrant issued warrants to purchase up to an aggregate of 250,000 shares of common stock with exercise prices ranging from $12.00 to $14.00 per share to Vulcan Ventures Incorporated. Such issuances were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On February 25, 1999, the Registrant issued a warrant to purchase up to 200,000 shares of common stock with an exercise price of $12.00 per share to The Walt Disney Company. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On March 23, 1999, the Registrant issued a warrant to purchase 125,000 shares of common stock with an exercise price of $12.00 per share to CBS Corporation. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     - On May 17, 1999, the Registrant issued 250,000 shares of common stock at a purchase price of $8.00 per share to an officer of the Registrant. Such sale was made in reliance upon an exemption from registration provided by
       Section 4(2) of the Securities Act.

     - On May 26, 1999, the Registrant issued a warrant to purchase 500,000 shares of common stock with an exercise price of $12.00 per share to Microsoft Corporation. Such issuance was made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    NUMBER                     DESCRIPTION OF DOCUMENT
      1.1*   Form of Underwriting Agreement.
      3.1*   Amended and Restated Articles of Incorporation of the
             Registrant's California predecessor.
      3.2    Certificate of Incorporation of the Registrant.
      3.3*   Amended and Restated Certificate of Incorporation of the
             Registrant.
      3.4    Form of Second Amended and Restated Certificate of
             Incorporation of the Registrant to be filed following the
             closing of the offering.

    NUMBER                     DESCRIPTION OF DOCUMENT
      3.5    Bylaws of the Registrant.
      4.1*   Specimen Common Stock Certificate.
      4.2*   Fourth Investor Rights Agreement dated as of June   , 1999
             between the Registrant and the individuals and entities
             listed in the exhibit thereto.
      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati regarding the
             legality of the common stock being registered.
     10.1    Form of Indemnification Agreement between the Registrant and each of its officers and directors.
     10.2    1994 Stock Plan and form of agreement thereunder.
     10.3*   1999 Stock Plan and form of agreement thereunder.
     10.4*   1999 Director Stock Option Plan and form of agreement
             thereunder.
     10.5*   1999 Employee Stock Purchase Plan and form of agreement
             thereunder.
    +10.6    Charter Programmer Affiliation Agreement dated February 23,
             1999 between the Registrant and ABC, Inc.
    +10.7    Charter Programmer Affiliation Agreement dated March 23,
             1999 between the Registrant and CBS Corporation.
     10.8    Equity Side Letter dated March 23, 1999 between the
             Registrant and CBS Corporation and warrant issued to CBS
             Corporation dated March 23, 1999.
    +10.9    Letter Agreement dated June 3, 1997 between the Registrant and NBC Multimedia, Inc. dba NBC Interactive Media.
    +10.10   Cable Affiliation Agreement dated October 8, 1997 between
             the Registrant and Charter Communications, Inc., as amended on March 16, 1998 and March 12, 1999.
    +10.11   Cable Affiliation Agreement dated December 10, 1998 between the Registrant and Comcast Programming.
     10.12   Cable Affiliation Agreement dated January 15, 1999 between the Registrant and Coxcom, Inc. d/b/a Cox Communications
             Palos Verdes.
    +10.13   Master Affiliation Agreement dated December 22, 1998 between the Registrant and DirecTV, Inc., as amended on December 22,
             1998.
    +10.14   Master Cable Affiliation Agreement dated September 23, 1998 between the Registrant and Time Warner Cable.
    +10.15   Development and License Agreement dated June 8, 1995 between the Registrant and General Instrument Corporation of
             Delaware, as amended on January 24, 1997 and August 18,
             1997.
    +10.16   Development and License Agreement dated January 15, 1996
             between the Registrant and Scientific-Atlanta, Inc., as
             amended on January 27, 1998.
    +10.17   Application Server License Agreement dated September 30,
             1997 between the Registrant and Toshiba Corporation, as
             amended on September 30, 1997 and December 31, 1998.
    +10.18   Engine License Agreement dated September 30, 1997 between
             the Registrant and Toshiba Corporation, as amended on
             September 30, 1997 and December 31, 1998.
    +10.19   Engine License Agreement dated October 6, 1997 between the
             Registrant and Toshiba America Consumer Products, Inc.
     10.20   ATVEF Adapter License Agreement dated November 9, 1998
             between the Registrant and INTEL Corporation.
     10.21   Development and License Agreement dated May 17, 1999 between the Registrant and Thomson Consumer Electronics, Inc.
     10.22   Personnel Services Agreement dated November 10, 1997 between
             GE Information Services, Inc. and the Registrant.

    NUMBER                     DESCRIPTION OF DOCUMENT
     10.23   Letter Agreement dated September 10, 1998 between Registrant and General Electric Capital Corporation.
     10.24   Agreement dated January 1, 1999 between Registrant and
             Satellite Services, Inc.
     10.25   Master Service Agreement dated June 8, 1998 between the
             Registrant and Softbank Services Group.
    +10.26   System Addendum dated November 25, 1998 between the
             Registrant and Time Warner Cable of New York City.
     10.27   Agreement of Development of Demonstration Software dated
             January 25, 1999 between the Registrant and Toshiba
             Corporation.
     10.28   Equity Side Letter dated February 23, 1999 between the
             Registrant and The Walt Disney Company.
    +10.29*  Agreement dated May 25, 1999 between the Registrant and
             Microsoft Corporation.
     10.30   Sublease by and between Computer Associates International,
             Inc. and the Registrant dated November 28, 1995, as amended on March 21, 1996.
     10.31   Loan Agreement dated as of September 18, 1996 between the
             Registrant and Venture Lending & Leasing, Inc.
     10.32   Warrant issued to GE Capital Corporation dated June 18,
             1997.
     10.33   Amended and Restated Warrant issued to NBC Multimedia, Inc.
             dated June 18, 1997.
     10.34   Warrant issued to Venture Lending and Leasing, Inc. dated
             September 18, 1996.
     10.35   Warrant issued to GE Capital Corporation dated August 27,
             1998.
     10.36*  Warrants issued to Vulcan Ventures Incorporated dated
             December 2, 1998.
     10.37   Warrant issued to The Walt Disney Company dated February 25,
             1999.
     10.38   Restricted Stock Purchase Agreement dated December 2, 1996 between the Registrant and Mary Agnes Wilderotter.
     10.39   Restricted Stock Purchase Agreement dated January 15, 1998 between the Registrant and Mary Agnes Wilderotter.
     10.40*  Restricted Stock Purchase Agreement dated May 17, 1999 between the Registrant and Howard Schrott.
     10.41   Employment Letter from the Registrant to Mary Agnes
             Wilderotter dated October 21, 1996.
     10.42   Employment Letter from the Registrant to Howard L. Schrott dated May 6, 1999.
     11.1    Statement regarding computation of historical and pro forma net loss per share.
     21.1    List of Subsidiaries.
     23.1    Consent of PricewaterhouseCoopers LLP.
     23.2*   Consent of Counsel (included in Exhibit 5.1).
     24.1    Power of Attorney (filed herewith on the signature page of this Registration Statement).
     27.1    Financial Data Schedule.

---------------
* To be supplied by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Commission. Omitted portions have been filed separately with the Commission.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 8th day of June 1999.

                                      WINK COMMUNICATIONS, INC.

                                      By:     /s/ MARY AGNES WILDEROTTER
                                         ---------------------------------------
                                          Name: Mary Agnes Wilderotter
                                          Title: President and Chief
                                                 Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Mary Agnes Wilderotter, Howard L. Schrott and Allan C. Thygesen or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 8, 1999 in the capacities indicated:

                     SIGNATURE                                            TITLE

            /s/ MARY AGNES WILDEROTTER               President and Chief Executive Officer; Director
---------------------------------------------------  (principal executive officer)
              Mary Agnes Wilderotter

               /s/ HOWARD L. SCHROTT                 Chief Financial Officer; Senior Vice President
---------------------------------------------------  (principal financial officer and principal
                 Howard L. Schrott                   accounting officer)

              /s/ BRIAN P. DOUGHERTY                 Chairman of the Board of Directors and Chief
---------------------------------------------------  Technical Officer
                Brian P. Dougherty

               /s/ BRUCE W. DUNLEVIE                 Director
---------------------------------------------------
                 Bruce W. Dunlevie

                     SIGNATURE                                            TITLE
               /s/ HIDETAKA YAMAMOTO                 Director
---------------------------------------------------
                 Hidetaka Yamamoto

                /s/ F. PHILIP HANDY                  Director
---------------------------------------------------
                  F. Philip Handy

                 /s/ JEFFREY COATS                   Director
---------------------------------------------------
                   Jeffrey Coats

               /s/ WILLIAM SCHLEYER                  Director
---------------------------------------------------
                 William Schleyer

                 /s/ MICHAEL FUCHS                   Director
---------------------------------------------------
                   Michael Fuchs

                                 EXHIBIT INDEX

NUMBER                    DESCRIPTION OF DOCUMENT
  1.1*  Form of Underwriting Agreement.
  3.1*  Amended and Restated Articles of Incorporation of the
        Registrant's California predecessor.
  3.2   Certificate of Incorporation of the Registrant.
  3.3*  Amended and Restated Certificate of Incorporation of the
        Registrant.
  3.4   Form of Second Amended and Restated Certificate of
        Incorporation of the Registrant to be filed following the
        closing of the offering.
  3.5   Bylaws of the Registrant.
  4.1*  Specimen Common Stock Certificate.
  4.2*  Fourth Investor Rights Agreement dated as of June   , 1999
        between the Registrant and the individuals and entities
        listed in the exhibit thereto.
  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati regarding the legality of the common stock being registered.
 10.1   Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.2   1994 Stock Plan and form of agreement thereunder.
 10.3*  1999 Stock Plan and form of agreement thereunder.
 10.4*  1999 Director Stock Option Plan and form of agreement thereunder.
 10.5*  1999 Employee Stock Purchase Plan and form of agreement thereunder.
+10.6   Charter Programmer Affiliation Agreement dated February 23,
        1999 between the Registrant and ABC, Inc.
+10.7   Charter Programmer Affiliation Agreement dated March 23,
        1999 between the Registrant and CBS Corporation.
 10.8   Equity Side Letter dated March 23, 1999 between the
        Registrant and CBS Corporation and warrant issued to CBS
        Corporation dated March 23, 1999.
+10.9   Letter Agreement dated June 3, 1997 between the Registrant and NBC Multimedia, Inc. dba NBC Interactive Media.
+10.10  Cable Affiliation Agreement dated October 8, 1997 between the Registrant and Charter Communications, Inc., as amended on March 16, 1998 and March 12, 1999.
+10.11  Cable Affiliation Agreement dated December 10, 1998 between the Registrant and Comcast Programming.
 10.12  Cable Affiliation Agreement dated January 15, 1999 between the Registrant and Coxcom, Inc. d/b/a Cox Communications
        Palos Verdes.
+10.13  Master Affiliation Agreement dated December 22, 1998 between the Registrant and DirecTV, Inc., as amended on December 22,
        1998.
+10.14  Master Cable Affiliation Agreement dated September 23, 1998 between the Registrant and Time Warner Cable.
+10.15  Development and License Agreement dated June 8, 1995 between the Registrant and General Instrument Corporation of
        Delaware, as amended on January 24, 1997 and August 18,
        1997.
+10.16  Development and License Agreement dated January 15, 1996 between the Registrant and Scientific-Atlanta, Inc., as
        amended on January 27, 1998.
+10.17  Application Server License Agreement dated September 30,
        1997 between the Registrant and Toshiba Corporation, as
        amended on September 30, 1997 and December 31, 1998.
+10.18  Engine License Agreement dated September 30, 1997 between the Registrant and Toshiba Corporation, as amended on
        September 30, 1997 and December 31, 1998.
+10.19  Engine License Agreement dated October 6, 1997 between the
        Registrant and Toshiba America Consumer Products, Inc.

NUMBER                    DESCRIPTION OF DOCUMENT
 10.20  ATVEF Adapter License Agreement dated November 9, 1998 between the Registrant and INTEL Corporation.
 10.21  Development and License Agreement dated May 17, 1999 between the Registrant and Thomson Consumer Electronics, Inc.
 10.22  Personnel Services Agreement dated November 10, 1997 between
        GE Information Services, Inc. and the Registrant.
 10.23  Letter Agreement dated September 10, 1998 between Registrant and General Electric Capital Corporation.
 10.24  Agreement dated January 1, 1999 between Registrant and
        Satellite Services, Inc.
 10.25  Master Service Agreement dated June 8, 1998 between the
        Registrant and Softbank Services Group.
+10.26  System Addendum dated November 25, 1998 between the
        Registrant and Time Warner Cable of New York City.
 10.27  Agreement of Development of Demonstration Software dated
        January 25, 1999 between the Registrant and Toshiba
        Corporation.
 10.28  Equity Side Letter dated February 23, 1999 between the
        Registrant and The Walt Disney Company.
+10.29* Agreement dated May 25, 1999 between the Registrant and
        Microsoft Corporation.
 10.30  Sublease by and between Computer Associates International,
        Inc. and the Registrant dated November 28, 1995, as amended on March 21, 1996.
 10.31  Loan Agreement dated as of September 18, 1996 between the
        Registrant and Venture Lending & Leasing, Inc.
 10.32  Warrant issued to GE Capital Corporation dated June 18,
        1997.
 10.33  Amended and Restated Warrant issued to NBC Multimedia, Inc.
        dated June 18, 1997.
 10.34  Warrant issued to Venture Lending and Leasing, Inc. dated
        September 18, 1996.
 10.35  Warrant issued to GE Capital Corporation dated August 27,
        1998.
10.36*  Warrants issued to Vulcan Ventures Incorporated dated
        December 2, 1998.
 10.37  Warrant issued to The Walt Disney Company dated February 25,
        1999.
 10.38  Restricted Stock Purchase Agreement dated December 2, 1996 between the Registrant and Mary Agnes Wilderotter.
 10.39  Restricted Stock Purchase Agreement dated January 15, 1998 between the Registrant and Mary Agnes Wilderotter.
10.40*  Restricted Stock Purchase Agreement dated May 17, 1999 between the Registrant and Howard Schrott.
 10.41  Employment Letter from the Registrant to Mary Agnes
        Wilderotter dated October 21, 1996.
 10.42  Employment Letter from the Registrant to Howard L. Schrott dated May 6, 1999.
 11.1   Statement regarding computation of historical and pro forma net loss per share.
 21.1   List of Subsidiaries.
 23.1   Consent of PricewaterhouseCoopers LLP.
 23.2*  Consent of Counsel (included in Exhibit 5.1).
 24.1   Power of Attorney (filed herewith on the signature page of this Registration Statement).
 27.1   Financial Data Schedule.